Form 10KSB, Exhibit 13
period 1995-12-31
BAY COMMERCIAL SERVICES
filed 1996-04-01
CIK 707854

                                                                    EXHIBIT 13


                                             FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)        1995        1994        1993        1992         1991
- -------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31:
Interest income                                      $ 7,456     $ 6,086     $ 5,520     $ 6,215      $ 7,575
Interest income on a taxable equivalent basis          7,505       6,146       5,591       6,285        7,632
Interest expense                                       2,310       1,766       1,552       2,206        3,197
Net interest income                                    5,146       4,320       3,968       4,009        4,378
Net interest income on a taxable equivalent basis      5,195       4,380       4,039       4,079        4,436
Net income (loss)                                        945         619         374        (220)         696
Net income (loss) per common and equivalent share       0.78        0.55        0.35       (0.20)        0.61
Return on average assets                                 1.0%        0.7%        0.5%       (0.3)%        0.9%
Return on average shareholders' equity                  11.1%        7.9%        5.1%       (2.9)%        9.5%
- -------------------------------------------------------------------------------------------------------------
AT DECEMBER 31:

Assets                                               $92,819     $89,193     $81,895     $81,880      $80,591
Loans                                                 58,152      51,566      48,777      52,899       57,030
Securities                                            20,410      25,988      24,421      16,979       14,567
Deposits                                              80,253      79,258      72,609      71,913       70,633
Shareholders' equity                                   8,767       7,946       7,632       7,208        7,377
Book value per share                                 $  8.14     $  7.36     $  7.07     $  6.67      $  6.83

- -------------------------------------------------------------------------------------------------------------



                     BAY COMMERCIAL SERVICES AND SUBSIDIARY



(INSIDE FRONT COVER)

                           REPORT TO OUR SHAREHOLDERS

The Company completed another successful year in 1995, with net income of $945,000 or $0.78 per share. This represents a strong 53% increase over 1994's net income of $619,000 or $0.55 per share. The growth in earning assets and a higher net interest margin were important factors contributing to the increase in 1995 net income.

Reflecting the overall improvement in the California economy during the year, the business climate in the East Bay Region continued to strengthen and provide a more favorable environment for loan and deposit growth compared to 1994. As a result, the Company experienced strong growth of $6,227,000 or 8.3% in average earning assets during the year.

The average yield on earning assets was higher in 1995 even though short-term interest rates, and the prime rate, peaked by mid-year and then declined. With the increase in interest income, in addition to some moderation in the cost of funds during the year, the Company's net interest margin rose to 6.3% for 1995 as compared to 5.7% in 1994.

As a result of the increase in 1995 earnings, and the strength of the Company's year-end capital position, the Board of Directors approved a cash dividend of $0.30 per share that was paid in January 1996.

For the second year in a row, the Bank was recognized for outstanding performance by two prestigious bank research firms. Veribanc, Inc. awarded its Blue Ribbon rating for safety and soundness and rated the Bank as an Elite financial institution. The Bank was also rated as a Premier Performing bank by the California based Findley Company.

Following the trend of national bank consolidation in recent years, bank mergers are likely to have a significant impact on the industry in California for the foreseeable future. Currently, four of California's largest banks are in the process of merging into two; and here in the East Bay, a recently announced merger will transform 25 branches of 5 local independent banks, that are operating under a holding company, into branches of an out-of-state bank.

As these banks consolidate operations and reduce staffing to cut costs, we expect it will have a direct impact on their customer service over the next few years, presenting an opportunity for us to gain additional market share.

Since opening in 1981, we have been committed to providing exceptional banking service to the business community in the East Bay. The development of long-term banking relationships and customer satisfaction have been the focus of this approach. As other banks cut back operations, our commitment to personal service will have even more importance for those customers who want this added value.

To ensure our competitive advantage during 1996 and beyond, we are developing new deposit, loan and electronic banking products to offer to our core business customers. As the cost of computers goes down and access to information increases in value, the delivery of account information through personal computer based technology becomes more important.

We look forward to a promising year and thank you for your continued support.

/s/ WILLIAM R. HENSON
WILLIAM R. HENSON
CHAIRMAN
BAY BANK OF COMMERCE

/s/ RICHARD M. KAHLER
RICHARD M. KAHLER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
BAY BANK OF COMMERCE
BAY COMMERCIAL SERVICES

/s/ JOSHUA FONG, O.D.
JOSHUA FONG, O.D.
CHAIRMAN
BAY COMMERCIAL SERVICES



                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------------
December 31 (dollars in thousands):                                   1995        1994
ASSETS
Cash and due from banks                                            $ 5,057     $ 5,476
Federal funds sold                                                   6,700       2,530
- --------------------------------------------------------------------------------------
  Cash and cash equivalents                                         11,757       8,006
- --------------------------------------------------------------------------------------
Securities available for sale stated at market value
  (amortized cost $13,045 for 1995; $11,399 for 1994)               13,199      11,165
Securities held to maturity (market values of $7,339 for 1995;
  $14,146 for 1994)                                                  7,211      14,823
Loans held for sale                                                  4,984       3,929
Loans                                                               53,168      47,637
  Allowance for loan losses                                           (982)       (756)
- --------------------------------------------------------------------------------------
  Net loans                                                         57,170      50,810
- --------------------------------------------------------------------------------------
Premises and equipment, net                                          2,139       2,286
Interest and fees receivable                                           600         539
Other real estate owned                                                359         854
Other assets                                                           384         710
- --------------------------------------------------------------------------------------
  TOTAL ASSETS                                                     $92,819     $89,193
- --------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                       $26,841     $24,252
  Savings and interest-bearing demand                               24,516      28,593
  Time                                                              23,773      21,123
  Certificates of deposit, $100,000 and over                         5,123       5,290
- --------------------------------------------------------------------------------------
  Total deposits                                                    80,253      79,258
- --------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                       2,203       1,036
Interest payable and other liabilities                               1,596         953
- --------------------------------------------------------------------------------------
  Total liabilities                                                 84,052      81,247
- --------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 9, 11 and 12)            ---         ---

Shareholders' equity:
  Common stock--no par value: authorized 20,000,000
    shares; issued and outstanding 1,076,720 shares in 1995 and
    1,079,985 shares in 1994                                         3,662       3,695
  Retained earnings                                                  5,011       4,389
  Net unrealized gain (loss) on securities available for sale           94        (138)
- --------------------------------------------------------------------------------------
  Total shareholders' equity                                         8,767       7,946
- --------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $92,819     $89,193
- --------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                                  CONSOLIDATED INCOME STATEMENTS
- -------------------------------------------------------------------------------------------------
Years ended December 31 (in thousands, except per share amounts):      1995       1994       1993
Interest income:
  Loans, including fees                                              $5,764     $4,729     $4,420
  Federal funds sold                                                    368        155        111
  Investment securities:
    Taxable                                                           1,217      1,076        843
    Nontaxable                                                          107        126        146
- -------------------------------------------------------------------------------------------------
    Total interest income                                             7,456      6,086      5,520
- -------------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    Savings and interest-bearing demand                                 716        638        621
    Time                                                              1,240        833        622
    Certificates of deposit, $100,000 and over                          294        261        268
  Other borrowed funds                                                   60         34         41
- -------------------------------------------------------------------------------------------------
    Total interest expense                                            2,310      1,766      1,552
- -------------------------------------------------------------------------------------------------
    Net interest income                                               5,146      4,320      3,968
Benefit for loan losses                                                 155        100        ---
- -------------------------------------------------------------------------------------------------
    Net interest income after
      benefit for loan losses                                         5,301      4,420      3,968
- -------------------------------------------------------------------------------------------------
Noninterest income:
  Service charges and fees                                              240        264        273
  Bankcard income                                                       211        181        178
  Loan servicing                                                        170        194        228
  Net gain on sale of OREO                                               57         68        141
  Gain on sale of mortgage servicing rights                             ---         43         91
  Gain on sale of loans                                                   7          7        201
  Securities gains (losses)                                             (35)        (3)        16
  Other                                                                  66        322         50
- -------------------------------------------------------------------------------------------------
    Total noninterest income                                            716      1,076      1,178
- -------------------------------------------------------------------------------------------------
Noninterest expenses:
  Salaries and employee benefits                                      2,470      2,437      2,342
  Occupancy                                                             596        608        657
  Other                                                               1,406      1,473      1,627
- -------------------------------------------------------------------------------------------------
    Total noninterest expenses                                        4,472      4,518      4,626
- -------------------------------------------------------------------------------------------------
    Income before income tax expense                                  1,545        978        520
Income tax expense                                                      600        359        146
- -------------------------------------------------------------------------------------------------
    NET INCOME                                                       $  945     $  619     $  374
- -------------------------------------------------------------------------------------------------
    NET INCOME PER COMMON AND EQUIVALENT SHARE                       $ 0.78     $ 0.55     $ 0.35
- -------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
- ----------------------------------------------------------------------------------------------------
Years ended December 31 (in thousands):                               1995         1994         1993
Cash flows from operating activities:
  Net income                                                      $    945     $    619     $    374
  Adjustments to reconcile net income to
    net cash provided by (used in) operating activities:
      Depreciation and amortization                                    166           27          313
      Benefit for loan losses                                         (155)        (100)         ---
      Unamortized deferred loan fees, net                              122           44          (77)
      Securities (gains) losses                                         35            3          (16)
      Gain on sale of mortgage servicing rights                        ---          (43)         (76)
      Originations of mortgage loans held for sale                     ---       (1,907)     (22,699)
      Originations of SBA loans held for sale                       (1,090)      (1,999)      (6,143)
      Proceeds from the sale of mortgage loans held for sale           ---        1,954       24,017
      Proceeds from the sale of SBA loans held for sale                188          221        3,587
      Receipts net of expenses due to OREO                             (73)         (59)        (134)
      Loss on sale of equipment                                        ---           14            3
      Change in interest and fees receivable and other assets          169         (117)         678
      Change in interest payable and other liabilities                 658          189          184
- ----------------------------------------------------------------------------------------------------
  Net cash provided by (used in) operating activities                  965       (1,154)          11
- ----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale                 965        1,248        1,527
  Proceeds from maturities of securities available for sale         21,369       25,823          ---
  Proceeds from maturities of securities held to maturity            3,044        2,564       10,668
  Purchase of securities available for sale                        (14,891)     (24,725)         ---
  Purchase of securities held to maturity                           (4,446)      (6,459)     (19,644)
  Net change in loans                                               (5,115)      (1,182)       2,955
  Proceeds from sale of mortgage servicing rights                      ---           30           76
  Proceeds from sale of OREO                                            76          110        1,647
  Purchases of premises and equipment                                 (131)        (102)         (75)
  Proceeds from sale of equipment                                        2           27           31
- ----------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                873       (2,666)      (2,815)
- ----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in noninterest-bearing demand deposits                  2,589        3,070        1,289
  Net change in savings and interest-bearing demand deposits        (4,077)       1,586        1,505
  Net change in time deposits                                        2,650        3,110         (766)
  Net change in certificates of deposit, $100,000 and over            (167)      (1,117)      (1,332)
  Net change in securities sold under agreements to repurchase       1,167           51       (1,227)
  Exercise of stock options                                              9          ---          ---
  Repurchase and retirement of common stock                            (42)         ---          ---
  Cash dividends paid                                                 (216)         ---          ---
- ----------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities              1,913        6,700         (531)
- ----------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                          3,751        2,880       (3,335)
Cash and cash equivalents at beginning of year                       8,006        5,126        8,461
- ----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 11,757     $  8,006     $  5,126
- ----------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Cash paid (received) during the period for:
    Interest                                                      $  2,128     $  1,673     $  1,527
    Income taxes                                                       139          253         (186)
  Noncash investing activities during the period:
    Repossession of loan collateral                               $    319     $    103     $  2,288
    Loan in connection with sale of OREO                             1,003           32          ---
  Noncash financing activities during the period:
    Reduction of guaranteed ESOP obligation                        $   ---     $     49     $     50


See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                                         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
- ---------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1995, 1994, and 1993 (dollars in thousands, except per share amounts):

                                                                                   NET UNREALIZED
                                                                                      GAIN (LOSS)
                                                                                    ON SECURITIES    GUARANTEED             TOTAL
                                                  SHARES      COMMON   RETAINED         AVAILABLE          ESOP     SHAREHOLDERS'
                                             OUTSTANDING       STOCK   EARNINGS          FOR SALE    OBLIGATION            EQUITY
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                       1,079,985      $3,695     $3,612                           $(99)            $7,208
Reduction of guaranteed ESOP obligation                                                                     50                 50
Net income                                                                  374                                               374
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                     1,079,985       3,695      3,986                            (49)             7,632
Cash dividends declared ($0.20/share)                                      (216)                                             (216)
Net unrealized loss on adoption of SFAS 115                                                 $ (12)                            (12)
Reduction of guaranteed ESOP obligation                                                                     49                 49
Net unrealized loss on securities
  available for sale                                                                         (126)                           (126)
Net income                                                                  619                                               619
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                     1,079,985       3,695      4,389              (138)         ---              7,946
Exercise of stock options                          1,735           9                                                            9
Repurchase and retirement of common stock         (5,000)        (42)                                                         (42)
Cash dividends declared ($0.30/share)                                      (323)                                             (323)
Net unrealized gain on securities
  available for sale                                                                          232                             232
Net income                                                                  945                                               945
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     1,076,720      $3,662     $5,011             $  94         $---             $8,767
- ---------------------------------------------------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

Notes to Consolidated Financial Statements for Years Ended December 31, 1995, 1994, and 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Bay Commercial Services (Company) and its wholly owned subsidiary, Bay Bank of Commerce (Bank), conform with generally accepted accounting principles and prevailing practices within the banking industry. The methods of applying those principles which materially affect the consolidated financial statements are summarized below.

CONSOLIDATION

The consolidated financial statements include the Company and the Bank. Significant intercompany accounts and transactions are eliminated in consolidation.

NATURE OF OPERATIONS

The Company is principally engaged in business-oriented banking in the County of Alameda, California. The Company primarily grants commercial loans, the majority of which are secured by owner-occupied commercial properties. Lending in residential and consumer categories is limited. Although the Company has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector of Northern California, including the real estate markets of the Northern California Bay Area.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses as of the date and for the periods presented. Actual results could differ from those estimates.

INVESTMENTS IN DEBT SECURITIES

Investments in debt securities are classified according to the requirements of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This Statement requires entities to classify debt and equity securities into one of three categories, held-to-maturity, trading or available-for-sale. Investments in debt securities are classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. All other investments in debt securities are classified as either trading securities, which are bought and held principally for sale in the near term and are carried at market value with a corresponding recognition of the unrealized holding gain or loss in results of operations, or as available-for- sale securities, which are all other securities and are carried at market value with a corresponding recognition of the unrealized holding gain or loss as a net amount in a separate component of shareholders' equity until realized.

Amortization of premiums and accretion of discounts arising at acquisition of investment securities are included in income using methods that approximate the interest method. Gains or losses on the sale of securities are computed using the specific identification method.

LOANS

Loans held for investment are stated at the principal amount outstanding net of deferred loan fees. Interest on loans is credited to income as earned. Accrual of interest income is discontinued when the payment of interest or principal is 90 days or more past due, except when the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not received is generally reversed.

Loans held for sale include the portions of certain loans which are guaranteed by the federal Small Business Administration (SBA). These loans are stated at the lower of aggregate cost or market value. Market value is determined by reference to quoted yields for similar types of instruments.

In determining the gain realized on the sale of SBA guaranteed loans, the recorded investment is allocated between the portion of the loan sold, the portion retained, and excess servicing, based on relative fair values as of the date the loan is sold.

ALLOWANCE FOR LOAN LOSSES

The Bank provides for possible loan losses by a charge to operating income based upon the composition of the loan portfolio, past loan loss experience, current economic conditions and other factors which, in management's judgment, deserve recognition in estimating loan losses. Management will charge off loans when it determines there has been a permanent impairment of the related carrying values. Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

On January 1, 1995, SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures, became effective. SFAS No. 114 provides new rules for measuring losses on impaired loans. Impaired loans are required to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends SFAS No. 114 and eliminates its provisions regarding how a creditor should report income on an impaired loan and, as a result, allows creditors to continue to use existing methods for recognizing income on impaired loans. The implementation of these Statements in 1995 had no material impact on the Company's consolidated financial statements.

The Bank will classify a loan as impaired when, based on current information and events, it is likely that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank applies its normal loan review procedures when determining whether a loan covered by SFAS No. 114 is impaired. Impaired loans are those loans identified under the Bank's internal rating system as "doubtful" or "loss" or those "substandard" loans which have been placed on nonaccrual. Restructured loans are always classified as impaired. There were no loans at December 31, 1995, which the Company considered impaired.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 Notes to Consolidated Financial Statements for Years Ended December 31, 1995,
                                 1994, and 1993

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method over estimated useful lives ranging from three to fifteen years. Leasehold improvements are capitalized at cost and are amortized over the lesser of the term of the lease or the estimated useful lives of the improvements ranging from fifteen to twenty-five years. The Company adopted SFAS No. 121, Accounting for the Impairment of Long-lived Assets to be Disposed Of, effective January 1, 1995. The adoption of this Statement had no impact on the Company's financial condition or results of operations.

OTHER REAL ESTATE OWNED (OREO)

OREO consists of real estate acquired as a result of legal foreclosure or through receipt of a deed in lieu of foreclosure. OREO amounts are carried at the lower of cost or fair value less estimated costs of disposal. When the property is acquired, any excess of the loan balance over fair value of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are included in noninterest income or noninterest expense. OREO assets are not being depreciated and any rental income is applied against current expenses or the recorded balance of the asset.

INCOME TAXES

The Company and the Bank file a consolidated federal income tax return and a combined California franchise tax return. Amounts provided for income tax expenses are determined based on the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the consolidated financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE

Net income per common and equivalent share is computed by dividing net income by the average number of outstanding common shares including the dilutive effect of stock options. Weighted average common and equivalent shares were 1,215,877, 1,127,920 and 1,079,985 for 1995, 1994 and 1993, respectively.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules but requires disclosure in a note to the financial statements of the pro-forma net income and net income per common and equivalent share as if the company had applied the new method of accounting. The Company intends to follow these disclosure requirements for its employee stock plans. As a result, adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

CASH AND CASH EQUIVALENTS

The Company considers cash on hand, cash due from banks and federal funds sold for less than 90 day periods to be cash and cash equivalents.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the financial statement presentation for the current year. The reclassifications had no impact on the Bank's results of operations or shareholders' equity.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 Notes to Consolidated Financial Statements for Years Ended December 31, 1995,
                                 1994, and 1993

(2) SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

The amortized cost, unrealized gains (losses), estimated market value and weighted average yield of investments in debt securities at December 31, 1995 and 1994 are as follows:

                                                 1995
- -----------------------------------------------------------------------------------------------------
                                                    Amortized  Unrealized   Unrealized      Estimated
(in thousands)                                           Cost       Gains       Losses   Market Value
- -----------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
 U.S. Treasury and agency securities                 $ 4,197         $ 50         $---        $ 4,247
 Obligations of states and political subdivisions      2,831           73           (2)         2,902
 Mortgage-backed securities                              183            7          ---            190
- -----------------------------------------------------------------------------------------------------
                                                     $ 7,211         $130         $ (2)       $ 7,339
- -----------------------------------------------------------------------------------------------------
  Weighted average yield 5.96%
- -----------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
 U.S. Treasury and agency securities                 $11,989         $167         $(13)       $12,143
 Corporate securities                                    500            4          ---            504
 Mortgage-backed securities                              556          ---           (4)           552
- -----------------------------------------------------------------------------------------------------
                                                     $13,045         $171         $(17)       $13,199
- -----------------------------------------------------------------------------------------------------
  Weighted average yield 6.13%
- -----------------------------------------------------------------------------------------------------

                                                 1994
- -----------------------------------------------------------------------------------------------------
                                                    Amortized  Unrealized   Unrealized      Estimated
(in thousands)                                           Cost       Gains       Losses   Market Value
- -----------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
 U.S. Treasury and agency securities                  $11,471         ---        $(668)       $10,803
 Obligations of states and political subdivisions       2,954        $ 22          (24)         2,952
 Mortgage-backed securities                               398         ---           (7)           391
- -----------------------------------------------------------------------------------------------------
                                                      $14,823        $ 22        $(699)       $14,146
- -----------------------------------------------------------------------------------------------------
  Weighted average yield 5.83%
- -----------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
 U.S. Treasury and agency securities                  $ 2,000         ---        $(109)       $ 1,891
 Corporate securities                                   6,482         ---          (81)         6,401
 Bankers acceptances                                    1,984         ---          (12)         1,972
 Mortgage-backed securities                               933         ---          (32)           901
- -----------------------------------------------------------------------------------------------------
                                                      $11,399         ---        $(234)       $11,165
- -----------------------------------------------------------------------------------------------------
  Weighted average yield 5.50%
- -----------------------------------------------------------------------------------------------------

Securities with a carrying amount of $6,795,000 and $6,435,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law or contract.

During 1995, the Financial Accounting Standards Board allowed a one time transfer of securities between the held-to-maturity and the available-for-sale categories. The Bank transferred approximately $10,998,000 from its held-to-maturity category to its available-for-sale category.

The amortized cost, estimated market value and weighted average yield of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Securities held to maturity       Securities available for sale
                                         ---------------------------------------------------------------
                                         Amortized         Estimated       Amortized            Weighted
(in thousands)                                Cost       Market Value           Cost        Market Value
- --------------------------------------------------------------------------------------------------------
Due in one year or less                     $  241            $  242         $ 1,494             $ 1,503
Due after one year through five years        4,304             4,377           7,551               7,619
Due after five years through ten years       2,483             2,530           4,000               4,077
Due after ten years                            183               190             ---                 ---
- --------------------------------------------------------------------------------------------------------
                                            $7,211            $7,339         $13,045             $13,199
- --------------------------------------------------------------------------------------------------------

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 Notes to Consolidated Financial Statements for Years Ended December 31, 1995,
                                 1994, and 1993

(2) SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE
FOR SALE, CONTINUED

At December 31, 1995, 84% of the portfolio was composed of "AAA" rated U.S. Treasury and agency securities. The balance of the portfolio was composed of municipal and other debt securities rated as follows: 4% rated "AAA"; 6% rated "AA," and 6% rated "A." Municipal securities comprised 14% of the Bank's portfolio and are primarily issued by smaller, local government entities subject to a less active trading market. All other securities are subject to an active trading market and are widely available to the public.

Following is a schedule of gains (losses) realized on sales of securities for the years ended December 31:

(in thousands)                             1995            1994            1993
- --------------------------------------------------------------------------------
Gains                                      $---            $ 11             $19
Losses                                      (35)            (14)             (3)
- --------------------------------------------------------------------------------
Net gains (losses)                         $(35)           $ (3)            $16
- --------------------------------------------------------------------------------



(3) LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans at December 31 consisted of the following:

(in thousands)                                        1995                 1994
- --------------------------------------------------------------------------------
Commercial                                         $13,319              $12,416
Real Estate:
  Construction                                       2,250                1,039
  Mortgage                                          35,137               33,229
Held for sale                                        4,984                3,929
Installment                                          1,211                  885
Other                                                1,810                  656
- --------------------------------------------------------------------------------
                                                    58,711               52,154
- --------------------------------------------------------------------------------
Deferred loan fees                                    (559)                (588)
- --------------------------------------------------------------------------------
                                                   $58,152              $51,566
- --------------------------------------------------------------------------------

Loans on which the accrual of interest had been discontinued amounted to $626,000 at December 31, 1994. There were no such loans at December 31, 1995. No interest was recognized on such loans and if interest on such loans had been accrued, it would have amounted to approximately $60,000 for 1994.

Certain directors and executive officers of the Company, certain entities to which they are related and certain of their relatives are loan customers of the Bank. Such loans, all of which were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, were $66,000 and $76,000 at December 31, 1995 and 1994, respectively. At December 31, 1995, all of these loans were revolving lines of credit with credit limits in the aggregate of $90,000. At December 31, 1994, such loans were all revolving lines of credit with credit limits in the aggregate of $132,000.

Following is a schedule of the activity in the allowance for loan losses for the years ended December 31:

(in thousands)                               1995           1994           1993
- --------------------------------------------------------------------------------
Beginning Balance                           $ 756          $ 866         $1,060
- --------------------------------------------------------------------------------
Loans charged off                             (27)          (133)          (607)
Recoveries on loans
  charged off                                 408            123            413
- --------------------------------------------------------------------------------
Net (charge-offs) recoveries                  381            (10)          (194)
Benefit for reduction
  in allowance                               (155)          (100)           ---
- --------------------------------------------------------------------------------
Balance, end of year                        $ 982          $ 756         $  866
- --------------------------------------------------------------------------------

During 1994, the Company closed its mortgage division and sold the remainder of its mortgage servicing rights to approximately $2,765,000 of mortgage loans to an independent third party for approximately $30,000. Under the terms of the sale, the purchaser has limited recourse to the Company. The Company does not anticipate its liability under the recourse provisions to be material and has provided for that estimate in the consolidated financial statements.

The Company originates, and in certain instances sells, a portion of its Small Business Administration (SBA) loans with servicing retained. The amount of SBA loans serviced for others at December 31, 1995 and 1994 was approximately $18,289,000 and $20,499,000, respectively.

(4) PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of:

(in thousands)                                           1995              1994
- --------------------------------------------------------------------------------
Land                                                  $   354           $   354
Premises                                                1,091             1,095
Furniture and equipment                                 1,800             1,988
Leasehold improvements                                  1,224             1,214
- --------------------------------------------------------------------------------
                                                        4,469             4,651
- --------------------------------------------------------------------------------
Less accumulated
  depreciation and amortization                        (2,330)           (2,365)
- --------------------------------------------------------------------------------
                                                      $ 2,139           $ 2,286
- --------------------------------------------------------------------------------


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

Notes to Consolidated Financial Statements for Years Ended December 31, 1995, 1994, and 1993

(5) INCOME TAXES

Components of income tax expense (benefit) for the years ended December 31 were as follows:

(in thousands)                              1995            1994            1993
- --------------------------------------------------------------------------------
Current:
  Federal                                   $456            $281            $ 47
  State                                      146              79               4
- --------------------------------------------------------------------------------
    Total current                            602             360              51
- --------------------------------------------------------------------------------
Deferred:
  Federal                                    (20)             15              85
  State                                       18             (16)             10
- --------------------------------------------------------------------------------
    Total deferred                            (2)             (1)             95
- --------------------------------------------------------------------------------
                                            $600            $359            $146
- --------------------------------------------------------------------------------

The cumulative deferred income tax benefits at December 31 were as follows:

(in thousands)                                             1995            1994
- --------------------------------------------------------------------------------
Deferred tax assets:
  State franchise tax                                     $  51           $  20
  Provision for loan losses                                 114             184
  Nonaccrual interest                                       ---              23
  Investments available for
    sale recorded at market                                 ---              96
  Other                                                      66              25
- --------------------------------------------------------------------------------
    Total deferred tax assets                               231             348
- --------------------------------------------------------------------------------
Deferred tax liabilities:
  Investments available for
    sale recorded at market                                 (60)            ---
  Differences in tax and
    book depreciation                                      (198)           (215)
  Other                                                     (28)            (30)
- --------------------------------------------------------------------------------
    Total deferred tax liabilities                         (286)           (245)
- --------------------------------------------------------------------------------
                                                          $ (55)          $ 103
- --------------------------------------------------------------------------------

The effective tax rate as a percentage of income or loss before income tax expense or benefit differs from the statutory federal income tax rate as follows:

                                            1995           1994           1993
- --------------------------------------------------------------------------------
Statutory federal
  income tax rate                           35.0%          35.0%          35.0%
Increase (decrease)
  resulting from:
  Tax exempt income
    on municipal securities                 (2.1)          (4.2)          (9.5)
  State franchise taxes,
    net of federal benefit                   7.0            7.0            7.3
  Other                                     (1.1)          (1.1)          (4.6)
- --------------------------------------------------------------------------------
    Effective tax rate                      38.8%          36.7%          28.2%
- --------------------------------------------------------------------------------

(6) STOCK OPTION PLAN

Under the Company's stock option plan, up to 303,186 shares of the Company's common stock were reserved for the purpose of granting stock options to directors, officers and key employees. Under the plan, options may not be granted at a price less than the fair market value at the date of the grant, may be exercised over a ten-year term and vest ratably over periods of up to five years from the date of the grant. Options for the purchase of 196,950 shares were exercisable and 8,920 shares were available for grant as of December 31, 1995.

The following is a summary of changes in options outstanding:

                                                                        EXERCISE
                                                      SHARES               PRICE
- --------------------------------------------------------------------------------
Outstanding at January 1, 1993                        265,700       $5.250-$8.50
Options forfeited                                     (29,125)       5.375-5.625
Options granted                                         5,000               3.50
- -------------------------------------------------------------
Outstanding at December 31, 1993                      241,575          3.50-8.50
Options forfeited                                     (97,065)         3.50-8.50
Options granted                                       153,741               4.25
- -------------------------------------------------------------
Outstanding at December 31, 1994                      298,251         4.25-5.625
Options forfeited                                     (21,000)        4.25-5.375
Options exercised                                      (1,735)        4.25-5.625
Options granted                                        18,750              7.875
- -------------------------------------------------------------
Outstanding at December 31, 1995                      294,266       $4.25-$7.875
- --------------------------------------------------------------------------------

(7) EMPLOYEE STOCK OWNERSHIP PLAN

All employees of the Company who have satisfied age and length of service requirements are eligible to participate in an employee stock ownership plan
(ESOP). Contributions by the Company were $68,000 in 1995, $63,000 in 1994 and $98,000 in 1993.

In May of 1990, the ESOP entered into a loan agreement with a bank unaffiliated with the Company to borrow up to $200,000 and used the proceeds of the loan to purchase 23,505 shares of Bay Commercial Services common stock. Since the Company had guaranteed the ESOP's borrowings, the unpaid balance was reported as a liability of the Company and a corresponding amount, representing unearned compensation, was shown as a reduction of shareholders' equity. In 1994, this borrowing was paid in full by the ESOP.

(8) EMPLOYEE SAVINGS PLAN

The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees. The plan provides for employer matching contributions at 50% of employee contributions, not to exceed 2.5% of eligible employee compensation. The Company's expense was $35,000 for 1995, $32,000 for 1994 and $35,000 for 1993.

(9) LEASE COMMITMENTS

The Company leases certain premises under non-cancelable operating leases. Future minimum rental payments as of December 31, 1995 are as follows:

                                                 AMOUNT
                   YEAR                  (IN THOUSANDS)
- --------------------------------------------------------------------------------
                   1996                            $156
                   1997                             156
                   1998                             156
                   1999                             156
                   2000                             161
                   Thereafter                       836

Rent expense was $164,000 in 1995 and $160,000 in both 1994 and 1993.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

Notes to Consolidated Financial Statements for Years Ended December 31, 1995, 1994, and 1993

(10) OTHER INCOME AND EXPENSES

Components of other income and expenses which exceed one percent of total income in at least one of the years presented are shown below for the years ended December 31:

(in thousands)                                  1995          1994          1993
- --------------------------------------------------------------------------------
Other income:
  Recovery of prior years'
    expenses in connection
    with OREO                                 $  ---        $  215        $  ---
  Other                                           66           107            50
- --------------------------------------------------------------------------------
                                              $   66        $  322        $   50
- --------------------------------------------------------------------------------
Other expenses:
  Data processing                             $  278        $  242        $  189
  Professional services                          196           285           367
  Bankcard                                       164           139           159
  Directors' fees and expenses                   145            83            99
  FDIC insurance                                  90           191           198
  Other bank insurance                            77            88            95
  Other                                          456           445           520
- --------------------------------------------------------------------------------
                                              $1,406        $1,473        $1,627
- --------------------------------------------------------------------------------

(11) PENDING LITIGATION

The Company and the Bank are involved in various legal proceedings. Management, after reviewing these proceedings with legal counsel, believes the aggregate liability, if any, will not materially affect the Company's consolidated financial position or results of operations.

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk which occur in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's commitments to extend credit totaled approximately $15,057,000 and $11,079,000 at December 31, 1995 and 1994, respectively. Commitments under standby letters of credit approximated $335,000 and $97,000 at December 31, 1995 and 1994, respectively. Commitments under the Bank's credit card program approximated $649,000 and $647,000 at December 31, 1995 and 1994, respectively. No significant losses are anticipated as a result of these commitments. Most of the outstanding commitments to extend credit are at variable rates tied to the Bank's reference rate.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit issued is the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments. The Company controls the credit risk of the off-balance sheet financial instruments through the normal credit approval and monitoring process. Unless noted, the Company does not necessarily require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit- worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments, the majority of which are for one year or less, issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(13) REGULATORY RESTRICTIONS

The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Company is prohibited from borrowing from the Bank unless the loans are secured by specified obligations. Such secured loans and other advances by the Bank to affiliates of the Bank are limited in amount to 10 percent of the Bank's capital and surplus on a per affiliate basis and to 20 percent of the Bank's capital and surplus on an aggregate affiliate basis. At December 31, 1995, the Bank had no loans outstanding to the Company.

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank of San Francisco. The average required reserve balances were approximately $127,000 and $143,000 during 1995 and 1994, respectively.

Bank dividends are regulated by various government entities, including the Federal Deposit Insurance Corporation (FDIC) and the California State Banking Department. In addition, California law limits the amount of dividends the Bank may pay, without prior approval of the California Superintendent of Banks, to the lesser of the retained earnings of the Bank or the net income of the Bank for its last three fiscal years, less any distributions during such period. At December 31, 1995, the Bank has approximately $1,668,000 available for payment of dividends, which payment would not require the prior approval of the Superintendent of Banks under this limitation.

The Company is subject to Federal Reserve Board guidelines and the Bank is subject to FDIC regulations governing capital adequacy. The Federal Reserve Board guidelines and the FDIC regulations require that bank holding companies and banks meet both risk-weighted capital and leverage capital ratio requirements. The risk-weighted capital requirements involve assigning assets to four broad risk categories and establishing minimum capital ratios based on these assignments. The regulations and guidelines require maintenance of an 8.0% ratio of capital to risk-weighted assets, with Tier 1 capital comprising at least 50% of qualifying capital. Tier 1 capital consists of common equity, minority interest in equity accounts of subsidiaries and non-cumulative perpetual preferred stock. In addition, the Federal


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 Notes to Consolidated Financial Statements for Years Ended December 31, 1995,
                                 1994, and 1993

Reserve Board and the FDIC have adopted leverage capital guidelines which call for a minimum 3% ratio of Tier 1 capital to total assets for bank holding companies and banks which have received the highest composite regulatory rating and are not experiencing or anticipating significant growth. All other entities are required to maintain a minimum leverage capital ratio of at least 100 to 200 basis points above the 3% minimum requirement.

At December 31, 1995, the ratio of total capital to risk weighted assets was 15.1% and 14.9% for the Bank and the Company, respectively, and the leverage ratio of Tier 1 capital to total assets was 9.7% and 9.5% for the Bank and the Company, respectively.

At December 31, 1994, the ratio of total capital to risk weighted assets was 13.7% and 13.6% for the Bank and the Company, respectively, and the leverage ratio of Tier 1 capital to total assets was 9.5% and 9.4% for the Bank and the Company, respectively.

(14) PARENT COMPANY FINANCIAL INFORMATION

The Condensed Balance Sheets, Income Statements and Statements of Cash Flows for Bay Commercial Services (Parent Company only) are presented below:

                            CONDENSED BALANCE SHEETS

December 31 (in thousands)                                    1995          1994
- --------------------------------------------------------------------------------
ASSETS
Cash                                                        $   50        $    9
Investment in Bay Bank of Commerce                           8,882         7,992
Premises, net                                                  141           150
Other assets                                                    32            33
- --------------------------------------------------------------------------------
  Total assets                                              $9,105        $8,184
- --------------------------------------------------------------------------------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Borrowed funds and other liabilities                        $  338        $  238
Shareholders' equity                                         8,767         7,946
- --------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                $9,105        $8,184
- --------------------------------------------------------------------------------

                          CONDENSED INCOME STATEMENTS

Years ended December 31 (in thousands)             1995        1994        1993
- --------------------------------------------------------------------------------
Cash dividends from
  Bay Bank of Commerce                            $ 335       $  20       $  65
Other income                                         24          24          24
Other expenses                                      (72)        (76)        (74)
- --------------------------------------------------------------------------------
Income (loss) before equity in
  undistributed income of subsidiary                287         (32)         15
Equity in undistributed income of
  subsidiary                                        658         651         359
- --------------------------------------------------------------------------------
  Net income                                      $ 945       $ 619       $ 374
- --------------------------------------------------------------------------------



                       CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31 (in thousands)              1995        1994        1993
- --------------------------------------------------------------------------------
Net income                                         $ 945       $ 619       $ 374
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
    Equity in undistributed income of
      subsidiary                                    (658)       (651)       (359)
    Depreciation                                       9          10           9
    Change in other assets                             1         338         (28)
    Change in borrowed funds and other
      liabilities                                     (7)          5           1
- --------------------------------------------------------------------------------
Net cash provided by (used in) operating
  activities                                         290         321          (3)
- --------------------------------------------------------------------------------
Cash used in investing activities:
  Capital contribution to subsidiary                 ---        (315)        ---
- --------------------------------------------------------------------------------
Cash flows provided by (used in)
  financing activities:
    Exercise of stock options                          9         ---         ---
    Repurchase and retirement of
      common stock                                   (42)        ---         ---
    Dividends paid                                  (216)        ---         ---
- --------------------------------------------------------------------------------
Net cash used in financing activities               (249)        ---         ---
- --------------------------------------------------------------------------------
Net increase (decrease) in cash                       41           6          (3)
Cash at beginning of year                              9           3           6
- --------------------------------------------------------------------------------
Cash at end of year                                $  50       $   9       $   3
- --------------------------------------------------------------------------------
Noncash financing activities during the year:
  Dividend payable                                 $ 323       $ 216       $ ---
  Reduction of guaranteed ESOP obligation          $ ---       $  49       $  50

(15) DISCLOSURES ABOUT FAIR VALUE OF
FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the provisions of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value for financial instruments.

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents are reasonable estimates of fair value.

Securities available for sale and securities held to maturity: Fair values are based on quoted market prices.

Loans held for sale: As this category includes only fully funded loans partially guaranteed by the Small Business Administration (SBA), fair value was based on quoted market prices of comparable SBA loans.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 Notes to Consolidated Financial Statements for Years Ended December 31, 1995,
                                 1994, and 1993

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. For variable rate loans and other loans with short-term characteristics, carrying value approximates fair value. The fair value of certain 1-4 family residential loans was based on quoted market prices for securities backed by similar loans. For other loans, the adjusted fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms and by netting the allocated allowance for credit losses to reflect the estimated credit losses inherent in the portfolio. For credit card loans, carrying value approximates fair market value; there is no allocated credit reserve since these loans are charged off upon becoming 90 days past due and no value has been added related to the customer relationship. Net deferred loan fees were immaterial.

Deposit liabilities and securities sold under agreements to repurchase: The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, savings and interest-bearing demand, is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit and securities sold under agreements to repurchase are based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for instruments of similar remaining maturities.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1995.

                                                         CARRYING      ESTIMATED
                                                            VALUE          VALUE
- --------------------------------------------------------------------------------
 Financial Assets:
  Cash and cash equivalents                                $11,757       $11,757
  Securities available for sale                             13,199        13,199
  Securities held to maturity                                7,211         7,339
  Loans held for sale, net of reserve for
    credit losses                                            4,978         5,277
  Loans, net of reserve for credit losses                   53,218        53,109
Financial liabilities:
  Deposits                                                  80,253        80,347
  Securities sold under agreement to repurchase              2,203         2,203
- --------------------------------------------------------------------------------

At December 31, 1995, the Company had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value. See Note 12.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the estimated fair value of originated servicing rights on SBA loans, and the value of premises and equipment at December 31, 1995.

INDEPENDENT AUDITORS' REPORT

BAY COMMERCIAL SERVICES:

We have audited the accompanying consolidated balance sheets of Bay Commercial Services and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bay Commercial Services and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Jose, California
January 19, 1996


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                            Selected Financial Data

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     1995       1994
                                                                                                                 Compared   Compared
(Dollars in thousands, except per share amounts)        1995         1994         1993        1992         1991   to 1994    to 1993
- ------------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,

RESULTS OF OPERATIONS:
 Interest income                                  $    7,456   $    6,086   $    5,520  $    6,215   $    7,575   $ 1,370   $   566
 Interest income on a taxable equivalent basis         7,505        6,146        5,591       6,285        7,632     1,359       555
 Interest expense                                      2,310        1,766        1,552       2,206        3,197       544       214
 Net interest income                                   5,146        4,320        3,968       4,009        4,378       826       352
 Net interest income on a taxable
  equivalent basis                                     5,195        4,380        4,039       4,079        4,436       815       341
 Provision (benefit) for loan losses                    (155)        (100)          --       2,039          255       (55)     (100)
 Net interest income after
  provision (benefit) for loan losses                  5,301        4,420        3,968       1,970        4,123       881       452
 Noninterest income                                      716        1,076        1,178       1,953        1,173      (360)     (102)
 Noninterest expense                                   4,472        4,518        4,626       4,336        4,150       (46)     (108)
 Income tax expense (benefit)                            600          359          146        (193)         451       241       213
 Net income (loss)                                       945          619          374        (220)         696       326       245
- ------------------------------------------------------------------------------------------------------------------------------------
PER COMMON AND EQUIVALENT SHARE:
 Net income (loss)                                $     0.78   $     0.55   $     0.35  $    (0.20)  $     0.61   $  0.23   $  0.20
 Book value (year-end)                                  8.14         7.36         7.07        6.67         6.83      0.78      0.29
 Cash dividends declared                                0.30         0.20           --          --        0.175      0.10      0.20
 Weighted average common stock
  and equivalent shares outstanding                1,215,877    1,127,920    1,079,985   1,079,985    1,138,535    87,957    47,935
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT DECEMBER 31:
 Assets                                           $   92,819   $   89,193   $   81,895  $   81,880   $   80,591   $ 3,626   $ 7,298
 Securities held to maturity                           7,211       14,823       10,943       7,761       14,567    (7,612)    3,880
 Securities available for sale                        13,199       11,165       13,478       9,218           --     2,034    (2,313)
 Federal funds sold                                    6,700        2,530        1,000          --          800     4,170     1,530
 Total Loans                                          58,152       51,566       48,777      52,899       57,030     6,586     2,789
 Deposits                                             80,253       79,258       72,609      71,913       70,633       995     6,649
 Funds borrowed, other than deposits                   2,203        1,036          985       2,212        1,489     1,167        51
 Shareholders' equity                                  8,767        7,946        7,632       7,208        7,377       821       314
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET--AVERAGE BALANCES:
 Assets                                           $   91,106   $   86,112   $   81,613  $   83,755   $   79,448   $ 4,994   $ 4,499
 Securities--taxable(1)                               20,370       21,368       14,647      13,790       10,818      (998)    6,721
 Securities--nontaxable(1)                             2,186        2,113        2,406       2,344        1,776        73      (293)
 Federal funds sold                                    6,469        3,688        3,987       2,001        3,015     2,781      (299)
 Total loans                                          52,830       49,109       49,319      55,075       55,718     3,721      (210)
 Earning assets(1)                                    81,652       75,425       67,380      69,973       70,793     6,227     8,045
 Deposits                                             80,262       76,690       72,027      73,459       70,293     3,572     4,663
 Funds borrowed, other than deposits                   1,313        1,021        1,412       1,958          893       292      (391)
 Interest-bearing liabilities                         57,004       55,238       53,509      58,730       55,523     1,766     1,729
 Shareholders' equity                                  8,541        7,846        7,395       7,538        7,315       695       451
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Excluding unrealized loss on securities available for sale





                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and selected financial data found elsewhere in this Annual Report.

OVERVIEW
Net income of Bay Commercial Services (the "Company") in 1995 was $945,000 or $0.78 per share compared to $619,000 or $0.55 per share in 1994. The $326,000 or 53% increase in earnings principally reflected an $826,000 or 19% increase in net interest income which was partially offset by a $360,000 or 33% reduction in noninterest income and a $241,000 or 67% increase in income tax expense.

Net income for the Company in 1994 of $619,000 or $0.55 per share, was a $245,000 or 66% improvement over net income of $374,000, or $0.35 per share in 1993. The increase in earnings principally reflected a $352,000 or 9% increase in net interest income, a $108,000 or 2% decrease in noninterest expense and a $100,000 benefit for loan losses. These changes were partially offset by a $102,000 or 9% decrease in noninterest income and a $213,000 or 146% increase in income tax expense.

Total assets reached $92,819,000 at December 31, 1995, compared to $89,193,000 at December 31, 1994, a $3,626,000 or 4% increase. Funding for this growth was provided principally by increases of $995,000 or 1% in deposits and $1,167,000 or 113% in securities sold under agreements to repurchase in addition to net income of $945,000. The funds were primarily invested in loans, which grew $6,586,000 or 13%, and federal funds sold, which increased $4,170,000 or 52%, compared to December 31, 1994. Additional funding was provided by a $5,578,000 or 21% decrease in investment in debt securities. A significant portion of the loan growth occurred during the fourth quarter of 1995. Average loans for all of 1995 of $52,830,000 was $3,721,000 or 8% higher than during 1994. Average loans during the fourth quarter of 1995 totaled $55,480,000, which was $3,706,000 or 7% higher than third quarter average volume.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income, which is the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets exceeds the cost of interest-bearing liabilities. Net interest income is affected by changes in interest rates, as well as the composition and volume of interest-earning assets and interest-bearing liabilities.

Net interest income of $5,146,000 in 1995 increased $826,000 or 19% compared to 1994, reflecting both growth in average interest-earning assets and an increase in the net interest margin. Average interest-earning assets during 1995 increased $6,227,000 or 8% compared to 1994. The net interest margin, the ratio of net interest income to average interest-earning assets, rose to 6.3% in 1995 compared to 5.7% in 1994. The higher net interest margin was the result of generally higher interest rates in 1995 compared to 1994.

Net interest income of $4,320,000 in 1994 increased $352,000 or 9% compared to 1993, reflecting an $8,045,000 or 12% increase in average interest-earning assets. The net interest margin, the ratio of net interest income to average interest-earning assets, declined to 5.7% in 1994 compared to 5.9% in 1993. The reduced net interest margin principally reflected the investment of funds provided by deposit growth in lower yielding short-term debt securities.

Interest income, which includes interest and fees generated by interest-earning assets, totaled $7,456,000 in 1995, a $1,370,000 or 23% increase from 1994. The increase was due to a $6,227,000, or 8% growth in average interest-earning assets and an increase in the average yield on earning assets to 9.1% in 1995 from 8.1% in 1994. The higher yield in 1995 reflected higher overall lending and money market rates compared to 1994 and the interest-rate sensitivity of the Bank's assets. Average earning loans as a percentage of average earning assets was unchanged at 64% in both 1995 and 1994.

Interest income of $6,086,000 in 1994 increased $566,000 or 10% from 1993. The increase was attributable principally to an $8,045,000 or 12% growth in average interest-earning assets. The yield on average interest-earning assets declined to 8.1% in 1994 from 8.2% in 1993 due to the reduced proportion of assets invested in higher yielding loans. Average earning loans as a percentage of average interest-earning assets fell to 64% during 1994 from 69% during 1993. The effects of the increased proportion of assets invested in lower yielding debt securities in 1994 was compounded by a reduction in the yield earned on those securities to 5.1% from 5.8% in 1993.

Interest expense of $2,310,000 in 1995 rose $544,000 or 31% compared to 1994 as a result of an increase in both average rates paid and the volume of interest-bearing liabilities. Average interest-bearing liabilities increased $1,766,000 or 3% while the average rate paid for those liabilities increased to 4.1% from 3.2% in 1994. The higher rate paid for interest-bearing liabilities principally reflected the higher prevailing market interest rates during 1995. Average noninterest-bearing demand deposits also increased during 1995, by $2,098,000 or 9% compared to 1994.

Interest expense of $1,766,000 in 1994 rose $214,000 or 14% compared to 1993 as a result of increases in both average rates paid and the volume of interest-bearing liabilities. Average interest-bearing liabilities increased $1,729,000 or 3% while the average rate paid for those liabilities rose to 3.2% from 2.9% in 1993. The higher rate paid for interest-bearing liabilities principally reflected the higher prevailing market interest rates during 1994 compared to 1993. During 1994, average noninterest-bearing demand deposits increased $2,543,000 or 13%.





                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

INTEREST RATE SENSITIVITY
Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more assets than liabilities reprice in a given period (an asset sensitive position), interest rate changes will be reflected more quickly in asset rates. If interest rates decline, an asset sensitive position could adversely affect net interest income. Alternatively, where liabilities reprice more quickly than assets in a given period (a liability sensitive position) a decline in interest rates could benefit net interest income. The results would reverse if interest rates were to increase.

The following table presents the Company's interest rate sensitivity gap position at December 31, 1995. For any given period, the repricing is matched when an equal amount of assets and liabilities reprice. The repricing of a fixed rate asset or liability is considered to occur at its contractual maturity or, for those assets which are held for sale, within the time period during which sale may reasonably be expected to be accomplished. Floating rate assets or liabilities are considered to reprice in the period during which the rate can contractually change. Any excess of either assets or liabilities in a period results in a gap, or mismatch, shown in the table. A positive gap indicates asset sensitivity and a negative gap indicates liability sensitivity.


                                              Interest Sensitivity Period
                                       ------------------------------------------
                                                    Over 3      Over 1
                                       3 months  months to     year to     Over 5
(Dollars in thousands)                  or less     1 year     5 years      years     Total
- -------------------------------------------------------------------------------------------
Interest rate sensitive assets:
 Loans (excluding
  deferred fees)                       $41,348    $ 2,685     $ 6,553    $ 8,125    $58,711
 Securities (excluding
  valuation allowance)                   3,128      1,605       8,857      6,666     20,256
 Federal funds sold                      6,700         --          --         --      6,700
- -------------------------------------------------------------------------------------------
  Total                                 51,176      4,290      15,410     14,791     85,667
- -------------------------------------------------------------------------------------------
Interest rate sensitive liabilities:
 Interest-bearing
  transaction accounts                   5,494         --          --         --      5,494
 Savings deposits                       19,022         --          --         --     19,022
 Time deposits,
  $100,000 and over                     10,749      1,879       1,002         --     13,630
 Other time deposits                     9,050      3,993       2,222          1     15,266
 Other borrowed funds                    2,203         --          --         --      2,203
- -------------------------------------------------------------------------------------------
  Total                                 46,518      5,872       3,224          1     55,615
- -------------------------------------------------------------------------------------------
Interest rate sensitivity gap          $ 4,658    $(1,582)    $12,186    $14,790    $30,052
- -------------------------------------------------------------------------------------------
Cumulative interest rate
 sensitivity gap                       $ 4,658    $ 3,076     $15,262    $30,052
- -------------------------------------------------------------------------------------------
Cumulative interest rate
 sensitivity gap to total assets           5.0%       3.3%       16.4%      32.4%

This table presents a static gap, which is a position at a point in time. It does not address the interest rate sensitivity of assets or liabilities which would be added through growth, nor does it anticipate the future interest rate sensitivity of assets and liabilities once they have repriced, and it assumes equivalent elasticity of assets and liabilities.

The interest rate sensitivity analysis at December 31, 1995, indicates that the Company, on a cumulative gap basis, is asset sensitive in all time periods shown. This suggests that if interest rates were to rise net interest income could rise, whereas in a declining interest rate environment, net interest income could fall.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The Company provides for potential loan losses by a charge to operating income based upon the current composition of the loan portfolio, past loan loss experience, current and projected economic conditions, an evaluation of the risk elements in the loan portfolio and other factors that, in Management's judgment, deserve recognition in estimating loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additions to the allowance based on their evaluations of information available to them at the time of their examination. Management will charge off loans to the allowance when it determines there has been a permanent impairment of the related carrying values.

The provision for loan losses reflects an amount sufficient to cover estimated loan losses and to maintain the allowance at a level which, in Management's opinion, is adequate to absorb potential credit losses inherent in loans, outstanding loan commitments and standby letters of credit.

As of December 31, 1995, the allowance for loan losses was $982,000 compared to $756,000 at December 31, 1994. The ratio of the allowance for loan losses to total loans was 1.7% at year-end 1995 and 1.5% at year-end 1994. Due to the level of the allowance for loan losses in relation to total loans and in relation to nonperforming loans, as well as net loan recoveries of $381,000 in 1995 compared to net loan charge-offs of $10,000 in 1994, the allowance for loan losses was reduced by a $155,000 credit to the provision of loan losses in 1995. A credit to the provision of $100,000 was applied in 1994. While Management uses available information to provide for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Based upon information currently available, Management believes that the allowance for loan losses at December 31, 1995, is adequate to absorb future possible losses. However, no assurance can be given that the Company may not sustain charge-offs which are in excess of the size of the allowance in any given period.




                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

Information on nonperforming loans for the years ending December 31, 1995 and 1994 is summarized in the following table.


                                                               $          %
(Dollars in thousands)                      1995     1994    Change     Change
- --------------------------------------------------------------------------------
Net loan (charge-offs) recoveries          $ 381     $(10)    $ 391         NA

Ratio of net loan charge-offs
 (recoveries) to average loans              (0.7%)     --

Nonperforming loans at December 31:
 Nonaccrual loans                          $  --     $626     $(626)    (100.0)%
 Accruing loans past due
  90 days or more                             99       --        99      100.0%
 Restructured loans                           --       --        --       --
- --------------------------------------------------------------------------------

  Total nonperforming loans                $  99     $626     $(527)     (84.2)%
- --------------------------------------------------------------------------------
Ratio of nonperforming loans
 to total loans                              0.2%     1.2%

Ratio of allowance for loan losses
 to nonperforming loans                      992%     121%

Other real estate owned                    $ 359     $854     $(495)       (58)%

OTHER REAL ESTATE OWNED
Other real estate owned (OREO) was $359,000 at December 31, 1995, and consisted of three properties acquired through foreclosure. Two of the three properties listed in OREO at December 31, 1994 were sold during 1995 and two new properties were added during 1995. OREO consists of real estate acquired as a result of legal foreclosure or through receipt of a deed in lieu of foreclosure. OREO amounts are carried at the lower of cost or fair value less estimated disposal costs. When the property is acquired, any excess of the loan balance over fair value of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are included in noninterest income or noninterest expense. OREO assets are not depreciated and any rental income is applied against current expenses or the recorded balance of the asset.

NONINTEREST INCOME
Noninterest income of $716,000 for 1995 declined $360,000 or 33% compared to 1994. Of this decrease, $215,000 represented 1994 recoveries of costs previously expensed on OREO properties. Other significant changes contributing to the decline in noninterest income included a $43,000 reduction in gain on sale of mortgage servicing rights, an increase of $32,000 in losses on securities sales, and decreases of $24,000 in both service charges and fees, and loan servicing income. The reduction in gain on sale of mortgage servicing rights and the decrease in loan servicing income were both attributable to the closure of the mortgage division in 1994. Service charges and fees declined principally due to reduced analysis charges as customer deposits earned higher rates during 1995. Partially offsetting these reductions in noninterest income was a $30,000 or 17% increase in bankcard income compared to 1994.

Noninterest income of $1,076,000 for 1994 declined $102,000 or 9% compared to 1993. A $275,000 or 121% increase in other income was more than offset by decreases in all other categories of noninterest income. The $275,000 increase in other income was principally attributable to 1994 recoveries of prior years' expenses related to OREO properties. Changes in noninterest income included a $194,000 or 97% decrease in gain on sale of loans which was principally due to reduced sales of SBA guaranteed loans during 1994. Gains on sale in 1994 of two OREO properties were $73,000 or 52% below the gain realized in 1993 on the sale of one property. As a result of reduced mortgage loan originations in the Bank's market area, reflecting both higher interest rates in 1994 and the lingering effects of the California recession, the Bank's Mortgage Division was closed during 1994. With reduced mortgage loan originations, gains from the sale of mortgage loan servicing declined by $48,000 or 53% compared to 1993.

NONINTEREST EXPENSE
Total noninterest expenses of $4,472,000 for 1995 were $46,000 or 1% less than 1994. The most significant changes were in other noninterest expenses which declined $67,000 or 5% to $1,406,000 in 1995. These changes included decreases of $101,000 or 53% in Federal Deposit Insurance Corporation (FDIC) insurance premiums and $89,000 or 31% in professional services which were partially offset by increases of $62,000 or 75% in directors' fees, and $36,000 or 15% in data processing fees. The decrease in FDIC insurance premiums reflected the 1995 reduction by the FDIC in bank deposit insurance rates. The decline in professional services was principally due to a reduction in legal fees related to loan collection activities as the level of nonperforming loans continued to decline. The increase in data processing expense reflected a full year with the service bureau that performs the Bank's proof, transit and statement processing work. The increase in directors' fees was due to a 1995 increase in the amount paid per meeting for attendance at board and committee meetings. Salaries and employee benefits expense, net of deferred loan origination costs, increased $33,000 or 1% to $2,470,000 in 1995, as an increase in executive officer bonus of $46,000 or 70% was partially offset by reduced group insurance expense and higher deferred loan origination costs.

Total noninterest expenses of $4,518,000 for 1994 were $108,000 or 2% less than 1993. The largest change was in other noninterest expenses, which decreased $154,000 or 10% in 1994. The most significant contribution to this decrease was an $82,000 or 22% decline in professional services, principally due to a reduction in legal fees related to loan collection activities as the level of nonperforming loans continued to decline. Other expenses declined $75,000 or 14% in 1994 as a result of the Bank's ongoing efforts to reduce operating expenses. Data processing expense increased by $53,000 or 28% as a result of the Bank's decision to outsource proof, transit and statement processing during the fourth quarter of 1994 and also due to costs associated with upgrading the Bank's computer network during the year. Although actual salary and employee benefit expenses declined $65,000 or 3% compared to 1993, this was more than offset by a $160,000 reduction in deferred loan origination costs credited




                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
against these expenses, leaving a net increase in salary and employee benefit expenses of $95,000 or 4%. Occupancy expenses declined $49,000 or 7% compared to 1993, primarily as a result of reduced depreciation expense.

PROVISION FOR INCOME TAXES
The provision for income tax expense was $600,000 in 1995 compared to $359,000 in 1994. The $241,000 or 67% increase reflected an increase in taxable income. The effective income tax rates were 39%, 37%, and 28% for 1995, 1994, and 1993, respectively. See also Note 5 in "Notes to Consolidated Financial Statements."

FINANCIAL CONDITION

LOANS
Total loans of $58,152,000 at December 31, 1995, increased $6,586,000 or 13% from year-end 1994. The increase in loans was the result of successful loan marketing efforts during the year.

OTHER ASSETS AND OTHER LIABILITIES
Interest receivable of $600,000 at December 31, 1995, increased $61,000 or 11% compared to year-end 1994 due to the increase in interest-earning assets and the higher yield in 1995. Other assets of $384,000 declined $326,000 or 46% compared to December 31, 1994. The reduction in other assets was largely due to a decrease in deferred tax assets. Interest payable and other liabilities of $1,596,000 at December 31, 1995 were $643,000 or 67% higher than at year-end 1994 due to increases in dividends payable, accrued interest payable and income taxes payable.

LIQUIDITY
Liquidity is defined as the ability of the Company to meet present and future obligations either through the sale or maturity of existing assets, or by the acquisition of funds through liability management. The Company manages its liquidity to provide adequate funds to support both the borrowing needs of its customers and fluctuation in deposit flows. The Company defines liquid assets to include cash and noninterest-bearing deposit balances, federal funds sold, all marketable securities less liabilities that are secured by any of the securities, and loans held for sale, less any reserve requirements being met by any of the above. Net deposits and short term liabilities include all deposits, federal funds purchased, repurchase agreements and other borrowings and debt due in one year or less. The liquidity ratio is calculated by dividing total liquid assets by net deposits and short term liabilities. The Company's liquidity ratio by this measure was 41% at December 31, 1995 and 42% at December 31, 1994.

The Bank has informal, non-binding federal funds borrowing arrangements totaling $4,000,000 with two correspondent banks, in addition to a $3,000,000 reverse repurchase facility to meet unforeseen outflows. As of December 31, 1995, no borrowed funds were outstanding on these lines. As of December 31, 1995 the Bank did not carry any brokered deposit balances. It is the opinion of Management that the Company's and the Bank's liquidity positions are sufficient to meet their respective needs.

CAPITAL
The Company and the Bank are subject to Federal Reserve Board guidelines and regulations of the FDIC governing capital adequacy. The Federal Reserve Board has established final risk-based and leverage capital guidelines for bank holding companies which are substantially the same as the FDIC's capital regulations for nonmember banks.

The Federal Reserve Board capital guidelines for bank holding companies and the FDIC's regulations for nonmember banks set total capital requirements and define capital in terms of "core capital elements" (comprising Tier 1 capital) and "supplemental capital elements" (comprising Tier 2 capital). Tier 1 capital is generally defined as the sum of the core capital elements less goodwill, with core capital elements including (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (which cannot exceed 1.25% of risk weighted assets); (ii) perpetual preferred stock not qualifying as core capital; (iii) hybrid capital instruments and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the Federal Reserve Board to those assets. Both bank holding companies and nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be in the form of Tier 1 capital.

The Federal Reserve Board and the FDIC also have established a minimum leverage ratio of 3% of Tier 1 capital to total assets for bank holding companies and nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum.




                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

The following tables present the Company's and the Bank's regulatory capital positions at December 31, 1995:

                                              RISK BASED CAPITAL RATIO
                                         Company                     Bank
(Dollars in thousands)            Amount          Ratio     Amount         Ratio
- --------------------------------------------------------------------------------
Tier 1 Capital                    $ 8,674         13.6%    $ 8,788         13.8%
Tier 1 Capital
 minimum requirement                2,551          4.0       2,545          4.0
- --------------------------------------------------------------------------------
Excess                            $ 6,123          9.6%    $ 6,243          9.8%
Total Capital                     $ 9,471         14.9%    $ 9,583         15.1%
Total Capital
 minimum requirement                5,101          8.0       5,090          8.0
- --------------------------------------------------------------------------------
Excess                            $ 4,370          6.9%    $ 4,493          7.1%
- --------------------------------------------------------------------------------
Risk weighted assets                       $63,766                  $63,623

                                                   LEVERAGE RATIO
                                          Company                    Bank
(Dollars in thousands)               Amount      Ratio         Amount      Ratio
- --------------------------------------------------------------------------------
Tier 1 Capital to
 average total assets               $ 8,674       9.5%        $ 8,788       9.7%
- --------------------------------------------------------------------------------
Range of minimum                      2,734-      3.0-          2,729-      3.0-
 leverage requirement                 4,556       5.0%          4,549       5.0%
- --------------------------------------------------------------------------------
                                      4,118-      4.5-          4,239-      4.7-
Range of excess                     $ 5,940       6.5%        $ 6,059       6.7%
- --------------------------------------------------------------------------------
Average total assets*                      $91,122                   $90,974

(* Average total assets do not include unrealized gains/losses on securities available for sale.)

The Company currently does not have any material commitments for capital expenditures, and in the opinion of Management, the Company's and the Bank's capital positions are sufficient to meet their respective needs.

INFLATION

It is Management's opinion that the effects of inflation on the consolidated financial statements for the periods ended December 31, 1995 and 1994 have not been material.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

DIRECTORS
- ---------------------------------------------------------------------------------------
Joshua Fong, O.D.               Richard M. Kahler           William E. Peluso
Chairman,                       President & CEO,            Restaurant Consultant
Bay Commercial Services         Bay Commercial Services     Sunol
Optometrist,                    President & CEO,
San Leandro                     Bay Bank of Commerce        Oswald A. Rugaard
                                                            Self-employed
                                Dimitri Koroslev            Independent Consultant
William Henson                  President,                  San Leandro
Chairman,                       Bay Business Credit
Bay Bank of Commerce            Walnut Creek
President,
Superior Home Loans
Hayward

BANK OFFICERS
- ---------------------------------------------------------------------------------------
EXECUTIVE                       Jim Nunn                    OPERATIONS
                                Vice President &
Richard M. Kahler               Hayward Branch Manager      Nancy Bowers
President & CEO                                             Vice President

Randall Greenfield              Sally Porfido               Arlene Dalldorf
Senior Vice President &         Vice President              Assistant Vice President
Chief Administrative Officer,                               Operations Officer
Bay Bank of Commerce            Earl Rupp
Chief Financial Officer,        Vice President              Kay Tropiano
Bay Commercial Services                                     Operations Officer
                                John Stevens
Robert Perantoni                Vice President,             Brenda Abrew
Senior Vice President &         Construction Lending        Assistant Vice President &
Senior Lending Officer                                      Credit Operations Officer

LENDING AND BUSINESS            Rebecca Worthen             Carol Barfuss
DEVELOPMENT                     Commercial Loan Officer     Special Projects Manager

Teresa Jensen                   ADMINISTRATIVE              William Reynolds
Vice President &                                            Manager of Courier Service &
SBA Loan Manager                Jane C. Christopherson      Security Officer
                                Vice President &
Alan Lozito                     Chief Financial Officer
Vice President
                                Diane Pierotti
Michael Maxson                  Assistant Vice President
Vice President                  Marketing

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR 1995 ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO:

Corporate Secretary
Bay Commercial Services
1495 E. 14th Street
San Leandro, CA 94577

TRANSFER AGENT
FIRST INTERSTATE BANK OF CALIFORNIA
Corporate Trust Department, San Francisco, CA

INDEPENDENT AUDITORS
DELOITTE & TOUCHE LLP, SAN JOSE, CA

CORPORATE COUNSEL
LILLICK & CHARLES LLP, SAN FRANCISCO, CA

STOCK PRICES AND DIVIDEND INFORMATION
The Company's common stock is not listed on any exchange nor is it listed with NASDAQ. It is, however, listed with the National Daily Quotation Service and appears in the weekly "pink sheets" issued by the organization. Trading in the common stock of the Company has historically not been active. According to the Company's records, there were 465 shareholders of record as of March 5, 1996.

The following table summarizes bid quotations for the Company's common stock. The prices indicated may not necessarily represent actual transactions. Bid information has been obtained from Sutro & Co., which makes a market in the Company's common stock.

- --------------------------------------------------------------------------------

QUARTER ENDED             LOW      HIGH
March 31, 1994           $3.50    $4.00
June 30, 1994             3.75     4.00
September 30, 1994        4.00     4.75
December 31, 1994         4.75     5.25
March 31, 1995            4.50     5.50
June 30, 1995             5.50     6.00
September 29, 1995        6.00     7.50
December 29,1995          7.50     8.50
- --------------------------------------------------------------------------------

For information regarding restriction on the payment of dividends, see Note 13 of Notes to Consolidated Financial Statements.

MARKET MAKERS
TROY NORLANDER,
SUTRO & CO.
Big Bear Lake, CA
(800) 288-2811

THE COMPANY

Bay Commercial Services, a one-bank holding company, began operations on May 31, 1983, the date Bay Bank of Commerce became a wholly-owned subsidiary. Bay Bank of Commerce is a state chartered bank that was incorporated on August 11, 1980 and commenced operations on February 13, 1981. All deposits are insured by the Federal Deposit Insurance Corporation up the current legal maximum per depositor.

Headquartered in downtown San Leandro, with a branch in Hayward, the Bank provides the Alameda County business community high quality banking products and emphasizes exceptional customer service with an experienced, professional staff.

At Bay Bank of Commerce, the commitment to meeting the needs of customers is a top priority. Customer satisfaction and developing long-term banking relationships with every client are the focus of this commitment. A unique aspect of this is the direct customer access to all Bank officers, including the President.

In commercial lending, the Bank tailors its lending programs to meet customers' individual borrowing needs. SBA loans are available and the Bank is the only Preferred SBA lender head quartered in Alameda County. SBA loans can be structured for various business needs including working capital, equipment financing, business acquisition and owner/user commercial real estate construction and purchase.

The Bank's Construction Lending Division provides residential construction financing for individuals and builders throughout the East Bay. The primary focus is on the single family residences of one to four units.

From its central location in the East Bay, Bay Bank of Commerce provides exceptional service, quality banking products and convenient access to the growing needs of the East Bay business and professional communities.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(INSIDE BACK COVER)

BAY BANK
OF COMMERCE

"ALAMEDA COUNTY'S BUSINESS BANK"(R)

MAIN OFFICE
1495 East 14th Street
San Leandro, California 94577
(510) 357-2265

HAYWARD OFFICE
1030 La Playa Drive
Hayward, California 94545
(510) 783-8000

CONSTRUCTION LOAN OFFICE
1500 Washington Avenue
San Leandro, California 94577
(510) 357-2265

SBA LOAN OFFICE
1500 Washington Avenue
San Leandro, California 94577
(510) 895-5515






MEMBER FDIC EQUAL HOUSING LENDER
Copyright 1996, Bay Commercial Services                        Printed in U.S.A.