Form 10KSB, Exhibit 13
period 1996-12-31
BAY COMMERCIAL SERVICES
filed 1997-03-31
CIK 707854

BAY COMMERCIAL SERVICES                                  EXHIBIT 13
1996 ANNUAL REPORT


(logo)

                              FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)                 1996        1995        1994       1993       1992
-------------------------------------------------------------------------------------------------------------------
Years ended December 31:
Interest income                                               $ 7,826     $ 7,456     $ 6,086    $ 5,520    $ 6,215
Interest income on a taxable equivalent basis                   7,904       7,505       6,146      5,591      6,285
Interest expense                                                2,457       2,310       1,766      1,552      2,206
Net interest income                                             5,369       5,146       4,320      3,968      4,009
Net interest income on a taxable equivalent basis               5,447       5,195       4,380      4,039      4,079
Net income (loss)                                               1,083         945         619        374       (220)
Net income (loss) per common and equivalent share                0.89        0.78        0.55       0.35      (0.20)
Return on average assets                                          1.1%        1.0%        0.7%       0.5%      (0.3)%
Return on average shareholders' equity                           11.8%       11.1%        7.9%       5.1%      (2.9)%
-------------------------------------------------------------------------------------------------------------------
At December 31 :
Assets                                                        $96,769     $92,819     $89,193    $81,895    $81,880
Loans                                                          71,362      58,152      51,566     48,777     52,899
Securities                                                     16,043      20,410      25,988     24,421     16,979
Deposits                                                       83,291      80,253      79,258     72,609     71,913
Shareholders' equity                                            9,418       8,767       7,946      7,632      7,208
Book value per share                                          $  8.75     $  8.14     $  7.36    $  7.07    $  6.67
-------------------------------------------------------------------------------------------------------------------




                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                 REPORT TO OUR SHAREHOLDERS - 1996 ANNUAL REPORT
--------------------------------------------------------------------------------

Bay Commercial Services reached two important milestones during 1996, celebrating the Bank's fifteenth anniversary in February and generating record earnings for the year, with net income of $1,083,000 or $0.89 per share. Net income for 1996 represents a 15% increase over net income of $945,000 or $0.78 per share earned in 1995.

Boosted by the prospering East Bay economy, the Company experienced continued strong growth in average earning assets, which were up by 5.5% for 1996. The Company's loan portfolio experienced even more significant growth, with an increase of over 19% in average outstanding loan balances during the year.

In recognition of continued strong financial performance and a growing capital position, the Board of Directors of the Company approved a cash dividend of $0.30 per share which was paid to shareholders in January 1997.

At the end of the year, the Bank opened a regional banking office in San Ramon, expanding our presence in the fast-growing Tri-Valley area. The San Ramon office will allow the Bank to develop new business relationships in the rapidly expanding "I-680 corridor" of the East Bay.

As a result of the recent merger of several local community banks into a large, multi-state bank, Bay Bank of Commerce has expanded its marketing and business development efforts in its primary area of expertise: small business banking. The Bank differentiates itself from the larger banks by marketing the advantages of a community-based bank with local control, customized banking solutions, and personal service.

To meet increased demand for the electronic delivery of banking products and services, the Bank is expanding its customer delivery systems. Plans for 1997 include the introduction of a phone banking system and evaluation of PC-based and Internet banking solutions. Other product enhancements and introductions in development include merchant debit card services, a new money market cash management account and an ATM/debit card for personal accounts.

In 1996, Bay Bank of Commerce was again awarded top honors for safety and soundness by two independent rating firms. Bauer Financial Services rated the Bank five stars out of a possible five stars in their most recent public rating. Similarly, Veribanc gave the Bank a blue ribbon for financial health. The Bank was also rated as a Premier Performing bank for the third consecutive year by the California-based Findley Company.

Bay Commercial Services and Bay Bank of Commerce remain in good position to continue the success that has been built on the simple notion of delivering quality products with the best service. As shareholders, your support continues to be an important part of this success.

/s/Dimitri Koroslev         /s/Richard M. Kahler                     /s/Joshua Fong, O.D.
Dimitri Koroslev            Richard M. Kahler                        Joshua Fong, O.D.
Chairman                    President and Chief Executive Officer    Chairman
Bay Bank of Commerce        Bay Bank of Commerce                     Bay Commercial Services
                            Bay Commercial Services


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------
December 31 (dollars in thousands):                                     1996           1995
-------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $ 6,945        $ 5,057
Federal funds sold                                                         0          6,700
-------------------------------------------------------------------------------------------
  Cash and cash equivalents                                            6,945         11,757
-------------------------------------------------------------------------------------------
Securities available for sale, stated at market value
  (amortized cost of $9,364 for 1996; $13,045 for 1995)                9,339         13,199
Securities held to maturity (market values of $6,743 for 1996;
   $7,339 for 1995)                                                    6,704          7,211
Loans held for sale                                                    2,923          4,984
Loans held for investment                                             68,439         53,168
  Allowance for loan losses                                             (971)          (982)
-------------------------------------------------------------------------------------------
  Net loans                                                           70,391         57,170
-------------------------------------------------------------------------------------------
Premises and equipment, net                                            2,164          2,139
Interest and fees receivable                                             585            600
Other real estate owned                                                    0            359
Other assets                                                             641            384
-------------------------------------------------------------------------------------------
  Total assets                                                       $96,769        $92,819
-------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                         $26,198        $26,841
  Savings and interest-bearing demand                                 23,250         24,516
  Time                                                                27,823         23,773
  Certificates of deposit, $100,000 and over                           6,020          5,123
-------------------------------------------------------------------------------------------
  Total deposits                                                      83,291         80,253
-------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                         2,304          2,203
Federal funds purchased                                                  500              0
Interest payable and other liabilities                                 1,256          1,596
-------------------------------------------------------------------------------------------
  Total liabilities                                                   87,351         84,052
-------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 4, 11 and 12)                0              0

Shareholders' equity:
  Common stock - no par value: authorized 20,000,000
    shares; issued & outstanding 1,076,720 in 1996 and 1995            3,662          3,662
  Retained earnings                                                    5,771          5,011
  Net unrealized gain (loss) on securities available for sale            (15)            94
-------------------------------------------------------------------------------------------
  Total shareholders' equity                                           9,418          8,767
-------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                         $96,769        $92,819
-------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

----------------------------------------------------------------------------------------------------------
Years ended December 31 (in thousands, except per share amounts):        1996          1995          1994
Interest income:
  Loans, including fees                                                 $6,463        $5,764        $4,729
  Federal funds sold and reverse repurchase agreements                     250           368           155
  Investment securities:
    Taxable                                                                947         1,217         1,076
    Nontaxable                                                             166           107           126
----------------------------------------------------------------------------------------------------------
      Total interest income                                              7,826         7,456         6,086
----------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    Savings and interest-bearing demand                                    651           716           638
    Time                                                                 1,407         1,240           833
    Certificates of deposit, $100,000 and over                             293           294           261
  Other borrowed funds                                                     106            60            34
----------------------------------------------------------------------------------------------------------
      Total interest expense                                             2,457         2,310         1,766
----------------------------------------------------------------------------------------------------------
      Net interest income                                                5,369         5,146         4,320
Benefit for loan losses                                                      0           155           100
----------------------------------------------------------------------------------------------------------
      Net interest income after
         benefit for loan losses                                         5,369         5,301         4,420
----------------------------------------------------------------------------------------------------------
Noninterest income:
  Service charges and fees                                                 264           240           264
  Bankcard income                                                          254           211           181
  Loan servicing                                                           138           170           194
  Net gain on sale of OREO                                                 119            57            68
  Gain on sale of loans                                                    174             7             7
  Net losses on sales of investment securities                              (3)          (35)           (3)
  Other                                                                    134            66           365
----------------------------------------------------------------------------------------------------------
      Total noninterest income                                           1,080           716         1,076
----------------------------------------------------------------------------------------------------------
Noninterest expenses:
  Salaries and employee benefits                                         2,554         2,470         2,437
  Occupancy                                                                613           596           608
  Other                                                                  1,519         1,406         1,473
----------------------------------------------------------------------------------------------------------
      Total noninterest expenses                                         4,686         4,472         4,518
----------------------------------------------------------------------------------------------------------
      Income before income tax expense                                   1,763         1,545           978
Income tax expense                                                         680           600           359
----------------------------------------------------------------------------------------------------------
      Net income                                                        $1,083        $  945        $  619
----------------------------------------------------------------------------------------------------------
      Net income per common and equivalent share                        $ 0.89        $ 0.78        $ 0.55
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------
Years ended December 31 (in thousands):                                  1996            1995            1994
Cash flows from operating activities:
   Net income                                                         $  1,083        $    945        $    619
   Adjustments to reconcile net income to
     net cash provided by (used in) operating activities:
       Depreciation and amortization                                       308             166              27
       Benefit for loan losses                                               0            (155)           (100)
       Unamortized deferred loan fees, net                                (163)            122              44
       Securities losses                                                     3              35               3
       Gain on sale of mortgage servicing rights                             0               0             (43)
       Originations of mortgage loans held for sale                          0               0          (1,907)
       Originations of SBA loans held for sale                          (1,714)         (1,090)         (1,999)
       Proceeds from the sale of mortgage loans held for sale                0               0           1,954
       Proceeds from the sale of SBA loans held for sale                 2,884             188             221
       Receipts net of expenses due to OREO                               (119)            (73)            (59)
       Loss on sale of equipment                                             2               0              14
       Change in interest and fees receivable and other assets            (125)            169            (117)
       Change in interest payable and other liabilities                   (280)            658             189
--------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities                 1,879             965          (1,154)
--------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from sales of securities available for sale                  1,997             965           1,248
   Proceeds from maturities of securities available for sale             1,681          21,369          25,823
   Proceeds from maturities of securities held to maturity               1,661           3,044           2,564
   Purchase of securities available for sale                                 0         (14,891)        (24,725)
   Purchase of securities held to maturity                              (1,177)         (4,446)         (6,459)
   Net change in loans                                                 (14,109)         (5,115)         (1,182)
   Proceeds from sale of mortgage servicing rights                           0               0              30
   Proceeds from sale of OREO                                              252              76             110
   Purchases of premises and equipment                                    (318)           (131)           (102)
   Proceeds from sale of equipment                                           6               2              27
--------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities               (10,007)            873          (2,666)
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net change in deposits                                                3,038             995           6,649
   Net change in securities sold under agreements to repurchase            101           1,167              51
   Net change in fed funds purchased                                       500               0               0
   Exercise of stock options                                                 0               9               0
   Repurchase and retirement of common stock                                 0             (42)              0
   Cash dividends paid                                                    (323)           (216)              0
--------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                           3,316           1,913           6,700
--------------------------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                            (4,812)          3,751           2,880
Cash and cash equivalents at beginning of year                          11,757           8,006           5,126
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $  6,945        $ 11,757        $  8,006
--------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
      Interest                                                        $  2,397        $  2,128        $  1,673
      Income taxes                                                         751             139             253
   Noncash investing activities during the year:
      Repossession of loan collateral                                 $      0        $    319        $    103
      Loan in connection with sale of OREO                                 178           1,003              32
      Receivable at close of escrow on sale of OREO                         48               0               0
   Noncash financing activities during the year:
      Reduction of guaranteed ESOP obligation                         $      0        $      0        $     49



See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1996, 1995, and 1994 (dollars in thousands, except per share amounts):

                                                                                     Net Unrealized
                                                                                        Gain (Loss)
                                                                                      on Securities    Guaranteed           Total
                                                       Shares    Common   Retained        Available          ESOP    Shareholders'
                                                  Outstanding     Stock   Earnings         For Sale    Obligation          Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                            1,079,985    $3,695     $3,986                          $(49)          $7,632

Cash dividends declared ($0.20/share)                                         (216)                                          (216)

Net unrealized loss on adoption of SFAS 115                                                  $ (12)                           (12)

Reduction of guaranteed ESOP obligation                                                                       49               49

Net unrealized loss on securities
  available for sale                                                                          (126)                          (126)

Net income                                                                     619                                            619
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                          1,079,985     3,695      4,389            (138)            0            7,946

Exercise of stock options                               1,735         9                                                         9

Repurchase and retirement of common stock              (5,000)      (42)                                                      (42)

Cash dividends declared ($0.30/share)                                         (323)                                          (323)

Net unrealized gain on securities
  available for sale                                                                           232                            232

Net income                                                                     945                                            945
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          1,076,720     3,662      5,011              94             0            8,767

Cash dividends declared ($0.30/share)                                         (323)                                          (323)

Net unrealized loss on securities
  available for sale                                                                          (109)                          (109)

Net income                                                                   1,083                                          1,083
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                          1,076,720    $3,662     $5,771           $ (15)         $  0           $9,418
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

NATURE OF OPERATIONS

The Company is principally engaged in business-oriented banking in the Counties of Alameda and Contra Costa, California. The Company primarily grants commercial loans, the majority of which are secured by owner-occupied commercial properties. Lending in residential and consumer categories is limited. Although the Company has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector of Northern California, including the real estate markets of the Northern California Bay Area.

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

INVESTMENTS IN DEBT SECURITIES

Investments in debt securities are classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. All other investments in debt securities are classified as available-for-sale securities, which are carried at market value with a corresponding recognition of the unrealized holding gain or loss as a net amount in a separate component of shareholders' equity until realized. Realized gains and losses on sales, if any, are included in noninterest income.

Amortization of premiums and accretion of discounts arising at acquisition of investment securities are included in income using methods that approximate the interest method. Gains or losses on the sale of securities are computed using the specific identification method.

LOANS

Loans held for investment are reported at the principal amount outstanding net of deferred loan fees. Interest on loans is credited to income as earned. Accrual of interest income is discontinued when the payment of interest or principal is 90 days or more past due, except when the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not received is generally reversed.

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

A loan is considered impaired when Management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impaired loans are those loans identified under the Bank's internal rating system as "doubtful" or "loss" or those "substandard" loans which have been placed on nonaccrual. Restructured loans are always classified as impaired. The Bank applies its normal loan review procedures when determining whether a loan is impaired.

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

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

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

NET INCOME PER SHARE

Net income per common and equivalent share is computed by dividing net income by the average number of outstanding common shares including the dilutive effect of stock options. Weighted average common and equivalent shares were 1,220,446, 1,215,877 and 1,127,920 for 1996, 1995 and 1994, respectively.

STOCK-BASED COMPENSATION

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" in 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company has chosen to continue using the intrinsic value-based method of option valuation ("APB 25") and provide pro forma disclosures (see note 7) of net income (loss) and earnings (loss) per share as if the accounting provisions of SFAS No. 123 had been adopted.

The binomial option pricing model was used by the Company to calculate option values pursuant to SFAS No. 123. This model, as well as other currently accepted option valuation models, incorporates highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the financial statement presentation for the current year. The reclassifications had no impact on the Bank's results of operations or shareholders' equity.

NEW ACCOUNTING PRONOUNCEMENT

In June 1996, SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued. The Statement establishes standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered sales. SFAS No. 125 also establishes standards for when a liability should be considered extinguished. This statement is effective for transfers of assets and extinguishments of liabilities after December 31, 1996, applied prospectively. In December 1996, the FASB reconsidered certain provisions of SFAS No. 125 and issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statements No. 125" to defer for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending and similar transactions. Earlier adoption or retroactive application of this statement with respect to any of its provisions is not permitted. Management believes that the effect of adoption on the Company's financial statements will not be material.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(2)  INVESTMENT IN DEBT SECURITIES

The amortized cost, gross unrealized gains (losses), estimated fair value and weighted average yield of debt securities at December 31, 1996 and 1995 are as follows:

                                                 1996                                         1995
                            ----------------------------------------------------------------------------------------------
                                           Gross       Gross                               Gross       Gross
                            Amortized   Unrealized  Unrealized   Estimated   Amortized  Unrealized  Unrealized   Estimated
(Dollars in thousands)           Cost        Gains      Losses  Fair value        Cost       Gains      Losses  Fair value
                            ----------------------------------------------------------------------------------------------
Available for sale:
U.S. Treasury and
  agency securities            $8,998          $29       $(53)      $8,974     $11,989        $167       $(13)     $12,143
Corporate securities                0            0          0            0         500           4          0          504
Mortgage-backed securities        366            0         (1)         365         556           0         (4)         552
--------------------------------------------------------------------------------------------------------------------------
  Total                        $9,364          $29       $(54)      $9,339     $13,045        $171       $(17)     $13,199
--------------------------------------------------------------------------------------------------------------------------
Weighted average yield          6.31%                                            6.13%
--------------------------------------------------------------------------------------------------------------------------
Held to maturity:
U.S. Treasury and
   agency securities           $3,198           $0       $(14)      $3,184    $  4,197       $  50         $0       $4,247
Obligations of states and
  political subdivisions        3,434           54         (4)       3,484       2,831          73         (2)       2,902
Mortgage-backed securities         72            3          0           75         183           7          0          190
--------------------------------------------------------------------------------------------------------------------------
  Total                        $6,704          $57       $(18)      $6,743    $  7,211        $130        $(2)     $ 7,339
--------------------------------------------------------------------------------------------------------------------------
Weighted average yield           6.94%                                                        5.96%
--------------------------------------------------------------------------------------------------------------------------

Securities with a carrying amount of $5,000,000 and $4,665,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law or contract.

The amortized cost, estimated market value and weighted average yield of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Maturing
                             ---------------------------------------------------------
Amortized Cost                After One      After Five
(Dollars in thousands)       In One Year      Through         Through          After
                               or Less      Five Years       Ten Years       Ten Years         Total
                             ------------   ------------    ------------    -----------     ------------
                             Cost   Yield   Cost   Yield    Cost   Yield    Cost  Yield     Cost   Yield
Available for sale:
U.S.Treasury and
  agency securities          $3,998  6.58%  $3,000  5.46%   $2,000  7.23%    $  0    NA     $8,998  6.35%
Mortgage-backed securities       84  1.06      282  6.58         0    NA        0    NA        366  5.31
--------------------------------------------------------------------------------------------------------
  Total amortized cost       $4,082  6.47%  $3,282  5.56%   $2,000  7.23%    $  0    NA     $9,364  6.31%
  Estimated market value     $4,110         $3,238          $1,991           $  0           $9,339
--------------------------------------------------------------------------------------------------------
Held to maturity:
U.S.Treasury and
  agency securities          $    0   NA    $2,202  5.82%   $  996  6.70%    $  0    NA     $3,198  6.09%
Obligations of states and
  political subdivisions(1)     272  8.94%     881  8.15     2,133  7.36      148  7.47%     3,434  7.68
Mortgage-backed securities   $    0    NA        0    NA         0    NA       72  9.00         72  9.00
--------------------------------------------------------------------------------------------------------
  Total amortized cost          272  8.94%  $3,083  6.48%   $3,129  7.15%    $220  7.96%    $6,704  6.94%
  Estimated market value     $  274         $3,102          $3,143           $224           $6,743
--------------------------------------------------------------------------------------------------------

(1) Interest on non-taxable securities and total interest income includes the effect of taxable equivalent adjustments using the expected federal corporate income tax rate of 34% in 1996 in adjusting interest on tax-exempt investment securities to a fully taxable basis.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

At December 31, 1996, 79% of the portfolio was composed of "AAA" rated U.S. Treasury and agency securities. The balance of the portfolio was composed of municipal securities rated as follows: 9% rated "AAA"; 3% rated "AA", and 9% rated "A". Municipal securities comprised 21% of the Bank's portfolio and are primarily issued by smaller, local government entities subject to a less active trading market. All other securities are subject to an active trading market and are widely available to the public.

Following is a schedule of gains (losses) realized on sales of securities for the years ended December 31:

(in thousands)              1996    1995     1994
-------------------------------------------------
Gains                       $ 0     $  0     $ 11
Losses                       (3)     (35)     (14)
-------------------------------------------------
Net losses                  $(3)    $(35)    $ (3)
-------------------------------------------------

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 consisted of the following:

(in thousands)                    1996             1995
-------------------------------------------------------
Commercial                     $15,568          $13,319
Real Estate:
  Construction                   6,813            2,250
  Mortgage                      41,930           35,137
  Held for sale                  2,923            4,984
  Equity                         2,178            1,042
Installment                      1,602            1,211
Other                              903              768
-------------------------------------------------------
                                71,917           58,711
Deferred loan fees                (555)            (559)
-------------------------------------------------------
                               $71,362          $58,152
-------------------------------------------------------

Loans on which the accrual of interest had been discontinued amounted to $208,000 at December 31, 1996. There were no such loans at December 31, 1995. Once placed on nonaccrual, no interest was recognized on such loans and if interest on such loans had been accrued, it would have amounted to approximately $33,000 for 1996.

Of the $208,000 in nonaccrual loans at December 31, 1996, only $82,000 was considered impaired; the remaining balances are guaranteed by the Small Business Administration. There were no impaired loans at December 31, 1995.

Certain directors and executive officers of the Company, certain entities to which they are related and certain of their relatives are loan customers of the Bank. Such loans, all of which were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, were $178,000 and $66,000 at December 31, 1996 and 1995, respectively. At December 31, 1996, these loans were revolving lines of credit, installment loans or credit card lines with credit limits in the aggregate amount of $277,000. At December 31, 1995, such loans were all revolving lines of credit with credit limits in the aggregate amount of $90,000.

Following is a schedule of the activity in the allowance for loan losses for the years ended December 31:

(in thousands)                            1996            1995          1994
----------------------------------------------------------------------------
Beginning balance                         $982           $ 756         $ 866
Loans charged off                          (35)            (27)         (133)
Recoveries on loans
  charged off                               24             408           123
----------------------------------------------------------------------------
Net (charge-offs) recoveries               (11)            381           (10)
Benefit for reduction
  in allowance                               0            (155)         (100)
----------------------------------------------------------------------------
Balance, end of year                      $971           $ 982         $ 756
----------------------------------------------------------------------------

The Company originates, and in certain instances sells, a portion of its Small Business Administration (SBA) loans with servicing retained. The amount of SBA loans serviced for others at December 31, 1996 and 1995 was approximately $16,237,000 and $18,289,000, respectively.

(4)  PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of:

(in thousands)                              1996             1995
-----------------------------------------------------------------
Land                                     $   354          $   354
Premises                                   1,106            1,091
Furniture and equipment                    2,032            1,800
Leasehold improvements                     1,248            1,224
-----------------------------------------------------------------
                                           4,740            4,469
-----------------------------------------------------------------
Less accumulated
  depreciation and amortization           (2,576)          (2,330)
-----------------------------------------------------------------
                                          $2,164          $ 2,139
-----------------------------------------------------------------

The Company leases certain premises under non-cancelable operating leases. Future minimum rental payments as of December 31, 1996 are as follows:

                                          Amount
                     Year          (in thousands)
                     ---------------------------
                     1997                   $247
                     1998                    252
                     1999                    252
                     2000                    257
                     2001                    243
               Thereafter                    670

Rent expense was $202,000 in 1996 and $164,000 and $160,000 in 1995 and 1994,
respectively.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(5)  INCOME TAXES

Components of income tax expense for the years ended December 31 were as follows:

(in thousands)                           1996              1995             1994
--------------------------------------------------------------------------------
Taxes currently payable:
   Federal                               $470              $456             $281
    State                                 184               146               79
--------------------------------------------------------------------------------
       Total currently payable           $654               602              360
--------------------------------------------------------------------------------
Deferred taxes:
   Federal                                 35               (20)              15
   State                                   (9)               18              (16)
--------------------------------------------------------------------------------
      Total deferred taxes                 26                (2)              (1)
--------------------------------------------------------------------------------
Total income tax expense                 $680              $600             $359
--------------------------------------------------------------------------------

Cumulative deferred income tax assets and liabilities at December 31 were as follows:

(in thousands)                            1996         1995
-----------------------------------------------------------
Deferred tax assets:
  State franchise tax                    $  63        $  51
  Provision for loan losses                112          114
  Nonaccrual interest                       15            0
  Unrealized loss on securities
    available for sale                      10            0
  Other                                     32           66
-----------------------------------------------------------
    Total deferred tax assets            $ 232        $ 231
-----------------------------------------------------------
Deferred tax liabilities:
  Unrealized gain on securities
    available for sale                       0          (60)
  Differences in tax and
    book depreciation                     (178)        (198)
  Other                                    (65)         (28)
-----------------------------------------------------------
    Total deferred tax liabilities        (243)        (286)
-----------------------------------------------------------
                                         $ (11)       $ (55)
-----------------------------------------------------------

The effective tax rate as a percentage of income or loss before income tax expense or benefit differs from the statutory federal income tax rate as follows:

                                            1996          1995         1994
---------------------------------------------------------------------------
Statutory federal
  income tax rate                           35.0%         35.0%        35.0%
Increase (decrease)
  resulting from:
  Tax exempt income
    on municipal securities                 (2.9)         (2.1)        (4.2)
  State franchise taxes, net of
    federal income tax benefit               6.5           7.0          7.0
  Other                                        0          (1.1)        (1.1)
---------------------------------------------------------------------------
    Effective tax rate                      38.6%         38.8%        36.7%
---------------------------------------------------------------------------

(6)  DEPOSITS

The aggregate amount of certificates of deposit of $100,000 or more was approximately $6,020,000 and $5,123,000 at December 31, 1996 and 1995,
respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit of $100,000 or more are as follows:

                                                 Amount
                   Year                   (in thousands)
                   ------------------------------------
                   1997                          $5,417
                   1998                             300
                   1999                             100
                   2000                               0
                   2001 and thereafter              203
                   ------------------------------------
                                                 $6,020
                   ------------------------------------

(7)  STOCK OPTION PLANS

Under the Company's stock option plans, up to 303,186 shares of the Company's common stock were reserved for the purpose of granting stock options to directors, officers and key employees. Under the plans, options may not be granted at a price less than the fair market value at the date of the grant, may be exercised over a ten-year term and vest ratably over periods of up to five years from the date of the grant. Options for the purchase of 228,571 shares were exercisable and 8,920 shares were available for grant as of December 31, 1996.

The following is a summary of changes in options outstanding:

                                                                   Weighted
                                                                    Average
                                                       Shares         Price
---------------------------------------------------------------------------
Outstanding at January 1, 1994                        241,575        $ 5.50
Options forfeited                                     (97,065)         5.65
Options granted                                       153,741          4.25
---------------------------------------------------------------------------
Outstanding at December 31, 1994                      298,251          4.80
Options forfeited                                     (21,000)         4.85
Options exercised                                      (1,735)         5.44
Options granted (fair value $3.45)                     18,750         7.875
---------------------------------------------------------------------------
Outstanding at December 31, 1995 and 1996             294,266        $ 4.99
---------------------------------------------------------------------------


SFAS No. 123 Pro forma disclosures

The Company applies APB No. 25 in accounting for its stock options granted. Had compensation cost been determined for options granted in 1995 consistent with SFAS No. 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below for the years ended December 31,:

(in thousands, except per share amounts)         1996                  1995
---------------------------------------------------------------------------
Net income:
  As reported                                  $1,083                 $ 945
  Pro forma                                     1,070                   932

Net income per common and equivalent share:
    As reported                                $ 0.89                 $0.78
    Pro forma                                    0.88                  0.77


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

The fair value of the 1995 option grants was estimated using the binomial option pricing model with the following weighted-average assumptions.

     Dividend Yield                  3.6%
     Volatility                       40%
     Risk free interest rate           6%
     Expected term (years)            10

The following table summarizes information about fixed stock options outstanding at December 31, 1996:

               Outstanding                         Exercisable
---------------------------------------       ----------------------
                 Weighted
                 Average                                    Weighted
                Remaining    Range of                       Average
  Number          Life       Exercise           Number      Exercise
of options       (years)      Prices          of options      Price
----------     -----------  -----------       ----------    ---------
 294,266           7        $4.25-$7.875        228,571       $4.96

(8)  EMPLOYEE STOCK OWNERSHIP PLAN

All employees of the Company who have satisfied age and length of service requirements are eligible to participate in an employee stock ownership plan
(ESOP). Contributions by the Company were $57,000 in 1996, $68,000 in 1995 and $63,000 in 1994.

(9)EMPLOYEE SAVINGS PLAN

The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees. The plan provides for employer matching contributions at 50% of employee contributions, not to exceed 2.5% of eligible employee compensation. The Company's expense was $41,000 for 1996, $35,000 for 1995 and $32,000 for 1994.

(10)  OTHER INCOME AND EXPENSES

Components of other income and expenses which exceed one percent of total income in at least one of the years presented are shown below for the years ended December 31:

(in thousands)                           1996          1995          1994
-------------------------------------------------------------------------
Other income:
  Recovery of prior years'
    expenses in connection
    with OREO                          $    0        $    0        $  215
  Gain on sale of mortgage
    servicing rights                        0             0            43
  Other                                   134            66           107
-------------------------------------------------------------------------
                                       $  134        $   66        $  365
-------------------------------------------------------------------------
Other expenses:
  Data processing                      $  287        $  278        $  242
  Professional services                   226           196           285
  Bankcard                                202           164           139
  Directors' fees and expenses            139           145            83
  FDIC insurance                            2            90           191
  Other bank insurance                     69            77            88
  Other                                   594           456           445
-------------------------------------------------------------------------
                                       $1,519        $1,406        $1,473
-------------------------------------------------------------------------

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

The Company's commitments to extend credit totaled approximately $14,969,000 and $15,057,000 at December 31, 1996 and 1995, respectively. Commitments under standby letters of credit approximated $264,000 and $335,000 at December 31, 1996 and 1995, respectively. Commitments under the Bank's credit card program approximated $643,000 and $649,000 at December 31, 1996 and 1995, respectively. No significant losses are anticipated as a result of these commitments. Most of the outstanding commitments to extend credit are at variable rates tied to the Bank's reference rate.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments, the majority of which are for one year or less, issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(13)  REGULATORY MATTERS

The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Company is prohibited from borrowing from the Bank unless the loans are secured by specified obligations. Such secured loans and other advances by the Bank to affiliates of the Bank are limited in amount to 10 percent of the Bank's capital and surplus on a per affiliate basis and to 20 percent of the Bank's capital and surplus on an aggregate affiliate basis. At December 31, 1996, the Bank had no loans outstanding to the Company.

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank of San Francisco. The average required reserve balances were approximately $24,000 and $127,000 during 1996 and 1995, respectively.

Bank dividends are regulated by various government entities, including the Federal Deposit Insurance Corporation (FDIC) and the California State Banking Department. In addition, California law limits the amount of dividends the Bank may pay, without prior approval of the California Superintendent of Banks, to the lesser of the retained earnings of the Bank or the net income of the Bank for its last three fiscal years, less any distributions during such period. At December 31, 1996, the Bank has approximately $2,110,000 available for payment of dividends, which payment would not require the prior approval of the Superintendent of Banks under this limitation.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators, that if undertaken, could have a direct material effect on the financial statements of the Company and the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items of the Bank as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

As of December 31, 1996, the Bank was "well" capitalized under the regulatory framework for prompt corrective action. As of December 31, 1996, the Company and the Bank met all capital adequacy requirements to which they are subject and no conditions or events have occurred since notification to change the Bank's prompt corrective action category.

To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables.

The actual capital amounts and ratios for the Company and the Bank at December 31, 1996 and 1995 are also presented in the following tables:

                            RISK-BASED CAPITAL RATIOS

                                                  Company            Bank
December 31, 1996 (dollars in thousands):      Amount  Ratio     Amount  Ratio
------------------------------------------------------------------------------
Tier 1 capital (actual)                       $ 9,433   12.4%   $ 9,589   12.6%
Tier 1 capital for adequacy purposes            3,054    4.0      3,049    4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions              NA     NA    $ 4,574    6.0%

Total capital (actual)                        $10,388   13.6%   $10,542   13.8%
Total capital for adequacy purposes             6,109    8.0      6,098    8.0
Total capital to be well capitalized under
  prompt corrective action provisions              NA     NA    $ 7,623   10.0%
------------------------------------------------------------------------------
Risk-weighted assets                               $76,360           $76,227
------------------------------------------------------------------------------

                             TIER 1 LEVERAGE RATIOS

                                                   Company           Bank
December 31, 1996 (dollars in thousands):        Amount  Ratio   Amount  Ratio
------------------------------------------------------------------------------
Tier 1 capital (actual)                         $9,433    9.9%   $9,589   10.1%
Tier 1 capital for adequacy purposes             3,803    4.0     3,797    4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions               NA     NA    $4,747    5.0%
------------------------------------------------------------------------------
Average assets*                                     $95,077          $94,937
------------------------------------------------------------------------------

(* Average total assets do not include unrealized gains/losses on securities available for sale.)

                            RISK-BASED CAPITAL RATIOS

                                              Company             Bank
December 31, 1995 (dollars in thousands):      Amount  Ratio     Amount  Ratio
------------------------------------------------------------------------------
Tier 1 capital (actual)                       $ 8,674  13.6%    $ 8,788   13.8%
Tier 1 capital for adequacy purposes            2,551   4.0       2,545    4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions              NA    NA     $ 3,817    6.0%

Total capital (actual)                        $ 9,471  14.9%    $ 9,583   15.1%
Total capital for adequacy purposes             5,101   8.0       5,090    8.0
Total capital to be well capitalized under
  prompt corrective action provisions              NA    NA     $ 6,362   10.0%
------------------------------------------------------------------------------
Risk-weighted assets                               $63,766          $63,623
------------------------------------------------------------------------------

                             TIER 1 LEVERAGE RATIOS

                                                    Company           Bank
December 31, 1995 (dollars in thousands):       Amount  Ratio    Amount  Ratio
------------------------------------------------------------------------------
Tier 1 capital (actual)                         $8,674    9.5%   $8,788    9.7%
Tier 1 capital for adequacy purposes             3,645    4.0     3,639    4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions               NA     NA    $4,549    5.0%
------------------------------------------------------------------------------
Average assets*                                      $91,122        $90,974
------------------------------------------------------------------------------

(* Average total assets do not include unrealized gains/losses on securities available for sale.)

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(14)  Parent Company Financial Information

The Condensed Balance Sheets, Income Statements and Statements of Cash Flows for Bay Commercial Services (Parent Company only) are presented below:

                            CONDENSED BALANCE SHEETS

December 31 (in thousands):                     1996               1995
-----------------------------------------------------------------------
ASSETS
Cash                                          $  150             $   50
Investment in Bay Bank of Commerce             9,574              8,882
Premises, net                                    131                141
Other assets                                       2                 32
-----------------------------------------------------------------------
  Total assets                                $9,857             $9,105
-----------------------------------------------------------------------
LIABILITIES AND
   SHAREHOLDERS' EQUITY
Borrowed funds and other liabilities          $  439             $  338
Shareholders' equity                           9,418              8,767
-----------------------------------------------------------------------
 Total liabilities and shareholders' equity   $9,857             $9,105
-----------------------------------------------------------------------

                           CONDENSED INCOME STATEMENTS

Years ended December 31 (in thousands):       1996       1995      1994
-----------------------------------------------------------------------
Cash dividends from
  Bay Bank of Commerce                      $  325       $335      $ 20
Other income                                    24         24        24
Other expenses                                 (67)       (72)      (76)
-----------------------------------------------------------------------
Income (loss) before equity in
  undistributed income of subsidiary           282        287       (32)
Equity in undistributed income of
  subsidiary                                   801        658       651
-----------------------------------------------------------------------
  Net income                                $1,083       $945      $619
-----------------------------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31 (in thousands)        1996       1995      1994
-----------------------------------------------------------------------
Net income                                  $1,083      $ 945     $ 619
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
     Equity in undistributed income of
        subsidiary                            (801)      (658)     (651)
     Depreciation                               10          9        10
     Change in other assets                     30          1       338
     Change in borrowed funds and other
        liabilities                            101         (7)        5
-----------------------------------------------------------------------
Net cash provided by operating activities      423        290       321
-----------------------------------------------------------------------
Cash flows used in investing activities:
  Capital contribution to subsidiary             0          0      (315)
-----------------------------------------------------------------------
Cash flows provided by (used in)
  financing  activities:
    Exercise of stock options                    0          9         0
    Repurchase and retirement of
       common stock                              0        (42)        0
    Dividends paid                            (323)      (216)        0
-----------------------------------------------------------------------
Net cash used in financing  activities        (323)      (249)        0
-----------------------------------------------------------------------
Net increase in cash                           100         41         6
Cash at beginning of year                       50          9         3
-----------------------------------------------------------------------
Cash at end of year                         $  150      $  50     $   9
-----------------------------------------------------------------------
Noncash financing activities during
  the year:
  Dividend payable                          $  323       $323      $216
  Payoff guaranteed ESOP obligation              0          0        49

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

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

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

Deposit liabilities and securities sold under agreements to repurchase: The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, savings and interest-bearing demand, is equal to the amount payable on demand as of December 31, 1996. The fair value of certificates of deposit and securities sold under agreements to repurchase are based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for instruments of similar remaining maturities.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1996.

                                         Carrying         Estimated
                                            value        fair value
-------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents               $ 6,945           $ 6,945
  Securities available for sale             9,339             9,339
  Securities held to maturity               6,704             6,743
  Loans held for sale, net of
    reserve for credit losses               2,919             3,019
  Loans, net of reserve for
    credit losses                          68,412            68,441
Financial liabilities:
  Deposits                                 83,291            83,334
  Securities sold under
    agreement to repurchase                 2,304             2,306

At December 31, 1996, the Company had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value. See Note 12.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the estimated fair value of originated servicing rights on SBA loans, and the value of premises and equipment at December 31, 1996.

INDEPENDENT AUDITORS' REPORT                                   (Deloitte's logo)

To the Shareholders and Directors of
Bay Commercial Services:

We have audited the accompanying consolidated balance sheets of Bay Commercial Services and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bay Commercial Services and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP


San Jose, California
January 15, 1997

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       14

                             SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------------------------


(Dollars in thousands, except per share amounts):               1996         1995           1994           1993             1992
--------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,

Results of operations:
  Interest income                                         $    7,826   $    7,456     $    6,086     $    5,520       $    6,215
  Interest income on a taxable equivalent basis                7,904        7,505          6,146          5,591            6,285
  Interest expense                                             2,457        2,310          1,766          1,552            2,206
  Net interest income                                          5,369        5,146          4,320          3,968            4,009
  Net interest income on a taxable equivalent basis            5,447        5,195          4,380          4,039            4,079
  Provision (benefit) for loan losses                              0         (155)          (100)             0            2,039
  Net interest income after provision (benefit)
     for loan losses                                           5,369        5,301          4,420          3,968            1,970
  Noninterest income                                           1,080          716          1,076          1,178            1,953
  Noninterest expense                                          4,686        4,472          4,518          4,626            4,336
  Income tax expense (benefit)                                   680          600            359            146             (193)
  Net income (loss)                                            1,083          945            619            374             (220)
--------------------------------------------------------------------------------------------------------------------------------
Per common and equivalent share:
  Net income (loss)                                       $     0.89   $     0.78     $     0.55     $     0.35       $    (0.20)
  Book value (year-end)                                         8.75         8.14           7.36           7.07             6.67
  Cash dividends declared                                       0.30         0.30           0.20              0                0
  Weighted average common and
    equivalent shares outstanding                          1,220,446    1,215,877      1,127,920      1,079,985        1,079,985
--------------------------------------------------------------------------------------------------------------------------------
Balance sheet at December 31:
  Assets                                                  $   96,769   $   92,819     $   89,193     $   81,895       $   81,880
  Securities held to maturity                                  6,704        7,211         14,823         10,943            7,761
  Securities available for sale                                9,339       13,199         11,165         13,478            9,218
  Federal funds sold                                               0        6,700          2,530          1,000                0
  Total loans                                                 71,362       58,152         51,566         48,777           52,899
  Deposits                                                    83,291       80,253         79,258         72,609           71,913
  Funds borrowed, other than deposits                          2,804        2,203          1,036            985            2,212
  Shareholders' equity                                         9,418        8,767          7,946          7,632            7,208
--------------------------------------------------------------------------------------------------------------------------------
Balance sheet - average balances:
  Assets                                                  $   95,063   $   91,106     $   86,112     $   81,613       $   83,755
  Securities -  taxable (1)                                   15,234       20,370         21,368         14,647           13,790
  Securities -  nontaxable (1)                                 3,165        2,186          2,113          2,406            2,344
  Federal funds sold and securities purchased
    under agreements to resell                                 4,870        6,469          3,688          3,987            2,001
  Total loans                                                 63,008       52,830         49,109         49,319           55,075
  Earning assets (1)                                          86,110       81,652         75,425         67,380           69,973
  Deposits                                                    82,611       80,262         76,690         72,027           73,459
  Funds borrowed, other than deposits                          2,209        1,313          1,021          1,412            1,958
  Interest-bearing liabilities                                59,696       57,004         55,238         53,509           58,730
  Shareholders' equity                                         9,215        8,541          7,846          7,395            7,538
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                              1996          1995
                                                          Compared       Compared
(Dollars in thousands, except per share amounts):          to 1995        to 1994
---------------------------------------------------------------------------------
Years ended December 31,

Results of operations:
  Interest income                                          $   370        $ 1,370
  Interest income on a taxable equivalent basis                399          1,359
  Interest expense                                             147            544
  Net interest income                                          223            826
  Net interest income on a taxable equivalent basis            252            815
  Provision (benefit) for loan losses                          155            (55)
  Net interest income after provision (benefit)
     for loan losses                                            68            881
  Noninterest income                                           364           (360)
  Noninterest expense                                          214            (46)
  Income tax expense (benefit)                                  80            241
  Net income (loss)                                            138            326
---------------------------------------------------------------------------------
Per common and equivalent share:
  Net income (loss)                                        $  0.11        $  0.23
  Book value (year-end)                                       0.61           0.78
  Cash dividends declared                                     0.00           0.10
  Weighted average common and
    equivalent shares outstanding                            4,569         87,957
---------------------------------------------------------------------------------
Balance sheet at December 31:
  Assets                                                   $ 3,950        $ 3,626
  Securities held to maturity                                 (507)        (7,612)
  Securities available for sale                             (3,860)         2,034
  Federal funds sold                                        (6,700)         4,170
  Total loans                                               13,210          6,586
  Deposits                                                   3,038            995
  Funds borrowed, other than deposits                          601          1,167
  Shareholders' equity                                         651            821
---------------------------------------------------------------------------------
Balance sheet - average balances:
  Assets                                                   $ 3,957        $ 4,994
  Securities -  taxable (1)                                 (5,136)          (998)
  Securities -  nontaxable (1)                                 979             73
  Federal funds sold and securities purchased
    under agreements to resell                              (1,599)         2,781
  Total loans                                               10,178          3,721
  Earning assets (1)                                         4,458          6,227
  Deposits                                                   2,349          3,572
  Funds borrowed, other than deposits                          896            292
  Interest-bearing liabilities                               2,692          1,766
  Shareholders' equity                                         674            695
---------------------------------------------------------------------------------


(1) Excluding unrealized gain(loss) on securities available for sale

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and selected financial data found elsewhere in this Annual Report.

OVERVIEW

Net income of Bay Commercial Services (the "Company") in 1996 was $1,083,000 or $0.89 per share compared to $945,000 or $0.78 per share in 1995. The return on average assets was 1.1% in 1996 and 1.0% in 1995. The return on average shareholders' equity was 11.8% in 1996 and 11.1% in 1995.

Strong loan growth during 1996 was a significant factor in the $138,000 or 15% increase in net income compared to 1995. Net interest income increased $223,000 or 4%, principally due to a $10,191,000 or 19% growth in average earning loans during 1996 compared to 1995. Noninterest income increased $364,000 or 51% over 1995 with the largest contribution from a $167,000 increase in gain on sale of loans. The increased income was partially offset by a $214,000 or 5% increase in noninterest expenses, a $155,000 credit to the provision for loan losses during 1995 which was not repeated in 1996, and an $80,000 or 13% increase in income tax expense. Higher noninterest expenses in 1996 were principally due to increases in salaries and employee benefits related to the Bank's 1996 branch expansion and the settlement of a litigation matter during 1996.

Net income for the Company in 1995 of $945,000 was $326,000 or 53% higher than in 1994. principally due to an $826,000 or 19% increase in net interest income which was partially offset by a $360,000 or 33% reduction in noninterest income and a $241,000 or 67% increase in income tax expense.

Total assets were $96,769,000 at December 31, 1996, compared to $92,819,000 at December 31, 1995. The $3,950,000 or 4% increase in assets reflected the use of funds generated principally from deposit growth of $3,038,000 or 4% and a $651,000 or 7% increase in shareholders' equity during 1996. Total loans at December 31, 1996 increased $13,210,000 or 23% from December 31, 1995, funded by the deposit growth and reductions in the investment portfolio and cash and cash equivalents. Total securities declined $4,367,000 or 21% and cash and cash equivalents declined $4,812,000 or 41% during 1996.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income, which is the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets exceed the cost of interest-bearing liabilities. Net interest income is affected by changes in interest rates as well as the composition and volume of interest-earning assets and interest-bearing liabilities.

Net interest income of $5,369,000 for 1996 increased $223,000 or 4% compared to 1995. The increase was principally due to a $4,458,000 or 5% growth in average interest-earning assets. The net interest margin, the ratio of net interest income to average interest-earning assets, was 6.24% in 1996 compared to 6.30% in 1995.

Net interest income of $5,146,000 in 1995 increased $826,000 or 19% compared to 1994, reflecting growth in average interest-earning assets and an increase in the net interest margin. Average interest-earning assets during 1995 increased $6,227,000 or 8% compared to 1994. The net interest margin rose to 6.30% in 1995 compared to 5.73% in 1994 as the result of generally higher interest rates in 1995 compared to 1994.

Interest income, which includes interest and fees generated by interest-earning assets, totaled $7,826,000 in 1996, a $370,000 or 5% increase over 1995. The increase was due to a $4,458,000 or 5% growth in average interest-earning assets. The yield on average interest-earning assets declined slightly to 9.09% in 1996 compared to 9.13% during 1995. The growth in average interest-earning assets in 1996 principally reflected $10,191,000 or 19% growth in average earning loans which was partially funded by a $5,756,000 or 20% reduction in average total securities and overnight funds (federal funds sold and securities purchased under repurchase agreements). The benefit of the shift in the asset mix during 1996 to a larger proportion of higher yielding loans (73% of average interest-earning assets in 1996 compared to 64% in 1995) was not sufficient to outweigh the effect of lower overall lending and money market rates.

Interest income of $7,456,000 in 1995 increased $1,370,000 or 23% from 1994. The increase was due to a $6,227,000 or 8% growth in average interest-earning assets and an increase in the average yield on earning assets to 9.1% in 1995 from 8.1% in 1994. The higher yield in 1995 reflected higher overall lending and money market rates compared to 1994 and the interest-rate sensitivity of the Bank's assets. The ratio of average earning loans to total average interest-earning assets was unchanged at 64% in both 1995 and 1994.

Interest expense of $2,457,000 in 1996 rose $147,000 or 6% compared to 1995. The higher interest expense reflected a $2,692,000 or 5% increase in average interest-bearing liabilities and an increase in the rate paid for those liabilities to 4.12% in 1996 from 4.05% in 1995. When compared to 1995, the average rates paid on individual deposit categories generally declined during 1996 in response to overall lower market rates but the composition of the portfolio in 1996 shifted to a larger proportion of higher cost time deposits. Average time deposits as a percentage of average interest-bearing liabilities increased to 54% for 1996 from 49% for 1995.

Interest expense of $2,310,000 in 1995 rose $544,000 or 31% compared to 1994 as a result of an increase in the volume of average interest-bearing liabilities. Average interest-bearing liabilities increased $1,766,000 or 3% and the average rate paid for those liabilities increased to 4.1% from 3.2% in 1994. . The higher rate paid for interest-bearing liabilities principally reflected the higher prevailing market interest rates during 1995. Average noninterest-bearing demand deposits also increased during 1995, by $2,098,000 or 9% compared to 1994.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more assets than liabilities reprice in a given period (an asset sensitive position), interest rate changes will be reflected more quickly in rates on earning assets. If interest rates decline, an asset sensitive position could adversely affect net interest income. Alternatively, where liabilities reprice more quickly than assets in a given period (a liability sensitive position) a decline in market rates could benefit net interest income. The results would reverse if market rates were to increase.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

The following table presents the Company's interest rate sensitivity gap position at December 31, 1996. For any given period, the repricing is matched when an equal amount of assets and liabilities reprice. The repricing of a fixed rate asset or liability is considered to occur at its contractual maturity or, for those assets which are held for sale, within the time period during which sale may reasonably be expected to be accomplished. Floating rate assets or liabilities are considered to reprice in the period during which the rate can contractually change. Any excess of either assets or liabilities in a period results in a gap, or mismatch, shown in the table. A positive gap indicates asset sensitivity and a negative gap indicates liability sensitivity.

                                                                        INTEREST SENSITIVITY PERIOD
                                                   ---------------------------------------------------------------------
                                                                    OVER 3          OVER 1
                                                   3 MONTHS      MONTHS TO         YEAR TO         OVER 5
(Dollars in thousands)                              OR LESS         1 YEAR         5 YEARS          YEARS          TOTAL
------------------------------------------------------------------------------------------------------------------------
 Interest rate sensitive assets:
  Loans (net of nonaccrual)                         $47,407        $ 3,936         $ 7,873        $12,493        $71,709
  Securities (excluding valuation allowance)          2,245          2,109           6,366          5,349         16,069
------------------------------------------------------------------------------------------------------------------------
    Total                                            49,652          6,045          14,239         17,842         87,778
------------------------------------------------------------------------------------------------------------------------
Interest rate sensitive liabilities:
  Interest-bearing
    transaction accounts                             16,684             --              --             --         16,684
  Savings deposits                                    6,566             --              --             --          6,566
  Time deposits of $100,000 or more                  13,951          3,418             503            100         17,972
  Other time deposits                                10,724          3,972           1,175             --         15,871
  Other borrowed funds                                  733          2,071              --             --          2,804
------------------------------------------------------------------------------------------------------------------------
    Total                                            48,658          9,461           1,678            100         59,897
------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                       $   994        $(3,416)        $12,561        $17,742        $27,881
========================================================================================================================
Cumulative interest rate
 sensitivity gap                                    $   994        $(2,422)        $10,139        $27,881
========================================================================================================================
Cumulative interest rate
 sensitivity gap to total assets                        1.0%          (2.5)%          10.5%          28.8%

This table presents a static gap, which is a position at a point in time. It does not address the interest rate sensitivity of assets or liabilities which would be added through growth, nor does it anticipate the future interest rate sensitivity of assets and liabilities once they have repriced, and it assumes equivalent elasticity of assets and liabilities.

The interest rate sensitivity analysis at December 31, 1996, indicates that the Company is liability sensitive in the "Over 3 months to 1 year" period and asset sensitive over the remaining time periods.

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

The provision for loan losses reflects an amount sufficient to cover estimated loan losses and to maintain the allowance for loan losses at a level which, in Management's opinion, is adequate to absorb potential credit losses inherent in loans, outstanding loan commitments and standby letters of credit.

As of December 31, 1996, the allowance for loan losses was $971,000 compared to $982,000 at December 31, 1995. The reduced allowance reflected net loan charge-offs of $11,000 during 1996. The ratio of the allowance for loan losses to total loans was 1.4% at December 31, 1996, and 1.7% at December 31, 1995. Due to the level of the allowance in relation to both nonperforming and total outstanding loans, no provision for loan losses was made during either 1996 or 1995. The reserve was decreased by a $155,000 credit to the provision for loan losses during 1995 due to a net reduction during 1995 in nonperforming loans and an evaluation of the allowance for loans losses in relation to nonperforming loans. While Management uses available information to provide for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Based upon information currently available, Management believes that the allowance for loan losses at December 31, 1996, is adequate to absorb future possible losses. However, no assurance can be given that the Company may not sustain charge-offs which are in excess of the size of the allowance in any given period.

Information on nonperforming loans for years ended December 31, 1996 and 1995 is summarized in the following table.

(Dollars in thousands)                    1996        1995      $ CHANGE      % CHANGE
--------------------------------------------------------------------------------------
Net loan (charge-offs) recoveries         $(11)        $381        $(392)         (103)%

Ratio of net loan (charge-offs)
  recoveries to average loans                0          0.7%                      (0.7)%

Nonperforming loans at December 31:
  Nonaccrual loans                        $208         $  0        $ 208             0
  Accruing loans past due
   90 days or more                         227           99          128           129%
  Restructured loans                         0            0            0             0
--------------------------------------------------------------------------------------
    Total nonperforming loans             $435         $ 99        $ 336           339%
======================================================================================
Ratio of nonperforming loans               0.6%         0.2%
  to total loans

Ratio of allowance for loan losses
  to nonperforming loans                   232%         992%

Other real estate owned                      0         $359        $(359)         (100)%

Because 56% of total nonperforming loans at December 31, 1996 are guaranteed by the SBA, any potential loss would be proportionately reduced. The ratio of nonperforming loans to total loans, at 0.6%, is well below statewide peer averages according to data published by the FDIC for the period ended September 30, 1996, and Management believes that the increases in nonperforming loans as of December 31, 1996 are not representative of any specific trend within the loan portfolio.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

OTHER REAL ESTATE OWNED

As of December 31, 1996, all properties classified as other real estate owned ("OREO") had been sold. At December 31, 1995, OREO of $359,000 consisted of three properties acquired through foreclosure. OREO consists of real estate acquired as a result of legal foreclosure or through receipt of a deed in lieu of foreclosure. OREO amounts are carried at the lower of cost or fair value less estimated disposal costs. When the property is acquired, any excess of the loan balance over fair value of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are included in noninterest income or noninterest expense. OREO assets are not depreciated and any rental income is applied against current expenses or the recorded balance of the asset.

NONINTEREST INCOME

Total noninterest income of $1,080,000 for 1996 increased $364,000 or 51% compared to 1995. The greatest change was a $167,000 increase in gain on sale of loans, reflecting larger sales of loans guaranteed by the Small Business Administration ("SBA loans") during 1996 than in 1995. Other noninterest income increased $68,000 or 103% in 1996, principally due to the 1996 recovery of prior years' expenses related to charged-off loans. Increases also occurred from the gain on sale of OREO and in bankcard income, which were up $62,000 or 109% and $43,000 or 20%, respectively, over 1995. Income related to gain on sale of OREO is not anticipated in 1997. The increases in noninterest income were partially offset by a decrease in 1996 of $32,000 or 19% in loan servicing income, principally due to SBA loan payoffs. The Bank experienced increased payoffs of SBA loans during 1996 as some borrowers refinanced with aggressively priced fixed-rate (non-SBA) loans offered by other lenders. These payoffs caused the Bank's serviced portfolio to decrease and servicing income to decline. The serviced portfolio could experience additional reductions if payoffs were to continue at a rate in excess of SBA loan sales.

Noninterest income of $716,000 for 1995 declined $360,000 or 33% compared to 1994. Of this decrease, $215,000 represented 1994 recoveries of costs previously expensed on OREO properties. The closing of the Bank's mortgage division in 1994 contributed to reductions in 1995 noninterest income of $43,000 in gain on sale of mortgage servicing rights and $15,000 in loan servicing income. Other factors contributing to the decline in noninterest income in 1995 included additional losses of $32,000 on sales of securities as well as decreases of $24,000 in service charges and $9,000 in SBA loan servicing income. Service charges and fees declined principally due to reduced analysis charges as customer deposit balances earned at higher rates during 1995. Partially offsetting these reductions in noninterest income was a $30,000 or 17% increase in bankcard income compared to 1994.

NONINTEREST EXPENSE

Total noninterest expenses of $4,686,000 for 1996 increased $214,000 or 5% compared to 1995. The largest factor contributing to this increase was a $113,000 or 8% increase in other noninterest expense. Salaries and employee benefits increased $84,000 or 3%, reflecting incentive bonuses and the addition of staff in preparation for the opening of a new branch of the Bank in December, 1996. Occupancy expense increased $17,000 or 3% principally due to the opening of the new branch. Factors contributing to the increase in other noninterest expense included a $138,000 or 30% increase in other expenses which principally reflected the settlement of a litigation matter. Bankcard expense increased $38,000 or 23% as merchant bankcard activity increased. Professional fees rose $30,000 or 15% principally due to increased legal fees. These increases were partially offset by an $88,000 or 98% decrease in assessment fees paid to the Federal Deposit Insurance Corporation (FDIC), the result of a reduction in deposit insurance rates for the Bank Insurance Fund.

Total noninterest expenses of $4,472,000 for 1995 were $46,000 or 1% less than in 1994. The largest change was in other noninterest expenses, which declined $67,000 or 5% to $1,406,000 in 1995. Included in this change were decreases of $101,000 or 53% in FDIC insurance premiums and $89,000 or 31% in professional services which were partially offset by increases of $62,000 or 75% in directors' fees and $36,000 or 15% in data processing fees. Professional services fees declined principally due to reduced legal fees related to loan collection activities. Increased data processing expense reflected a full year with the service bureau performing the Bank's proof, transit and statement processing work. Directors' fees rose in 1995 due to an increase in the amount paid per meeting. Salaries and employee benefits, net of deferred loan origination costs, increased $33,000 or 1% to $2,470,000 in 1995, as a $46,000 or 70% increase in executive officer bonuses was partially offset by reduced group insurance expense and higher deferred loan origination costs.

PROVISION FOR INCOME TAXES

The provision for income tax expense was $680,000 in 1996 compared to $600,000 in 1995. The $80,000 or 13% increase reflected the increase in taxable income. The effective income tax rates were 38.6%, 38.8% and 36.7% for 1996, 1995, and 1994, respectively. See also Note 5 in "Notes to Consolidated Financial Statements".

FINANCIAL CONDITION

LOANS AND INVESTMENTS

Total loans of $71,362,000 at December 31, 1996 increased $13,210,000 or 23% from December 31, 1995. Total securities declined $4,367,000 or 21% and cash and cash equivalents declined $4,812,000 or 41% compared to December 31, 1995. The strong loan growth in 1996 reflected loan marketing efforts by the Bank and the resurgence of loan demand in the East Bay.

DEPOSITS AND OTHER BORROWED FUNDS

Total deposits of $83,291,000 at December 31, 1996 increased $3,038,000 or 4% compared to December 31, 1995. Funds were also provided by increases of $101,000 or 5% in securities sold under agreements to repurchase and $500,000 in federal funds purchased compared to December 31, 1995. Deposit growth was strongest in time deposits, up $4,050,000 or 17%. Certificates of deposit of $100,000 or more also increased, $897,000 or 18% compared to December 31, 1995. The growth in time deposits was partially offset by decreases of $1,266,000 or 5% in savings and interest-bearing demand and $643,000 or 2% in noninterest-bearing demand compared to year-end 1995.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

OTHER ASSETS AND OTHER LIABILITIES

As previously discussed, all OREO assets had been sold as of December 31, 1996, resulting in a $359,000 decrease from December 31, 1995. Interest and fees receivable remained relatively unchanged at $585,000 compared to $600,000 at December 31, 1995. Other assets of $641,000 at December 31, 1996 were 257,000 or 67% higher than year-end 1995, reflecting increased receivables and deferred tax assets. Interest payable and other liabilities at December 31, 1996, declined $340,000 or 21% from year-end 1995 principally due to payment of income tax liabilities.

LIQUIDITY

Liquidity is defined as the ability of the Company to meet present and future obligations either through the sale or maturity of existing assets, or by the acquisition of funds through liability management. The Company manages its liquidity to provide adequate funds to support both the borrowing needs of its customers and fluctuations in deposit flows. The Company defines liquid assets to include cash and noninterest-bearing deposit balances, federal funds sold, all marketable securities less liabilities that are secured by any of the securities, and loans held for sale, less any reserve requirements being met by any of the above. Net deposits and short-term liabilities include all deposits, federal funds purchased, repurchase agreements and other borrowings and debt due in one year or less. The liquidity ratio is calculated by dividing total liquid assets by net deposits and short term liabilities. The Company's liquidity ratio by this measure was 28% at December 31, 1996, and 42% at December 31, 1995. The lower liquidity ratio at December 31, 1996 compared to December 31, 1995 is the result of reductions in the Bank's investment portfolio to fund its loan growth during the period. It is the opinion of Management that the Company's and the Bank's liquidity positions are sufficient to meet their respective needs.

In addition, the Bank has informal, non-binding, federal funds borrowing arrangements totaling $5,000,000 with a correspondent bank and a $3,000,000 repurchase facility to meet unforeseen outflows. As of December 31, 1996, $500,000 was outstanding from these credit facilities. As of December 31, 1996, the Bank did not carry any brokered deposit balances.

CAPITAL

The Company and the Bank are subject to Federal Reserve Board guidelines and regulations of the FDIC governing capital adequacy. The Federal Reserve Board's risk-based and leverage capital guidelines for bank holding companies are substantially the same as the FDIC's capital regulations for nonmember banks.

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

The following tables present the Company's and the Bank's regulatory capital positions at December 31, 1996:

                            RISK BASED CAPITAL RATIO

                                               COMPANY                  BANK
Dollars in thousands)                      AMOUNT    RATIO        AMOUNT    RATIO
---------------------------------------------------------------------------------
Tier 1 Capital                            $ 9,433     12.4%      $ 9,589     12.6%
Tier 1 Capital minimum requirement          3,054      4.0         3,049      4.0
---------------------------------------------------------------------------------
Excess                                    $ 6,379      8.4%        6,540      8.6%

Total Capital                             $10,388     13.6%      $10,542     13.8%
Total Capital minimum requirement           6,109      8.0         6,098      8.0
---------------------------------------------------------------------------------
Excess                                    $ 4,279      5.6%      $ 4,444      5.8%
=================================================================================
Risk weighted assets                           $76,360                $76,227

                                 LEVERAGE RATIO

                                                    COMPANY                 BANK
(Dollars in thousands)                        AMOUNT     RATIO       AMOUNT    RATIO
------------------------------------------------------------------------------------
 Tier 1 Capital to average total assets       $9,433       9.9%      $9,589     10.1%
 Range of minimum leverage                     2,852-      3.0-       2,848-     3.0-
   requirement                                 4,754       5.0%       4,747      5.0%
------------------------------------------------------------------------------------
 Range of excess                               4,679-      4.9-       4,842-     5.1-
                                              $6,581       6.9%      $6,741      7.1%
====================================================================================
  Average total assets*                            $95,077                 $94,937

(* Average total assets do not include unrealized gains/losses on securities available for sale.)

The Company currently does not have any material commitments for capital expenditures, and in the opinion of Management, the Company's and the Bank's capital positions are sufficient to meet their respective needs.

INFLATION

It is Management's opinion that the effects of inflation on the consolidated financial statements for the periods ended December 31, 1996 and 1995 have not been material.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

DIRECTORS
----------------------------------------------------------------------------------------------
Joshua Fong, O.D.                 Richard M. Kahler                William E. Peluso
Chairman,                         President & CEO,                 Restaurant Consultant
Bay Commercial Services           Bay Commercial Services          Livermore
Optometrist,                      President & CEO,
San Leandro                       Bay Bank of Commerce             Oswald A. Rugaard
                                                                   Self-employed
William R. Henson                 Dimitri Koroslev                 Independent Sales Consultant
President,                        Chairman,                        San Leandro
Superior Home Loans               Bay Bank of Commerce
Hayward                           President,                       Mark A. Wilton
                                  Bay Business Credit              Owner,
                                  Walnut Creek                     Marwil Investments
                                                                   Lafayette
BANK OFFICERS
------------------------------------------------------------------------------------------------
EXECUTIVE                         Jim Nunn                         OPERATIONS
Richard M. Kahler                 Vice President &                 Nancy Bowers
President & CEO                   Hayward Branch Manager           Vice President

Randall Greenfield                Margie Perry                     Arlene Dalldorf
Senior Vice President & CAO       Assistant Vice President &       Assistant Vice President
Chief Financial Officer,          San Ramon Branch Manager         Operations Officer
Bay Commercial Services
                                  Sally Porfido                    Kay Tropiano
Robert A. Perantoni               Vice President                   Operations Officer
Senior Vice President &
Senior Lending Officer            Earl Rupp                        Brenda Abrew
                                  Vice President                   Assistant Vice President &
LENDING & BUSINESS                                                 Credit Operations Officer
DEVELOPMENT                       John Stevens
Teresa Jensen                     Vice President                   Carol Barfuss
Vice President &                  Construction Lending             Special Projects Manager
SBA Loan Manager
                                  Rebecca Worthen                  William Reynolds
Alan Lozito                       Assistant Vice President         Manager of Courier Services &
Vice President                                                     Security Officer
                                  ADMINISTRATIVE
Michael Maxon                     Jane C. Christopherson
Vice President                    Vice President &
                                  Chief Financial Officer

                                  Diane Pierotti
                                  Vice President &
                                  Manager Relationship Development

                                  Eileen Berry Wortham
                                  Marketing Director

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR 1996 ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO:

Corporate Secretary
Bay Commercial Services
1495 East 14th Street
San Leandro, CA  94577

TRANSFER AGENT
Chase Mellon Shareholders Services
Ridgefield Park, NJ

INDEPENDENT AUDITORS
Deloitte & Touche LLP, San Jose, CA

CORPORATE COUNSEL
Lillick & Charles LLP, San Francisco, CA

STOCK PRICES AND DIVIDEND INFORMATION

The Company's common stock is not listed on any exchange nor is it listed on NASDAQ. It is, however, listed with the National Daily Quotation Service and appears in the weekly "pink sheets" issued by the organization. Trading in the common stock of the Company has historically not been active. According to the Company's records, there were 440 shareholders of record as of March 3, 1997.

The following table summarizes bid quotations for the Company's common stock. The prices indicated may not necessarily represent actual transactions. Bid information has been obtained from Sutro & Co., which makes a market in the Company's common stock.

QUARTER END                  LOW              HIGH
--------------------------------------------------
March 31, 1995             $4.50            $ 5.50
June 30, 1995              $5.50            $ 6.00
September 30, 1995         $6.00            $ 7.50
December 31, 1995          $7.50            $ 8.50
March 31, 1996             $8.00            $ 8.50
June 30, 1996              $8.00            $ 8.75
September 30, 1996         $8.75            $ 9.00
December 31, 1996          $9.00            $10.00
--------------------------------------------------

The Company paid cash dividends of $0.30 per share in 1996 and 1995.

MARKET MAKERS
Sutro & Co., Troy Norlander
Big Bear Lake, CA
(800) 288-2811

THE COMPANY

Bay Bank of Commerce, a state chartered non-member bank, was incorporated on August 11, 1980, and commenced operations on February 13, 1981. On May 31, 1983, Bay Commercial Services was formed to serve as a holding company with Bay Bank of Commerce as its wholly-owned subsidiary.

Bay Bank of Commerce has three offices to serve the business community in the East Bay region of the San Francisco Bay Area. The main office, including the SBA and Construction Loan divisions, is centrally located in downtown San Leandro. In 1992, the Bank opened a branch office in Hayward to serve the southern Alameda County region, and in 1996 a regional branch office was opened in San Ramon to serve the growing business market on the "I-680 corridor" of the East Bay.

With the recent consolidation of several community banks in the East Bay region, Bay Bank of Commerce remains one of the few local, independent banks serving small to mid-sized businesses and professionals with a wide v The Bank offers a full range of deposit services for businesses and individuals including checking, savings, time and money market accounts. These accounts are insured to the current legal limit by the Federal Deposit Insurance Corporation. Other business services include cash vault, merchant card and courier deposit pick-up.

Bay Bank of Commerce specializes in providing custom credit solutions for business customers including commercial real estate loans, letters of credit, equipment loans, VISA business cards and reserve lines of credit, to name a few. As a "Preferred" SBA Lender, the Bank provides faster pre-qualification and funding than many other SBA Lenders. For individuals, the Bank offers home equity lines, residential construction loans, VISA credit cards, and other sources of credit.

Over the years the Bank has won many loyal customers with a reputation of service excellence, a commitment to quality banking products and a focus on meeting customer needs. Building successful long-term relationships with customers is a top priority for Bay Bank of Commerce.

[LOGO]
BAY BANK OF COMMERCE

MAIN OFFICE
1495 East 14th Street
San Leandro, California 94577
(510) 357-2265

HAYWARD OFFICE
1030 La Playa Drive
Hayward, California  94545
(510) 783-8000

SAN RAMON OFFICE
2821 Crow Canyon Road
San Ramon, California  94583
(510) 831-6111

CONSTRUCTION LOAN OFFICE
1500 Washington Avenue
San Leandro, California  94577
(510) 357-2265

SBA LOAN OFFICE
1500 Washington Avenue
San Leandro, California  94577
(510) 895-5515


Member FDIC
Equal Housing Lending

Copyright 1997, Bay Commercial Services
Printed in the USA