Form 10KSB, Exhibit 13
period 1997-12-31
BAY COMMERCIAL SERVICES
filed 1998-03-31
CIK 707854

                              ANNUAL REPORT COVER

                              Financial Highlights
-------------------------------------------------------------------------------

(Dollars in thousands, except per share amounts):        1997      1996       1995       1994       1993
----------------------------------------------------------------------------------------------------------------
Years ended December 31:

Interest income                                         $8,759    $7,826    $7,456     $6,086     $5,520

Interest income on a taxable equivalent basis            8,853     7,904     7,505      6,146      5,591

Interest expense                                         2,956     2,457     2,310      1,766      1,552

Net interest income                                      5,803     5,369     5,146      4,320      3,968

Net interest income on a taxable equivalent basis        5,897     5,447     5,195      4,380      4,039

Net income                                               1,062     1,083       945        619        374

Net income per common share - basic                       0.99      1.01      0.88       0.57       0.35

Net income per common share - diluted                     0.84      0.89      0.88       0.56       0.56

Return on average assets                                   1.0%      1.1%      1.0%       0.7%       0.5%

Return on average shareholders' equity                   10.7%     11.8%     11.1%       7.9%       5.1%

----------------------------------------------------------------------------------------------------------------

At December 31:

Assets                                                $116,369   $96,769   $92,819    $89,193    $81,895

Loans                                                   74,129    71,362    58,152     51,566     48,777

Securities                                              32,580    16,043    20,410     25,988     24,421

Deposits                                               101,135    83,291    80,253     79,258     72,609

Shareholders' equity                                    10,173     9,418     8,767      7,946      7,632

Book value per share                                      9.43      8.75      8.14       7.36       7.07

----------------------------------------------------------------------------------------------------------------

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                                                                      Exhibit 13

                    Report to Shareholders--1997 Annual Report

Bay Commercial Services completed another successful year with near-record net income, solid asset growth and strong stock performance in 1997.

The Company's net income for 1997 was $1,062,000, just 2% less than the 1996 record. On a fully diluted basis, net income was $0.84 per share, compared to $0.89 per share in 1996. Those results were above expectations considering the initial and ongoing expense of the Bank's San Ramon regional office which opened in December 1996.

The Bank's investment in the San Ramon office, located on the rapidly growing "I-680 corridor," has significantly increased the opportunities for asset growth. This is evident as the Company recognized record total assets at year-end 1997 of $116,369,000, a $19,600,000 or 20% increase over 1996.

In recognition of the Company's earnings and strong capital position, the Board of Directors approved the payment of a cash dividend of $0.30 per share in January 1998. This was the fourth consecutive annual cash dividend and twelfth cash dividend paid since the Bank opened in 1981.

During 1997, the San Francisco company of Hoefer and Arnett became market makers in the Company's stock. Hoefer and Arnett specialize in community bank stocks and are a welcome addition along with Sutro & Company, who have made a market in the Company's stock for many years. The Company is traded over-the-counter under the symbol BCSV.

For the fourth straight year, Bay Bank of Commerce received recognition for safety and soundness as Bauer Financial Services and Veribanc awarded their highest ratings of quarterly financial performance to the Bank. In addition, the California-based Findley Company gave the Bank a fourth consecutive Premier Performance rating based on 1997 financial results.

The outlook of the Company continues to be bright. Most predictions are for additional consolidation of financial institutions with larger banks acquiring smaller banks, then cutting back on staffing. While this may help earnings in the short term, a service void is created. By maintaining a focus on quality service provided by experienced, professional bankers, Bay Bank of Commerce is well positioned to fill this void. The Bank will continue to court those business owners and professionals who desire the type of personal attention that community banks can offer.

We are excited about the prospects for the future and thank you for your continued support.

/s/ DIMITRI KOROSLEV       /s/ RICHARD M. KAHLER           /s/ JOSHUA FONG, O.D.
---------------------      ----------------------------    ---------------------
 Dimitri Koroslev           Richard M. Kahler                Joshua Fong, O.D.
      Chairman         President & Chief Executive Officer         Chairman
Bay Bank of Commerce        Bay Bank of Commerce               Bay Commercial
                           Bay Commercial Services                Services

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                           Consolidated Balance Sheets



December 31 (dollars in thousands):                                               1997             1996
                                                                             ---------        ---------
ASSETS
Cash and due from banks                                                      $   7,548        $   6,945
Federal funds sold                                                                  --               --
                                                                             ---------        ---------
    Cash and cash equivalents                                                    7,548            6,945
                                                                             ---------        ---------

Securities available for sale, stated at fair value
    (amortized cost of $24,663 for 1997; $9,364 for 1996)                       24,651            9,339
Securities held to maturity (fair values of $8,057 for 1997;
    $6,743 for 1996)                                                             7,929            6,704
Loans held for sale                                                              1,501            2,923
Loans held for investment                                                       72,628           68,439
                                                                             ---------        ---------
    Allowance for loan losses                                                   (1,000)            (971)
                                                                             ---------        ---------
    Net loans                                                                   73,129           70,391
                                                                             ---------        ---------
Premises and equipment, net                                                      2,111            2,164
Interest and fees receivable                                                       566              585
Other assets                                                                       435              641
                                                                             ---------        ---------
    Total assets                                                             $ 116,369        $  96,769
                                                                             =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                                               $  29,076        $  26,198
    Savings and interest-bearing demand                                         29,203           23,250
    Time                                                                        30,022           27,823
    Certificates of deposit, $100 and over                                      12,834            6,020
                                                                             ---------        ---------
    Total deposits                                                             101,135           83,291
                                                                             ---------        ---------

Securities sold under agreements to repurchase                                   1,290            2,304
Federal funds purchased                                                          2,500              500
Interest payable and other liabilities                                           1,271            1,256
                                                                             ---------        ---------
    Total liabilities                                                          106,196           87,351
                                                                             ---------        ---------
Commitments and contingent liabilities (Notes 4, 12 and 13)                         --               --

Shareholders' equity:
    Common stock--no par value: authorized 20,000,000 shares;
     issued & outstanding 1,078,720 in 1997 and 1,076,720 in 1996                3,671            3,662
    Retained earnings                                                            6,509            5,771
    Net unrealized loss on securities available for sale, net of taxes              (7)             (15)
                                                                             ---------        ---------
    Total shareholders' equity                                                  10,173            9,418
                                                                             ---------        ---------
    Total liabilities and shareholders' equity                               $ 116,369        $  96,769
                                                                             =========        =========

See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                         Consolidated Income Statements


Years ended December 31
(dollars in thousands, except per share amounts):                   1997               1996               1995
                                                             -----------        -----------        -----------
Interest income:
  Loans, including fees                                      $     7,137        $     6,463        $     5,764
  Federal funds sold and reverse repurchase agreements               288                250                368
  Securities:
    Taxable                                                        1,131                947              1,217
    Tax exempt                                                       203                166                107
                                                             -----------        -----------        -----------
     Total interest income                                         8,759              7,826              7,456
                                                             -----------        -----------        -----------
Interest expense:
  Deposits:
    Savings and interest-bearing demand                              708                651                716
    Time                                                           1,588              1,407              1,240
    Certificates of deposit, $100 and over                           564                293                294
  Other borrowed funds                                                96                106                 60
                                                             -----------        -----------        -----------
     Total interest expense                                        2,956              2,457              2,310
                                                             -----------        -----------        -----------
     Net interest income                                           5,803              5,369              5,146
Provision (benefit) for loan losses                                   52               --                 (155)
                                                             -----------        -----------        -----------
     Net interest income after
       provision (benefit) for loan losses                         5,751              5,369              5,301
                                                             -----------        -----------        -----------
Noninterest income:
  Bankcard income                                                    307                254                211
  Service charges and fees                                           274                264                240
  Loan servicing                                                     132                138                170
  Gain on sale of loans                                               57                174                  7
  Net gain on sale of OREO                                            --                119                 57
  Net loss on sale of securities
    available for sale                                                (3)                (3)               (35)
  Other                                                              204                134                 66
                                                             -----------        -----------        -----------
     Total noninterest income                                        971              1,080                716
                                                             -----------        -----------        -----------
Noninterest expenses:
  Salaries and employee benefits                                   2,872              2,554              2,470
  Occupancy                                                          694                613                596
  Other                                                            1,506              1,519              1,406
                                                             -----------        -----------        -----------
     Total noninterest expenses                                    5,072              4,686              4,472
                                                             -----------        -----------        -----------
     Income before income tax expense                              1,650              1,763              1,545
Income tax expense                                                   588                680                600
                                                             -----------        -----------        -----------
     NET INCOME                                              $     1,062        $     1,083        $       945
                                                             ===========        ===========        ===========
     NET INCOME PER COMMON SHARE - BASIC                     $      0.99        $      1.01        $      0.88
     Weighted average common shares - basic                    1,076,774          1,076,720          1,076,720

     NET INCOME PER COMMON SHARE - DILUTED                   $      0.84        $      0.89        $      0.80
     Weighted average common shares - diluted                  1,257,680          1,217,235          1,174,850
                                                             ===========        ===========        ===========


See accompanying notes to consolidated financial statements.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


Years ended December 31 (dollars in thousands):                                            1997            1996            1995
                                                                                       --------        --------        --------
Cash flows from operating activities:
  Net income                                                                           $  1,062        $  1,083        $    945
  Adjustments to reconcile net income to
    net cash provided by operating activities:
     Depreciation and amortization                                                          (60)            308             166
     Provision (benefit) for loan losses                                                     52              --            (155)
     Unamortized deferred loan fees, net                                                    (86)           (163)            122
     Losses on sales of securities available for sale                                         3               3              35
     Originations of SBA loans held for sale                                               (985)         (1,714)         (1,090)
     Proceeds from the sale of SBA loans held for sale                                    1,095           2,884             188
     Receipts net of expenses due to OREO                                                    --            (119)            (73)
     Loss on sale of equipment                                                               --               2              --
     Change in interest and fees receivable and other assets                                235            (125)            169
     Change in interest payable and other liabilities                                        14            (280)            658
                                                                                       --------        --------        --------
    Net cash provided by operating activities                                             1,330           1,879             965
                                                                                       --------        --------        --------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale                                      997           1,997             965
  Proceeds from maturities of securities available for sale                              42,603           1,681          21,369
  Proceeds from maturities of securities held to maturity                                 1,271           1,661           3,044
  Purchases of securities available for sale                                            (59,557)             --         (14,891)
  Purchases of securities held to maturity                                               (1,493)         (1,177)         (4,446)
  Net change in loans                                                                    (2,829)        (14,109)         (5,115)
  Proceeds from sale of OREO                                                                 --             252              76
  Purchases of premises and equipment                                                      (235)           (318)           (131)
  Proceeds from sale of equipment                                                            --               6               2
                                                                                       --------        --------        --------
    Net cash provided by (used in) investing activities                                 (19,243)        (10,007)            873
                                                                                       --------        --------        --------
Cash flows from financing activities:
  Net change in deposits                                                                 17,844           3,038             995
  Net change in securities sold under agreements to repurchase                           (1,014)            101           1,167
  Net change in federal funds purchased                                                   2,000             500              --
  Exercise of stock options                                                                   9              --               9
  Repurchase and retirement of common stock                                                  --              --             (42)
  Cash dividends paid                                                                      (323)           (323)           (216)
                                                                                       --------        --------        --------
    Net cash provided by financing activities                                            18,516           3,316           1,913
                                                                                       --------        --------        --------
    Net change in cash and cash equivalents                                                 603          (4,812)          3,751
Cash and cash equivalents at beginning of year                                            6,945          11,757           8,006
                                                                                       --------        --------        --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               $  7,548        $  6,945        $ 11,757
                                                                                       ========        ========        ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                                                           $  2,982        $  2,397        $  2,128
    Income taxes                                                                            532             751             139
  Noncash investing and financing activities during the year:
    Repossession of loan collateral                                                    $     --        $     --        $    319
    Loan in connection with sale of OREO                                                     --             178           1,003
    Receivable at close of escrow on sale of OREO                                            --              48              --
    Dividend payable                                                                        324             323             323


See accompanying notes to consolidated financial statements


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):


                                                                                                   Net Unrealized
                                                                                                     Gain (Loss)
                                                                                                    on Securities         Total
                                                  Shares            Common           Retained         Available        Shareholders'
                                                Outstanding         Stock            Earnings         For Sale(*)         Equity
                                                 ---------        ----------        ----------        ----------        ----------
Balance, January 1, 1995                         1,079,985        $    3,695        $    4,389        $     (138)       $    7,946

Exercise of stock options                            1,735                 9                                                     9

Repurchase and retirement of common stock           (5,000)              (42)                                                  (42)

Cash dividends declared ($0.30/share)                                                     (323)                               (323)

Changes in net unrealized gain (loss) on
  securities available for sale(*)                                                                           232               232

Net income                                                                                 945                                 945
                                                 ---------        ----------        ----------        ----------        ----------

Balance, December 31, 1995                       1,076,720             3,662             5,011                94             8,767

Cash dividends declared ($0.30/share)                                                     (323)                               (323)

Changes in net unrealized gain (loss) on
  securities available for sale(*)                                                                          (109)             (109)

Net income                                                                               1,083                               1,083
                                                 ---------        ----------        ----------        ----------        ----------

Balance, December 31, 1996                       1,076,720             3,662             5,771               (15)            9,418

Exercise of stock options                            2,000                 9                                                     9

Cash dividends declared ($0.30/share)                                                     (324)                               (324)

Changes in net unrealized gain (loss) on
  securities available for sale(*)                                                                             8                 8

Net income                                                                               1,062                               1,062
                                                 ---------        ----------        ----------        ----------        ----------
BALANCE, DECEMBER 31, 1997                       1,078,720        $    3,671        $    6,509        $       (7)       $   10,173
                                                 =========        ==========        ==========        ==========        ==========


(*) Net of taxes

See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Bay Commercial Services ("Company") and its wholly owned subsidiary, Bay Bank of Commerce ("Bank"), conform with generally accepted accounting principles and prevailing practices within the banking industry. The methods of applying those principles which materially affect the consolidated financial statements are summarized below.

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

SECURITIES
Debt securities are classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. All other debt securities are classified as available-for-sale securities, which are carried at fair value with a corresponding recognition of the unrealized holding gain or loss (net of taxes) in a separate component of shareholders' equity until realized. Realized gains and losses on sales, if any, are included in noninterest income.

Amortization of premiums and accretion of discounts arising at acquisition of securities are included in income using methods that approximate the interest method. Gains or losses on the sale of securities are computed using the specific identification method.

LOANS
Loans held for investment are reported at the principal amount outstanding, net of deferred loan fees and related direct loan origination costs. Deferred net fees and costs are recognized in interest income over the loan term using a method that generally produces a level yield on the unpaid loan balance. Interest on loans is credited to income as earned. Accrual of interest income is discontinued when the payment of interest or principal is 90 days or more past due, except when the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not received is generally reversed. All subsequent payments are first applied to uncollected principal and then to unpaid interest. Interest income is accrued at such time as the loan is brought fully current as to both principal and interest, and, in Management's judgment, such loans are considered to be fully collectible.

Loans held for sale include the portions of certain loans which are guaranteed by the federal Small Business Administration ("SBA"). These loans are stated at the lower of aggregate cost or market value. Market value is determined by reference to quoted yields for similar types of instruments. Loan fees and direct loan origination costs related to loans held for sale are deferred and recognized as a component of the gain or loss on sale.

In determining the gain realized on the sale of SBA guaranteed loans, the recorded investment is allocated between the portion of the loan sold, the portion retained, and excess servicing, based on relative fair values as of the date the loan is sold.

ALLOWANCE FOR LOAN LOSSES
The Company provides for possible loan losses by a charge to operating income based upon the composition of the loan portfolio, past loan loss experience, current economic conditions and other factors which, in Management's judgment, deserve recognition in estimating loan losses. Management will charge off loans when it determines there has been a permanent impairment of the related carrying values. For analytical purposes, Management attributes portions of the allowance for loan losses to individual loans or groups of loans. Although the allowance for loan losses is allocated to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety. Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

ALLOWANCE FOR LOAN LOSSES, CONTINUED
A loan is considered impaired when Management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement, including interest payments. Impaired loans are those loans identified under the Company's internal rating system as "doubtful" or "loss" or those "substandard" loans which have been placed on nonaccrual. Restructured loans are always classified as impaired. The Company applies its normal loan review procedures when determining whether a loan is impaired. The amount of impairment is measured using discounted cash flows or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as installment and residential mortgage loans. Impaired loans are carried at the estimated present value of the future cash flows, discounted at the loan's effective interest rate, or at the fair value of the collateral if less than the recorded investment in the loan (including accrued interest and net deferred loan fees or costs). An impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

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

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in 1997. The Statement establishes standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered sales. SFAS No. 125 also establishes standards for when a liability should be considered extinguished. This statement is effective for transfers of assets and extinguishments of liabilities after December 31, 1996, applied prospectively. Certain provisions of SFAS No. 125 have been postponed under SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Also see "NEW ACCOUNTING PRO-NOUNCEMENTS."

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

NET INCOME PER COMMON SHARE
The Company adopted SFAS No. 128, "Earnings per Share" in 1997. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Entities with simple capital structures are defined as those with only common stock outstanding. Entities, such as the Company, with capital structures that are not simple, are required to present basic per-share amounts and diluted per-share amounts for net income on the face of the income statement. Net income per common share - basic is computed by dividing net income by the average number of outstanding common shares. Net income per common share - diluted is computed by dividing net income by the average number of outstanding common shares including the dilutive effect of stock options. A reconciliation of the numerators and denominators of the basic and diluted per-share computations for net income can be found in Note 7.

STOCK-BASED COMPENSATION
The Company adopted SFAS No. 123, "Accounting for Stock-
Based Compensation" in 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company has chosen to continue using the intrinsic value-based method of option valuation prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations (APB No. 25) and provide pro forma disclosures (see Note 8) of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted.

The binomial option pricing model was used by the Company to calculate option values pursuant to SFAS No. 123. This model, as well as other currently accepted option valuation models, incorporates highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the financial statement presentation for the current year. The reclassifications had no impact on the Company's results of operations or shareholders' equity.

NEW ACCOUNTING PRONOUNCEMENTS
In December 1996, the Financial Accounting Standards Board ("FASB") reconsidered certain provisions of SFAS No. 125 and issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" to defer the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending and similar transactions until January 1, 1998. Earlier adoption or retroactive application of this statement with respect to any of its provisions was not permitted. Management believes that the effect on the Company's consolidated financial statements of adoption of SFAS No. 125, for those transactions covered under SFAS No. 127, will not be material.

In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," were issued. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted. In addition, disclosure of comprehensive income is required in the interim financial statements beginning with the first quarter of 1998.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(2) SECURITIES

The amortized cost, gross unrealized gains (losses) and estimated fair value of debt securities at December 31, 1997 and 1996 are as follows:

                                                    1997                                                1996
                              -----------------------------------------------       --------------------------------------------
                                             Gross         Gross                                   Gross     Gross
                             Amortized    Unrealized    Unrealized   Estimated     Amortized    Unrealized  Unrealized  Estimated
(Dollars in thousands):         Cost         Gains        Losses    Fair Value       Cost          Gains     Losses     Fair Value
                              -------       -------       -------     -------       -------       -------    -------     -------
AVAILABLE FOR SALE:
U.S. Treasury and
  agency securities           $ 4,000       $    10       $    (8)    $ 4,002       $ 8,998       $    29    $   (53)    $ 8,974
Corporate securities           14,401             1            (1)     14,401            --            --         --          --
Mortgage-backed securities      6,262             8           (22)      6,248           366            --         (1)        365
                              -------       -------       -------     -------       -------       -------    -------     -------
  Total                       $24,663       $    19       $   (31)    $24,651       $ 9,364       $    29    $   (54)    $ 9,339
                              =======       =======       =======     =======       =======       =======    ========    =======

HELD TO MATURITY:
U.S. Treasury and
  agency securities           $ 3,197       $     5       $    (1)    $ 3,201       $ 3,198       $    --    $   (14)    $ 3,184
Obligations of states and
  political subdivisions        4,661           120            --       4,781         3,434            54         (4)      3,484
Mortgage-backed securities         71             4            --          75            72             3         --          75
                              -------       -------       -------     -------       -------       -------    -------     -------
  Total                       $ 7,929       $   129       $    (1)    $ 8,057       $ 6,704       $    57    $   (18)    $ 6,743
                              =======       =======       =======     =======       =======       =======    ========    =======



Securities with a carrying amount of $11,074,000 and $5,000,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law or contract.

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                       Maturing
                                              ----------------------------------------------------------
Amortized Cost                                                After One        After Five
(Dollars in thousands):                      In One Year       Through          Through          After
                                              or Less         Five Years       Ten Years        Ten Years          Total
                                              -------          -------          -------          -------          -------
AVAILABLE FOR SALE:
U.S. Treasury and
  agency securities                           $    --          $ 2,000          $ 2,000          $    --          $ 4,000
Corporate securities                           14,401               --               --               --           14,401
Mortgage-backed securities                         --            1,969            3,347              946            6,262
                                              -------          -------          -------          -------          -------
  Total amortized cost                        $14,401          $ 3,969          $ 5,347          $   946          $24,663
  Estimated fair value                        $14,401          $ 3,960          $ 5,351          $   939          $24,651
                                              -------          -------          -------          -------          -------
HELD TO MATURITY:
U.S.Treasury and
  agency securities                           $ 2,200          $    --          $   997          $    --          $ 3,197
Obligations of states and
  political subdivisions                          107            1,074            2,072            1,408            4,661
Mortgage-backed securities                         --               --               --               71               71
                                              -------          -------          -------          -------          -------
  Total amortized cost                        $ 2,307          $ 1,074          $ 3,069          $ 1,479          $ 7,929
  Estimated fair value                        $ 2,309          $ 1,109          $ 3,126          $ 1,513          $ 8,057
                                              -------          -------          -------          -------          -------

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(2) SECURITIES, CONTINUED
Following is a schedule of gains (losses) realized on sales of securities available for sale for the years ended December 31:


(in thousands):                            1997            1996           1995
                                           ----            ----            ----
Gains                                      $ --            $ --            $ --
Losses                                       (3)             (3)            (35)
                                           ----            ----            ----
Net losses                                 $ (3)           $ (3)           $(35)
                                           ====            ====            ====



(3) LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans at December 31 consisted of the following:


(in thousands):                                       1997               1996
                                                    --------           --------
Commercial                                          $ 18,980           $ 15,568
Commercial held for sale                                 721                 --
Real Estate:
  Construction                                         7,436              6,813
  Mortgage                                            41,181             41,930
  Held for sale                                          780              2,923
  Equity                                               2,718              2,178
Installment                                            1,895              1,602
Other                                                    947                903
                                                    --------           --------
                                                      74,658             71,917
Deferred loan fees                                      (529)              (555)
                                                    --------           --------
                                                    $ 74,129           $ 71,362
                                                    ========           ========


Loans on which the accrual of interest had been discontinued amounted to $440,000 at December 31, 1997 and $208,000 at December 31, 1996. Once placed on nonaccrual, no interest was recognized on such loans and, if interest on such loans had been accrued, it would have amounted to approximately $39,000 and $33,000 for 1997 and 1996, respectively.

Of the $440,000 in nonaccrual loans at December 31, 1997 and $208,000 at December 31, 1996, $231,000 and $126,000, respectively, were guaranteed by the Small Business Administration and were, therefore, not considered impaired.

As of December 31, 1997 and 1996, the Company had approximately $680,000 and $82,000, respectively, of loans considered to be impaired. Evaluation of the impaired loans in 1997 applied the collateral method to $209,000 while the remainder was evaluated using discounted cashflow analysis. This evaluation required an allowance for loan losses of $164,000 in 1997 related to loans totaling $635,000. For the remaining 1997 balance of impaired loans, no allowance for loan losses was required as collateral values equaled or exceeded the recorded investments in the loans. Evaluation of the impaired loans in 1996 applied the collateral method to the entire balance of $82,000. For all 1996 impaired loans, no allowance for loan losses was required as collateral values equaled or exceeded the recorded investments in the loans.

Certain directors and executive officers of the Company, certain entities to which they are related and certain of their relatives are loan customers of the Bank. Such loans, all of which were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, consisted of the following at December 31:


(in thousands):                                            1997            1996
                                                          -----           -----
Beginning balance                                         $ 178           $  66
Advances                                                     31             136
Payments                                                    (40)            (24)
Directors or officers no longer
  associated with the Company                              (116)             --
                                                          -----           -----
Ending balance                                            $  53           $ 178
                                                          =====           =====


At December 31, 1997, these loans were revolving lines of credit, with credit limits in the aggregate amount of $99,000. At December 31, 1996 these loans were revolving lines of credit, installment loans or credit card lines with credit limits in the aggregate amount of $277,000. Additionally, at December 31, 1997 and 1996, there were no loans related to these parties which were nonperforming.

Following is a schedule of the activity in the allowance for loan losses for the years ended December 31:


(in thousands):                              1997           1996           1995
                                          -------        -------        -------
Balance, beginning of year                $   971        $   982        $   756
Loans charged off                             (31)           (35)           (27)
Recoveries on loans
  charged off                                   8             24            408
                                          -------        -------        -------
Net (chargeoffs) recoveries                   (23)           (11)           381
Provision (benefit) charged
  (credited) to expense                        52             --           (155)
                                          -------        -------        -------
Balance, end of year                      $ 1,000        $   971        $   982
                                          =======        =======        =======


In certain circumstances, the Company sells a portion of its SBA loans with servicing retained. The amount of SBA loans serviced for others at December 31, 1997 and 1996 was approximately $14,797,000 and $16,237,000, respectively.

(4) PREMISES AND EQUIPMENT
Premises and equipment at December 31 consisted of:


(in thousands):                                          1997             1996
                                                       -------          -------
Land                                                   $   354          $   354
Premises                                                 1,164            1,106
Furniture and equipment                                  2,135            2,032
Leasehold improvements                                   1,318            1,248
                                                       -------          -------
                                                         4,971            4,740
                                                       -------          -------
Less accumulated
  depreciation and amortization                         (2,860)          (2,576)
                                                       -------          -------
                                                       $ 2,111          $ 2,164
                                                       =======          =======



Depreciation and amortization expense totaled $284,000, $285,000 and $277,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(4) PREMISES AND EQUIPMENT, CONTINUED
The Company leases certain premises under non-cancelable operating leases. Future minimum rental payments as of December 31, 1997 are as follows:

                              Amount
               Year      (in thousands)
               ----      --------------
               1998               $252
               1999                252
               2000                257
               2001                243
               2002                163
          Thereafter               507

Rent expense was $269,000, $202,000 and $164,000 in 1997, 1996 and 1995,
respectively.

(5) INCOME TAXES
Components of income tax expense for the years ended December 31 were as follows:


(in thousands):                                  1997         1996         1995
                                                -----        -----        -----
Taxes currently payable:
  Federal                                       $ 471        $ 470        $ 456
  State                                           148          184          146
                                                -----        -----        -----
    Total currently payable                       619          654          602
                                                -----        -----        -----
Deferred taxes:
  Federal                                         (13)          35          (20)
  State                                           (18)          (9)          18
                                                -----        -----        -----
    Total deferred taxes                          (31)          26           (2)
                                                -----        -----        -----
Total income tax expense                        $ 588        $ 680        $ 600
                                                =====        =====        =====


Cumulative deferred income tax assets and liabilities at December 31 were as follows:


(in thousands):                                            1997           1996
                                                           -----          -----
Deferred tax assets:
  State franchise tax                                      $  43          $  63
  Provision for loan losses                                  135            112
  Nonaccrual interest                                          7             15
  Unrealized loss on securities
    available for sale                                         5             10
  Other                                                       --             32
                                                           -----          -----
  Total deferred tax assets                                  190            232
                                                           -----          -----
Deferred tax liabilities:
  Differences in tax and
    book depreciation                                       (148)          (178)
  Other                                                      (27)           (65)
                                                           -----          -----
    Total deferred tax liabilities                          (175)          (243)
                                                           -----          -----
                                                           $  15          $ (11)
                                                           =====          =====


The effective tax rate as a percentage of income before income tax expense differs from the statutory federal income tax rate as follows:


                                                1997          1996          1995
                                                ----          ----          ----
Statutory federal
  income tax rate                               35.0%         35.0%         35.0%
Increase (decrease)
  resulting from:
  Tax exempt income
    on municipal securities                     (3.7)         (2.9)         (2.1)
  State franchise taxes, net of
    federal income tax benefit                   5.2           6.5           7.0
  Other                                         (0.8)           --          (1.1)
                                                ----          ----          ----
  Effective tax rate                            35.7%         38.6%         38.8%
                                                ====          ====          ====

(6) DEPOSITS
The aggregate amount of certificates of deposit of $100,000 or more was approximately $12,834,000 and $6,020,000 at December 31, 1997 and 1996,
respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit of $100,000 or more are as follows:


                                                         Amount
Year                                                 (in thousands)
----                                                 --------------
1998                                                     $11,210
1999                                                       1,015
2000                                                          --
2001                                                         109
2002 and thereafter                                          500
                                                         -------
                                                         $12,834
                                                         =======


(7) EARNINGS PER SHARE
The following is a reconciliation of numerators and denominators of the basic and diluted EPS computations.


                                            For the years ended December 31,
                                        ----------------------------------------
(Dollars in thousands
except per share amounts):                    1997           1996           1995
                                        ----------     ----------     ----------
BASIC EPS COMPUTATION:
Net income available
  to shareholders                       $    1,062     $    1,083     $      945
                                        ----------     ----------     ----------
Weighted average
  common shares outstanding              1,076,774      1,076,720      1,076,720
                                        ----------     ----------     ----------
NET INCOME PER
  COMMON SHARE - BASIC                  $     0.99     $     1.01     $     0.88
                                        ==========     ==========     ==========
DILUTED EPS COMPUTATION:
Net income available
  to shareholders                       $    1,062     $    1,083     $      945
                                        ----------     ----------     ----------
Weighted average
  common shares outstanding              1,076,774      1,076,720      1,076,720
Dilutive effect of
  stock options                            180,906        140,515         98,130
                                        ----------     ----------     ----------
Weighted average
  common shares-diluted                  1,257,680      1,217,235      1,174,850
                                        ----------     ----------     ----------
NET INCOME PER
  COMMON SHARE - DILUTED                $     0.84     $     0.89     $     0.80
                                        ==========     ==========     ==========


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(8) STOCK OPTION PLANS
Under the Company's stock option plans, up to 303,186 shares of the Company's common stock were reserved for the purpose of granting stock options to directors, officers and key employees. Under the plans, options may not be granted at a price less than the fair market value at the date of the grant, may be exercised over a ten-year term and vest ratably over periods of up to five years from the date of the grant. Options for the purchase of 251,686 shares were exercisable at a weighted average price of $4.95 at December 31, 1997. Options for the purchase of 228,571 shares were exercisable at a weighted average exercise price of $4.96 as of December 31, 1996. Options for the purchase of 192,373 shares were exercisable at a weighted average price of $5.01 as of December 31, 1995. There were 8,920 shares available for grant as of December 31, 1997, 1996 and 1995.

The following is a summary of changes in options outstanding:


                                                                   Weighted
                                                                    Average
                                                       Shares        Price
                                                      -------        -----
Outstanding at January 1, 1995                        298,251        $4.80
Options forfeited                                     (21,000)        4.85
Options exercised                                      (1,735)        5.44
Options granted (fair value $3.45)                     18,750         7.88
                                                      -------        -----
Outstanding at December 31, 1995 and 1996             294,266         4.99
Options exercised                                      (2,000)        4.61
                                                      -------        -----
Outstanding at December 31, 1997                      292,266        $5.00
                                                      =======        =====

SFAS No. 123 Pro forma disclosures
The Company applies APB No. 25 in accounting for its stock options granted. Had compensation cost been determined for options granted in 1995 consistent with SFAS No. 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below for the years ended December 31:


(in thousands, except
per share amounts):                                1997         1996         1995
                                              ---------    ---------    ---------
Net income:
  As reported                                 $   1,062    $   1,083    $     945
  Pro forma                                       1,049        1,070          932

Net income per common share - basic:
    As reported                               $    0.99    $    1.01    $    0.88
    Pro forma                                      0.97         0.99         0.87

Net income per common share - diluted:
  As reported                                 $    0.84    $    0.89    $    0.80
  Pro forma                                        0.83         0.88    $    0.79

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

            Outstanding                  Exercisable
---------------------------------     -------------------
             Weighted
              Average                              Weighted
             Remaining    Range of                 Average
  Number       Life       Exercise     Number     Exercise
of options    (years)      Prices     of options    Price
----------    -------      ------     ----------    -----
 292,266         6      $4.25-$7.88     251,686     $4.95


(9) EMPLOYEE STOCK OWNERSHIP PLAN
All employees of the Company who have satisfied age and length of service requirements are eligible to participate in an employee stock ownership plan ("ESOP"). Contributions by the Company were $54,000 in 1997, $57,000 in 1996 and $68,000 in 1995.

(10) EMPLOYEE SAVINGS PLAN
The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees. The plan provides for employer matching contributions at 50% of employee contributions, not to exceed 2.5% of eligible employee compensation. The Company's expense was $41,000 for 1997, $41,000 for 1996 and $35,000 for 1995.

(11) OTHER EXPENSES
Components of other expenses which exceed one percent of total income in at least one of the years presented are shown below for the years ended December 31:


(in thousands):                                   1997         1996         1995
                                                ------       ------       ------
Other expenses:
  Data processing                               $  317       $  287       $  278
  Bankcard                                         243          202          164
  Directors' fees and expenses                     154          139          145
  Professional services                            111          226          196
  FDIC insurance                                    10            2           90
  Other                                            671          663          533
                                                ------       ------       ------
                                                $1,506       $1,519       $1,406
                                                ------       ------       ------

(12) PENDING LITIGATION
The Company and the Bank are involved in various legal proceedings. Management, after reviewing these proceedings with legal counsel, believes the aggregate liability, if any, will not materially affect the Company's consolidated financial position or results of operations.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Company is a party to financial instruments with off-balance-sheet risk which occur in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's commitments to extend credit totaled approximately $29,749,000 and $14,969,000 at December 31, 1997 and 1996, respectively. Commitments under standby letters of credit approximated $172,000 and $264,000 at December 31, 1997 and 1996, respectively. Commitments under the Bank's credit card program approximated $872,000 and $643,000 at December 31, 1997 and 1996, respectively. No significant losses are anticipated as a result of these commitments. Most of the outstanding commitments to extend credit are at variable rates tied to the Bank's reference rate.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit issued is the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments. The Company controls the credit risk of the off-balance-sheet financial instruments through the normal credit approval and monitoring process. Unless noted, the Company does not necessarily require collateral or other security to support financial instruments with credit risk.

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

(14) REGULATORY MATTERS
The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Company is prohibited from borrowing from the Bank unless the loans are secured by specified obligations. Such secured loans and other advances by the Bank to affiliates of the Bank are limited in amount to 10 percent of the Bank's capital and surplus on a per affiliate basis and to 20 percent of the Bank's capital and surplus on an aggregate affiliate basis. At December 31, 1997, the Bank had no loans outstanding to the Company.

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank of San Francisco ("FRB"). Due to the Bank's cash balances during 1997, no balances were required to be maintained at the FRB. The average required reserve balance was approximately $24,000 during 1996.

Bank dividends are regulated by various government entities, including the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institutions. In addition, California law limits the amount of dividends the Bank may pay, without prior approval of the California Commissioner of Financial Institutions, to the lesser of the retained earnings of the Bank or the net income of the Bank for its last three fiscal years, less any distributions during such period. At December 31, 1997, the Bank has approximately $2,195,000 available for payment of dividends, which payment would not require the prior approval of the Commissioner of Financial Institutions under this limitation.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements of the Company and the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank met all capital adequacy requirements to which they are subject.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995


(14) REGULATORY MATTERS, CONTINUED
As of December 31, 1997 and 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables. There are no conditions or events since that notification that Management believes have changed the Bank's category.

The actual capital amounts and ratios for the Company and the Bank at December 31, 1997 and 1996 are also presented in the following tables:


                                                         RISK-BASED CAPITAL RATIOS
                                                       COMPANY                  BANK
                                               --------------------     --------------------
December 31, 1997 (dollars in thousands):       AMOUNT         RATIO      AMOUNT       RATIO
                                               ---------       ----     ---------       ----
Tier 1 capital (actual)                        $  10,069       10.7%    $  10,214       10.9%
Tier 1 capital for adequacy purposes               3,763        4.0         3,758        4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions                N/A        N/A     $   5,637        6.0%

Total capital (actual)                         $  11,069       11.8%    $  11,214       11.9%
Total capital for adequacy purposes                7,526        8.0         7,516        8.0
Total capital to be well capitalized under
  prompt corrective action provisions                N/A        N/A     $   9,395       10.0%
                                               --------------------     --------------------
Risk-weighted assets                                  $  94,071                $  93,947
                                               ====================     ====================



                                                             TIER 1 LEVERAGE RATIOS
                                                       COMPANY                     BANK
                                               ----------------------     ----------------------
December 31, 1997 (dollars in thousands):        AMOUNT         RATIO       AMOUNT        RATIO
                                               ----------------------     ----------------------
Tier 1 capital (actual)                        $   10,069         8.7%    $   10,214         8.8%
Tier 1 capital for adequacy purposes                4,634         4.0          4,629         4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions                 N/A         N/A     $    5,787         5.0%
                                               ----------------------     ----------------------
Average assets(*)                                      $  115,855                 $  115,730
                                               ======================     ======================

(* Average total assets for the fourth quarter of the year do not include unrealized gains/losses on securities available for sale or excess servicing.)


                                                         RISK-BASED CAPITAL RATIOS
                                                       COMPANY                   BANK
                                               --------------------     --------------------
December 31, 1996 (dollars in thousands):        AMOUNT       RATIO       AMOUNT       RATIO
                                               ---------       ----     ---------       ----
Tier 1 capital (actual)                        $   9,433       12.4%    $   9,589       12.6%
Tier 1 capital for adequacy purposes               3,054        4.0         3,049        4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions                N/A        N/A     $   4,574        6.0%

Total capital (actual)                         $  10,388       13.6%    $  10,542       13.8%
Total capital for adequacy purposes                6,109        8.0         6,098        8.0
Total capital to be well capitalized under
  prompt corrective action provisions                N/A        N/A     $   7,623       10.0%
                                               --------------------     --------------------
Risk-weighted assets                                 $  76,360               $  76,227
                                               ====================     ====================


                                                          TIER 1 LEVERAGE RATIOS
                                                      COMPANY                   BANK
                                               --------------------     --------------------
December 31, 1996 (dollars in thousands):       AMOUNT        RATIO      AMOUNT        RATIO
                                               ---------        ---     -------          ---
Tier 1 capital (actual)                        $   9,433        9.7%    $ 9,589          9.9%
Tier 1 capital for adequacy purposes               3,881        4.0       3,875          4.0
Tier 1 capital to be well capitalized under
  prompt corrective action provisions                N/A        N/A     $ 4,844          5.0%
                                               --------------------     --------------------
Average assets(*)                                    $  97,019               $  96,885
                                               ====================     ====================


(* Average total assets for the fourth quarter of the year do not include unrealized gains/losses on securities available for sale.)

(15) PARENT COMPANY FINANCIAL INFORMATION
The Condensed Balance Sheets, Income Statements and
Statements of Cash Flows for Bay Commercial Services
(Parent Company only) are presented below:

                            CONDENSED BALANCE SHEETS


December 31 (in thousands):                        1997       1996
                                                -------    -------
ASSETS
Cash                                            $    38    $   150
Investment in Bay Bank of Commerce               10,318      9,574
Premises, net                                       121        131
Other assets                                         31          2
                                                -------    -------
  Total assets                                  $10,508    $ 9,857
                                                =======    =======
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Borrowed funds and other liabilities            $   335    $   439
Shareholders' equity                             10,173      9,418
                                                -------    -------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $10,508    $ 9,857
                                                =======    =======

                           CONDENSED INCOME STATEMENTS


Years ended December 31 (in thousands):       1997        1996        1995
                                           -------     -------     -------
Cash dividends from
  Bay Bank of Commerce                     $   365     $   325     $   335
Other income                                    24          24          24
Other expenses                                 (63)        (67)        (72)
                                           -------     -------     -------
Income before equity in
  undistributed income of subsidiary           326         282         287
Equity in undistributed income of
  subsidiary                                   736         801         658

                                           -------     -------     -------
  Net income                               $ 1,062     $ 1,083     $   945
                                           =======     =======     =======


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                for Years Ended December 31, 1997, 1996 and 1995

(15) PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS


Years ended December 31 (in thousands):             1997        1996        1995
                                                 -------     -------     -------
Net income                                       $ 1,062     $ 1,083     $   945
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Equity in undistributed income of
    subsidiary                                      (736)       (801)       (658)
   Depreciation                                       10          10           9
   Change in other assets                            (29)         30           1
   Change in borrowed funds and other
    liabilities                                     (105)        101          (7)
                                                 -------     -------     -------
Net cash provided by operating activities            202         423         290
                                                 -------     -------     -------
Cash flows from financing activities:
  Exercise of stock options                            9          --           9
  Repurchase and retirement of
    common stock                                      --          --         (42)
  Dividends paid                                    (323)       (323)       (216)
                                                 -------     -------     -------
Net cash used in financing activities               (314)       (323)       (249)
                                                 -------     -------     -------

Net change in cash                                  (112)        100          41
Cash at beginning of year                            150          50           9
                                                 -------     -------     -------
Cash at end of year                              $    38     $   150     $    50
                                                 =======     =======     =======

Noncash financing activities during the year:
  Dividend payable                               $   324     $   323     $   323


(16) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value for financial instruments.

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents are reasonable estimates of fair value.

Securities available for sale and securities held to maturity: Fair values are based on quoted market prices.

Loans held for sale: As this category includes only fully funded loans partially guaranteed by SBA, fair value was based on quoted market prices of comparable SBA loans.

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. For variable rate loans and other loans with short-term characteristics, carrying value approximates fair value. The fair value of certain 1-4 family residential loans was based on quoted market prices for securities backed by similar loans. For other loans, the adjusted fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms and by netting the allocated allowance for loan losses to reflect the estimated loan losses inherent in the portfolio. For credit card loans, carrying value approximates fair market value; there is no allocated credit reserve since these loans are charged off upon becoming 90 days past due and no value has been added related to the customer relationship.

Deposit liabilities and securities sold under agreements to repurchase: The fair value of deposits with no stated maturity, such as noninterest-bearing demand, savings and interest-bearing demand, is equal to the amount payable on demand as of December 31, 1997. The fair value of certificates of deposit and securities sold under agreements to repurchase are based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for instruments of similar remaining maturities.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1997.


                                   CARRYING   ESTIMATED
(in thousands):                     VALUE     FAIR VALUE
                                   --------    --------
Financial assets:
  Cash and cash equivalents        $  7,548    $  7,548
  Securities available for sale      24,651      24,651
  Securities held to maturity         7,929       8,057
  Loans held for sale, net of
    allowance for loan losses         1,499       1,594
  Loans, net of allowance for
    loan losses                      72,914      72,829
Financial liabilities:
  Deposits                          101,135     101,210
  Securities sold under
    agreements to repurchase          1,290       1,290


At December 31, 1997, the Company had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value. See Note 13.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the estimated fair value of originated servicing rights on SBA loans and the value of premises and equipment at December 31, 1997.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                       [DELOITTE & TOUCHE LLP LETTERHEAD]


INDEPENDENT AUDITORS' REPORT

         TO THE SHAREHOLDERS AND DIRECTORS OF
         BAY COMMERCIAL SERVICES:

         We have audited the accompanying consolidated balance sheets of Bay Commercial Services and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bay Commercial Services and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


         /s/ DELOITTE & TOUCHE LLP
         ----------------------------------

         San Francisco, California
         February 3, 1998


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                             Selected Financial Data



                                                                                                                    1997       1996
(Dollars in thousands,                                                                                          Compared   Compared
except per share amounts):                        1997        1996         1995          1994          1993      to 1996    to 1995
                                            ----------  ----------  -----------   -----------   -----------  -----------   --------
Years ended December 31,
RESULTS OF OPERATIONS:
  Interest income                           $    8,759  $    7,826  $     7,456   $     6,086   $     5,520  $       933   $    370
  Interest income on a
     taxable equivalent basis                    8,853       7,904        7,505         6,146         5,591          949        399
  Interest expense                               2,956       2,457        2,310         1,766         1,552          499        147
  Net interest income                            5,803       5,369        5,146         4,320         3,968          434        223
  Net interest income on a
     taxable equivalent basis                    5,897       5,447        5,195         4,380         4,039          450        252
  Provision (benefit) for loan losses               52          --         (155)         (100)           --           52        155
  Net interest income
    after provision (benefit)
    for loan losses                              5,751       5,369        5,301         4,420         3,968          382         68
  Noninterest income                               971       1,080          716         1,076         1,178         (109)       364
  Noninterest expense                            5,072       4,686        4,472         4,518         4,626          386        214
  Income tax expense                               588         680          600           359           146          (92)        80
  Net income                                     1,062       1,083          945           619           374          (21)       138
                                            ----------  ----------  -----------   -----------   -----------  -----------   --------

PER COMMON SHARE:
  Net income per common share - basic       $     0.99  $     1.01  $      0.88   $      0.57   $      0.35  ($     0.02)  $   0.13
  Net income per common share - diluted           0.84        0.89         0.80          0.56          0.35        (0.05)      0.09
  Book value (year-end)                           9.43        8.75         8.14          7.36          7.07         0.68       0.61
  Cash dividends declared                         0.30        0.30         0.30          0.20            --           --         --
  Weighted average common shares - basic     1,076,774   1,076,720    1,076,720     1,079,985     1,079,985           54         --
  Weighted average common shares - diluted   1,257,680   1,217,235    1,174,850     1,105,280     1,080,263       40,445     42,385
                                            ----------  ----------  -----------   -----------   -----------  -----------   --------

BALANCE SHEET AT DECEMBER 31:
  Assets                                    $  116,369  $   96,769  $    92,819   $    89,193   $    81,895  $    19,600   $  3,950
  Securities held to maturity                    7,929       6,704        7,211        14,823        10,943        1,225       (507)
  Securities available for sale                 24,651       9,339       13,199        11,165        13,478       15,312     (3,860)
  Federal funds sold                                --          --        6,700         2,530         1,000           --     (6,700)
  Total loans                                   74,129      71,362       58,152        51,566        48,777        2,767     13,210
  Deposits                                     101,135      83,291       80,253        79,258        72,609       17,844      3,038
  Funds borrowed, other than deposits            3,790       2,804        2,203         1,036           985          986        601
  Shareholders' equity                          10,173       9,418        8,767         7,946         7,632          755        651
                                            ----------  ----------  -----------   -----------   -----------  -----------   --------

BALANCE SHEET--AVERAGE BALANCES:
  Assets                                    $  107,057  $   95,063  $    91,106   $    86,112   $    81,613  $    11,994   $  3,957
  Securities--taxable (1)                       18,396      15,234       20,370        21,368        14,647        3,162     (5,136)
  Securities--tax exempt (1)                     3,874       3,165        2,186         2,113         2,406          709        979
  Federal funds sold and
     securities purchased
     under agreements to resell                  5,338       4,870        6,469         3,688         3,987          468     (1,599)
  Total loans                                   70,217      63,008       52,830        49,109        49,319        7,209     10,178
  Earning assets (1)                            97,432      86,110       81,652        75,425        67,380       11,322      4,458
  Deposits                                      94,237      82,611       80,262        76,690        72,027       11,626      2,349
  Funds borrowed, other than deposits            1,894       2,209        1,313         1,021         1,412         (315)       896
  Interest-bearing liabilities                  68,387      59,696       57,004        55,238        53,509        8,691      2,692
  Shareholders' equity                           9,920       9,215        8,541         7,846         7,395          705        674
                                            ----------  ----------  -----------   -----------   -----------  -----------   --------


(1) Excluding unrealized gain (loss) on securities available for sale


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and selected financial data found elsewhere in this Annual Report.

Certain matters discussed in this Annual Report in Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and
(6) changes in securities markets. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of Bay Commercial Services.

OVERVIEW
Net income of Bay Commercial Services (the "Company") in 1997 was $1,062,000 compared to $1,083,000 in 1996 and $945,000 in 1995. Net income per common share
- basic was $0.99, $1.01 and $0.88 for 1997, 1996 and 1995, respectively. Net income per common share - diluted was $0.84, $0.89 and $0.80 for 1997, 1996 and 1995, respectively. The return on average assets was 1.0% in 1997 compared to 1.1% and 1.0% in 1996 and 1995, respectively. The return on average shareholders' equity was 10.7% in 1997, 11.8% in 1996 and 11.1% in 1995.

Net income for the year declined $21,000 or 2% compared to 1996 as growth in net interest income was offset by higher branch operating expenses, reduced noninterest income and the 1997 loan loss provision.

The $434,000 or 8% growth in net interest income for 1997 was the result of $11,322,000 or 13% growth in average interest earning assets compared to 1996. With the opening of a regional branch in San Ramon in late 1996, Bay Bank of Commerce (the "Bank") experienced increased payroll and occupancy expenses during 1997 which were largely responsible for the $386,000 or 8% increase in noninterest expenses. Noninterest income declined by $109,000 or 10% primarily due to reduced gains on sales of other real estate owned ("OREO") and loan sales compared to 1996. As a result of the increase in outstanding loan balances, a $52,000 provision for loan losses was made during 1997. No provision was made in 1996.

Net income of the Company of $1,083,000 in 1996 was $138,000 or 15% higher than in 1995, principally due to a $364,000 or 51% increase in noninterest income and $223,000 or 4% growth in net interest income. The increased income was partially offset by a $214,000 or 5% increase in noninterest expenses, a $155,000 credit to the provision for loan losses during 1995 which was not repeated in 1996, and an $80,000 or 13% increase in income tax expense compared to 1995.

As a result of strong deposit growth during the year, total assets increased by $19,600,000 to $116,369,000 at December 31, 1997, an increase of 20% over
December 31, 1996. Total deposits increased by $17,844,000 or 21% during the period and included $4,000,000 in time certificates of deposit from the State of California. The $19,072,000 increase in interest-earning assets included $16,537,000 in securities and $2,535,000 in earning loans as of December 31, 1997. Net loan growth slowed early in 1997 as loan refinancing accelerated and the Bank experienced a higher volume of loan payoffs. Loan growth was strong during the fourth quarter of 1997 with outstanding loans increasing $4,767,000 or 6.9% between September 30 and December 31, 1997.

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

Net interest income of $5,803,000 for 1997 increased $434,000 or 8% compared to 1996. The increase reflected a $11,322,000 or 13% growth in average interest-earning assets. The net interest margin, the ratio of net interest income to average interest-earning assets, was 5.96% in 1997 compared to 6.24% in 1996.

Net interest income of $5,369,000 for 1996 increased $223,000 or 4% compared to 1995. The increase was due to a $4,458,000 or 5% growth in average interest-earning assets. The net interest margin declined to 6.24% in 1996 compared to 6.30% in 1995.

Interest income, which includes interest and fees generated by interest-earning assets, totaled $8,759,000 in 1997, a $933,000 or 12% increase over 1996.
Average interest-earnings assets grew $11,322,000 or 13% in 1997 while the yield earned on those assets declined to 8.99% compared to 9.09% during 1996. The growth in average interest-earning assets reflected increases of $7,006,000 or 11% in average earning loan balances and $3,848,000 or 21% in average total securities. The higher level of average earning loan balances in 1997 benefited from the strong loan growth during the last two quarters of 1996. Loan growth slowed in 1997 with a year-end total loan balance only $2,767,000 higher than year end 1996. The reduced yield on earning assets of 8.99% in 1997 compared to 9.09% in 1996 reflected a drop in the yield on average earning loans and in the proportion of loans in the mix of average interest-earning assets.

Interest income of $7,826,000 in 1996 increased $370,000 or 5% over 1995. The increase was due to a $4,458,000 or 5% growth in average interest-earning assets. Growth of $10,191,000 or 19% in average earning loans was partially funded by a $5,756,000 or 20% reduction in average total investment securities and overnight funds. The yield on average interest-earning assets was 9.09% in 1996 compared to 9.13% during 1995.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

Interest expense of $2,956,000 in 1997 rose $499,000 or 20% compared to 1996. The higher interest expense reflected an $8,691,000 or 15% increase in average interest-bearing liabilities and an increase in the rate paid for those liabilities to 4.32% in 1997 from 4.12% in 1996. Average time deposits as a percentage of average interest-bearing liabilities increased to 59% for 1997 from 54% for 1996.

Interest expense of $2,457,000 in 1996 increased $147,000 or 6% compared to 1995. Average interest-bearing liabilities grew $2,692,000 or 5% and the rate paid for those liabilities rose to 4.12% in 1996 from 4.05% in 1995. Average time deposits as a percentage of average interest-bearing liabilities increased to 54% for 1996 from 49% for 1995.

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

The following table presents the Company's interest rate sensitivity gap position at December 31, 1997. For any given period, the repricing is matched when an equal amount of assets and liabilities reprice. The repricing of a fixed rate asset or liability is considered to occur at its contractual maturity or, for those assets which are held for sale, within the time period during which sale may reasonably be expected to be accomplished. Floating rate assets or liabilities are considered to reprice in the period during which the rate can contractually change. Any excess of either assets or liabilities in a period results in a gap, or mismatch, shown in the table. A positive gap indicates asset sensitivity and a negative gap indicates liability sensitivity.

                                           Interest Sensitivity Period
                                      ------------------------------------------
                                                  Over 3     Over 1
                                      3 months    months     year to    Over 5
(Dollars in thousands):               or less    to 1 year   5 years     years      Total
                                      --------   --------    --------   --------   --------
 Interest rate sensitive assets:
 Loans (net of nonaccrual
    and deferred fees)                $ 52,945   $  2,209    $  8,143   $ 10,921   $ 74,218
 Securities
   (amortized cost)                     14,401      2,307       5,043     10,841     32,592
                                      --------   --------    --------   --------   --------
   Total                                67,346      4,516      13,186     21,762    106,810
                                      --------   --------    --------   --------   --------
Interest rate sensitive liabilities:
 Interest-bearing
   transaction accounts                 21,896         --          --         --     21,896
 Savings deposits                        7,307         --          --         --      7,307
 Time deposits of
   $100 or more                         18,940      3,854       1,525        100     24,419
 Other time deposits                    11,355      5,373       1,709         --     18,437
 Other borrowed funds                    2,740      1,050          --         --      3,790
                                      --------   --------    --------   --------   --------
   Total                                62,238     10,277       3,234        100     75,849
                                      --------   --------    --------   --------   --------
Interest rate sensitivity gap            5,108     (5,761)      9,952     21,662     30,961
                                      --------   --------    --------   --------   --------
 Cumulative interest rate
   sensitivity gap                    $  5,108   $   (653)   $  9,299   $ 30,961
                                      ========   ========    ========   ========
 Cumulative interest rate
   sensitivity gap to
   total assets                            4.4%      (0.6%)       8.0%      26.6%


This table presents a static gap, which is a position at a point in time. It does not address the interest rate sensitivity of assets or liabilities which would be added through growth, nor does it anticipate the future interest rate sensitivity of assets and liabilities once they have repriced, and it assumes equivalent elasticity of assets and liabilities.

The interest rate sensitivity analysis at December 31, 1997, indicates that the Company, on a cumulative basis was liability sensitive for the "Over 3 months to 1 year" period and asset sensitive over the remaining periods.

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


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

The provision for loan losses reflects an amount sufficient to cover estimated loan losses and to maintain the allowance for loan losses at a level which, in Management's opinion, is adequate to absorb potential credit losses inherent in loans, outstanding loan commitments and standby letters of credit.

As of December 31, 1997, the allowance for loan losses was $1,000,000 compared to $971,000 at December 31, 1996. The increased allowance reflected a loan loss provision in 1997 of $52,000 which was partially offset by net loan charge-offs of $23,000 during the year. The ratio of the allowance for loan losses to total loans was 1.3% at December 31, 1997, and 1.4% at December 31, 1996. While Management uses available information to provide for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Based upon information currently available, Management believes that the allowance for loan losses at December 31, 1997, is adequate to absorb future possible losses. However, no assurance can be given that the Company may not sustain charge-offs which are in excess of the size of the allowance in any given period.

Information on nonperforming loans for years ended December 31, 1997 and 1996 is summarized in the following table.


(Dollars in thousands):               1997     1996   $ Change  % Change
                                     -----    -----    -----      ---
Net loan charge-offs                 $ (23)   $ (11)   $ (12)     109%
Nonperforming loans at December 31:
 Nonaccrual loans                    $ 440    $ 208    $ 232      112%
 Accruing loans past due
   90 days or more                      --      227     (227)    (100%)
 Restructured loans                    471       --      471       NM
                                     -----    -----    -----      ---
   Total nonperforming loans         $ 911    $ 435    $ 476      109%
                                     -----    -----    -----      ---
Ratio of nonperforming loans
 to total loans                        1.2%     0.6%
Ratio of allowance for loan losses
 to nonperforming loans                110%     223%

NM-not meaningful

Because $231,000 of total nonperforming loans at December 31, 1997 are guaranteed by the SBA, only $680,000 is considered to be impaired. The collateral method was used in the evaluation of $209,000 and the remainder was evaluated using discounted cash flow analysis. These evaluations required the allocation of $164,000 of the allowance for loan losses.

OTHER REAL ESTATE OWNED
The Bank held no OREO at December 31, 1997 or December 31, 1996. During 1996, three properties which had been acquired through foreclosure were sold.

NONINTEREST INCOME
Total noninterest income of $971,000 for 1997 declined $109,000 or 10% compared to 1996. A large portion of the change in noninterest income reflected a 1996 gain on sale of OREO of $119,000 which was not repeated in 1997. A further reduction resulted from a $117,000 or 67% decrease in gain on sale of loans, reflecting larger sales in 1996 of loans guaranteed by the Small Business Administration ("SBA loans"). Partially offsetting the decreases in noninterest income were increases of $70,000 or 52% in other noninterest income, principally contributed by larger recoveries during 1997 of prior years' expenses related to charged-off loans, and $53,000 or 21% in bankcard income resulting from increased merchant sales volume. Loan servicing income declined slightly in 1997 as serviced loan payoffs more than offset servicing added from loan sales volume.

Total noninterest income of $1,080,000 for 1996 increased $364,000 or 51% compared to 1995. The greatest change was a $167,000 increase in gain on sale of loans, reflecting larger sales of SBA loans during 1996 than in 1995. Other noninterest income increased $68,000 or 103% in 1996, principally due to the recovery of prior years' expenses related to charged-off loans. Other increases in 1996 included $62,000 or 109% from gain on sale of OREO and $43,000 or 20% from bankcard income. The increases in noninterest income were partially offset by a decrease in 1996 of $32,000 or 19% in loan servicing income, principally reflecting SBA loan payoffs.

NONINTEREST EXPENSE
Total noninterest expenses of $5,072,000 for 1997 increased $386,000 or 8% compared to 1996. Salaries and employee benefits grew $318,000 or 12%, principally reflecting a full year's operations of the Bank's San Ramon branch opened in December 1996. Occupancy expense also reflected new branch operations and rose $81,000 or 13% in 1997. Bankcard expense increased $41,000 or 20% with the 1997 increase in merchant bankcard activity. Professional services fees for 1997 dropped $115,000 or 51% compared to 1996, reflecting lower legal and accounting fees.

Total noninterest expenses of $4,686,000 for 1996 increased $214,000 or 5% compared to 1995. The largest factor contributing to this increase was a $113,000 or 8% increase in other noninterest expense. Salaries and employee benefits increased $84,000 or 3%, reflecting incentive bonuses and the addition of staff in preparation for the December 1996 opening of the Bank's San Ramon branch. Occupancy expense increased $17,000 or 3% principally due to the opening of the new branch. Factors contributing to the growth in other noninterest expense included increases of $138,000 or 30% in the category "Other" (which principally resulted from the 1996 settlement of a litigation matter), $38,000 or 23% in bankcard expense and $30,000 or 15% in professional fees, which were partially offset by an $88,000 or 98% decrease in assessment fees paid to the Federal Deposit Insurance Corporation ("FDIC").


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

PROVISION FOR INCOME TAXES
The provision for income tax expense was $588,000 in 1997 compared to $680,000 in 1996. The $92,000 or 14% decline reflected the decrease in taxable income as well as tax benefits of increased interest income from municipal securities and loans to businesses in areas classified as "enterprise zones" by the State of California. The effective income tax rates were 35.7%, 38.6% and 38.8% for 1997, 1996, and 1995, respectively. See also Note 5 in "Notes to Consolidated Financial Statements."

FINANCIAL CONDITION
LOANS AND SECURITIES
Total loans of $74,129,000 at December 31, 1997 increased $2,767,000 or 4% from December 31, 1996. Total securities increased $16,537,000 or 103%.

DEPOSITS AND OTHER BORROWED FUNDS
Total deposits of $101,135,000 at December 31, 1997 increased $17,844,000 or 21% compared to December 31, 1996. Nearly 40% of the deposit growth was generated by the new San Ramon branch. Funds were also provided by a $2,000,000 increase in federal funds purchased at December 31, 1997. Deposit growth was strongest in certificates of deposit of $100,000 or more which increased $6,814,000 or 113%, and included $4,000,000 in deposits from the State of California. Total time deposits increased $9,013,000 or 27% compared to December 31, 1996. Savings and interest-bearing demand deposits grew $5,953,000 or 26% and noninterest-bearing demand deposits increased $2,878,000 or 11% compared to December 31, 1996.

OTHER ASSETS AND OTHER LIABILITIES
Interest and fees receivable of $566,000 at December 31, 1997 declined $19,000 or 3% from December 31, 1996, in part reflecting a lower yield on the loan portfolio at year end 1997. Other assets of $435,000 at December 31, 1997 declined $206,000 or 32% compared to December 31, 1996, principally due to the application in 1997 of income tax refunds receivable and receipt of other accrued receivables. Interest payable and other liabilities of $1,271,000 at December 31, 1997 were relatively unchanged from December 31, 1996.

LIQUIDITY
Liquidity is defined as the ability of the Company to meet present and future obligations either through the sale or maturity of existing assets, or by the acquisition of funds through liability management. The Company manages its liquidity to provide adequate funds to support both the borrowing needs of its customers and fluctuations in deposit flows. The Company defines liquid assets to include cash and noninterest-bearing deposit balances, federal funds sold, all marketable securities with maturities of one year or less, securities available for sale with maturities beyond one year, and loans held for sale, less any reserve requirements being met by any of the above. Net deposits and short-term liabilities include all deposits, federal funds purchased, repurchase agreements and other borrowings and debt due in one year or less. The liquidity ratio is calculated by dividing total liquid assets by net deposits and short term liabilities. The Company's liquidity ratio by this measure was 32% at December 31, 1997, and 19% at December 31, 1996. The higher liquidity ratio at December 31, 1997 compared to December 31, 1996 reflects the increase in the Bank's investment portfolio. It is the opinion of Management that the Company's and the Bank's liquidity positions are sufficient to meet their respective needs.

In addition, the Bank has informal, non-binding, federal funds borrowing arrangements totaling $6,000,000 with a correspondent bank and a repurchase facility, in the amount of $5,000,000 as of December 31, 1997, to meet unforeseen outflows. As of December 31, 1997, $2,500,000 was outstanding from these credit facilities. As of December 31, 1997, the Bank did not carry any brokered deposit balances.

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

Risk-based capital ratios are calculated with reference to riskweighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the Federal Reserve Board to those assets. Both bank holding companies and nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be in the form of Tier 1 capital.

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


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

The following tables present the Company's and the Bank's regulatory capital positions at December 31, 1997:



                                                       RISK-BASED CAPITAL RATIOS
                                                       Company              Bank
(Dollars in thousands):                          Amount      Ratio    Amount      Ratio
                                               ---------     ----   ---------     ----
Tier 1 capital                                 $  10,069     10.7%  $  10,214     10.9%
Tier 1 capital regulatory minimum requirement      3,763      4.0       3,758      4.0
                                               ---------     ----   ---------     ----

Capital held in excess of regulatory minimum   $   6,306      6.7%  $   6,456      6.9%

Total capital                                  $  11,069     11.8%  $  11,214     11.9%
Total capital regulatory minimum requirement       7,526      8.0       7,516      8.0
                                               ---------     ----   ---------     ----
Capital held in excess of regulatory minimum   $   3,543      3.8%  $   3,698      3.9%
                                               ------------------   -------------------
Risk weighted assets                                $  94,071            $  93,947


                                                               LEVERAGE RATIOS
                                                     Company                      Bank
                                            ---------------------        ----------------------
(Dollars in thousands):                       Amount         Ratio        Amount          Ratio
                                            ----------       ----        --------          ---
Tier 1 capital to average total assets      $   10,069        8.7%       $ 10,214          8.8%

Range of regulatory  minimum leverage            3,476-       3.0-          3,472-         3.0-
  requirement                                    5,793        5.0           5,787          5.0
                                            ----------       ----        --------          ---
Range of regulatory excess                       4,276-       3.7-          4,427-         3.8-
                                            $    6,593        5.7%       $  6,742          5.8%
                                            ---------------------        ---------------------
Average total assets for fourth quarter(*)        $  115,855                   $  115,730


(*) Average total assets do not include unrealized gains/losses on securities available for sale or excess servicing.

The Company currently does not have any material commitments for capital expenditures, and in the opinion of Management, the Company's and the Bank's capital positions are sufficient to meet their respective needs.

YEAR 2000 OR "Y2K" ISSUE
Many computer hardware systems and software programs in use today were developed using a two digit date code to specify the year. As a result, some of these systems and programs may not properly recognize the date transition at the year 2000 and may recognize a date using `00' as the year 1900. This could result in a major system failure or miscalculations. The Company presently believes that with modifications to the Bank's existing software and/or, if required, upgrading to new software, the Y2K problem will not pose significant operational problems for the Company's computer systems as so modified and/or upgraded.

However, if such modifications and conversions are not completed on a timely basis, the Y2K problem could have a material impact on the operations of the Bank.

During 1997, the Company performed a comprehensive review of its information systems and, in connection with that review, has initiated formal communications with all of its significant vendors and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Y2K issues. There can be no guarantee that the systems of the other companies on which the Company's systems rely will be timely remediated. Therefore, it is possible that the Company could be negatively affected to the extent that other entities not affiliated with the Company are unsuccessful in addressing these issues. The Company is developing contingency plans wherever possible to limit those potential negative impacts.

The Company plans to utilize both internal and external resources to attempt to identify, correct or replace, and test systems for Y2K compliance. The Company anticipates that all corrective action and testing of the key systems will be completed by December 31, 1998.

Other significant Y2K risks to the Bank include the adequacy of steps taken by the Bank's borrowers to address the potential impact of the Y2K problem on their own businesses. The Bank intends to require information from its borrowers as part of its credit underwriting process to determine whether they will take appropriate remedial action in time to avoid Y2K problems. However, no assurance can be given that these actions will be taken on a timely basis, and no assurance can be given that the Bank's existing borrowers will not suffer Y2K problems, either of which could have the effect of increasing the Bank's problem loans and credit losses in future years.

For 1997, the Company did not incur a material increase in expenses related to the Y2K problem and, during 1998, Y2K related expenses are projected not to exceed $25,000. However, no assurance can be given that the Company may not be required to expend additional amounts in connection with the Y2K problem in the future.

INFLATION
It is Management's opinion that the effects of inflation on the consolidated financial statements for the periods ended December 31, 1997 and 1996 have not been material.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR 1997 ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO:

Corporate Secretary
Bay Commercial Services
1495 East 14th Street
San Leandro, CA  94577

TRANSFER AGENT
Chase Mellon Shareholders Services
Ridgefield Park, NJ

INDEPENDENT AUDITORS
Deloitte & Touche LLP, San Francisco, CA

CORPORATE COUNSEL
Lillick & Charles LLP, San Francisco, CA

STOCK PRICES AND DIVIDEND INFORMATION
The Company's common stock is not listed on any exchange nor is it listed on NASDAQ. It is, however, listed with the National Daily Quotation Service and appears in the weekly "pink sheets" issued by the organization. Trading in the common stock of the Company has historically not been active. According to the Company's records, there were 418 shareholders of record as of March 11, 1998.

The following table summarizes bid quotations for the Company's common stock. The prices indicated may not necessarily represent actual transactions. Bid information has been obtained from Sutro & Co., which makes a market in the Company's common stock.


QUARTER END           LOW           HIGH
                    -------       -------
March 31, 1996      $  8.00       $  8.50
June 30, 1996       $  8.00       $  8.75
September 30, 1996  $  8.75       $  9.00
December 31, 1996   $  9.00       $ 10.00
March 31, 1997      $ 10.00       $ 10.875
June 30, 1997       $ 10.875      $ 12.00
September 30, 1997  $ 12.00       $ 13.125
December 31, 1997   $ 13.25       $ 16.25


The Company paid cash dividends of $0.30 per share in 1997 and 1996.

MARKET MAKERS
SUTRO & CO., Troy Norlander
Big Bear Lake, CA
(800) 288-2811

HOEFER & ARNETT, Marc Arnett or Lisa Gallo
San Francisco, CA
(800) 346-5544

THE COMPANY
Bay Bank of Commerce is a state chartered, and FDIC insured, commercial bank. The Bank was incorporated on August 11, 1980, and, after its initial stock offering, commenced operations on February 13, 1981. To enhance its corporate flexibility, Bay Commercial Services was formed to serve as a bank holding company. On May 31, 1983, Bay Bank of Commerce became its wholly owned subsidiary.

Bay Bank of Commerce serves the banking needs of businesses and professionals in the East Bay region of the San Francisco Area with three full-service offices. Headquartered in San Leandro, the Bank opened its Hayward branch in 1992, and a regional banking office in San Ramon in 1996 to serve the growing business market on the "I-680" corridor of the East Bay.

Bay Bank of Commerce specializes in commercial and construction lending services and provides customized credit solutions based on customers' particular needs. The Bank's construction loan services cover both commercial and residential building projects. As a "preferred" SBA lender, Bay Bank of Commerce can offer faster pre-qualification and funding than many of its competitors. Other business lending services include loans for equipment financing, commercial real estate, letters of credit, VISA business cards and small business assistance loans under the State of California "CalCap" program.

For individuals, Bay Bank offers residential construction loans, home equity lines of credit, overdraft lines, installment loans and VISA Gold cards.

The Bank also provides a full range of business and personal deposit services include checking, savings, time and money market accounts and ATM/debit cards. Other business deposit services include cash vault, courier deposit pick-up, and merchant credit and debit card processing.

Over the years Bay Bank of Commerce has won many loyal customers with a reputation of service excellence, a commitment to quality banking products and a focus on meeting customer needs. Building successful long-term relationships with customers is a top priority for Bay Bank of Commerce.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

DIRECTORS

Joshua Fong, O.D.                  Richard M. Kahler                  William E. Peluso
Chairman,                          President & CEO,                   Restaurant Consultant,
Bay Commercial Services            Bay Commercial Services            Livermore
Optometrist,                       President & CEO,
San Leandro                        Bay Bank of Commerce               Oswald A. Rugaard
                                                                      Self-employed
William R. Henson                  Dimitri Koroslev                   Independent Sales Consultant,
President,                         Chairman,                          San Leandro
Superior Home Loans,               Bay Bank of Commerce
Hayward                            President,
                                   Bay Business Credit,
                                   Walnut Creek


OFFICERS

EXECUTIVE                          Rebecca Worthen                    ADMINISTRATIVE
                                   Assistant Vice President,
Richard M. Kahler                  Commercial Lending                 Jane C. Christopherson
President & CEO                                                       Vice President &
                                   David A. Weinshelbaum              Chief Financial Officer
Randall Greenfield                 Assistant Vice President,
Senior Vice President & CAO,       Commercial Lending                 Eileen Berry Wortham
Bay Bank of Commerce                                                  Marketing Director
Chief Financial Officer,           Maria Mabardy
Bay Commercial Services            Assistant Vice President,          OPERATIONS
                                   Lending
Robert A. Perantoni
Senior Vice President &            CONSTRUCTION LENDING               Vice President, Operations
Senior Lending Officer                                                Director of Human Resources
                                   Cindy Chase
COMMERCIAL LENDING                 Vice President,                    Arlene Dalldorf
                                   Construction Lending               Assistant Vice President,
Teresa Jensen                                                         Operations Officer
Vice President & SBA Loan          John Stevens
Manager                            Vice President,                    Kay Tropiano
                                   Construction Lending               Operations Officer
Alan Lozito
Vice President,                    BRANCH ADMINISTRATION &            Brenda Fernandez
Commercial Lending                 BUSINESS DEVELOPMENT               Assistant Vice President &
                                                                      Credit Operations Officer
Michael Maxson                     Jim Nunn
Vice President,                    Vice President &                   Carol Barfuss
Commercial Lending                 Hayward Branch Manager             Assistant Vice President &
                                                                      Compliance Officer
Sally Porfido                      Margie Perry
Vice President,                    Vice President &                   William Reynolds
Commercial Lending                 San Ramon Branch Manager           Manager of Courier Services &
                                                                      Security Officer
Earl Rupp                          Michelle Munson
Vice President,                    Business Development Officer
Commercial Lending


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY