Form 10KSB, Exhibit 13
period 1998-12-31
BAY COMMERCIAL SERVICES
filed 1999-03-29
CIK 707854

ANNUAL REPORT COVER

BAY COMMERCIAL SERVICES
1998 ANNUAL REPORT

(logo)


                                                       FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------

(Dollars in thousands, except per share amounts):           1998      1997      1996      1995      1994
--------------------------------------------------------------------------------------------------------
Years ended December 31:
Interest income                                          $10,200    $8,759    $7,826    $7,456    $6,086
Interest income on a taxable equivalent basis             10,327     8,853     7,904     7,505     6,146
Interest expense                                           3,479     2,956     2,457     2,310     1,766
Net interest income                                        6,721     5,803     5,369     5,146     4,320
Net interest income on a taxable equivalent basis          6,848     5,897     5,447     5,195     4,380
Net income                                                 1,215     1,062     1,083       945       619
Net income per common share - basic                         1.12      0.99      1.01      0.88      0.57
Net income per common share - diluted                       0.95      0.84      0.89      0.80      0.56
Return on average assets                                     1.0%      1.0%      1.1%      1.0%      0.7%
Return on average shareholders' equity                      11.3%     10.7%     11.8%     11.1%      7.9%

--------------------------------------------------------------------------------------------------------
At December 31:
Assets                                                  $144,202  $116,369   $96,769   $92,819   $89,193
Loans                                                     93,129    74,129    71,362    58,152    51,566
Securities                                                39,542    32,580    16,043    20,410    25,988
Deposits                                                 123,395   101,135    83,291    80,253    79,258
Shareholders' equity                                      11,395    10,173     9,418     8,767     7,946
Book value per share                                       10.54      9.43      8.75      8.14      7.36
--------------------------------------------------------------------------------------------------------














                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                   REPORT TO SHAREHOLDERS - 1998 ANNUAL REPORT
--------------------------------------------------------------------------------


Completing a year of exceptional financial performance, Bay Commercial Services attained record total assets and net income in 1998.

With a focused marketing message and a vibrant East Bay economy, the Company achieved strong account growth in its targeted markets during 1998, propelling total assets to a record $144,202,000 at December 31, 1998, an increase of 24% over 1997.



Fueled by this strong growth in earning assets, net income for the Company increased 14% to a record $1,215,000, or $0.95 per diluted share in 1998. This was up from net income of $1,062,000, or $0.84 per diluted share during 1997.



Total loans  reached  $93,129,000  at December 31, 1998,  a  $19,000,000  or 26%
increase for the year. Total deposits grew $22,260,000 or 22% to $123,395,000.



To mark the strong financial performance during 1998, the Board of Directors of the Company declared a cash dividend of $0.40 per share in January, 1999. This was the thirteenth cash dividend paid to shareholders during 17 years of operations and a 33% increase over the $0.30 per share cash dividend paid in 1998.



Although all three offices of the Bank demonstrated excellent growth in 1998, we were especially proud of the fact that our newest branch in San Ramon ended the year with total assets of almost $18,000,000, and became profitable after only 18 months of operations. This achievement is a credit to every employee of the Bank who made this possible.



This year's exceptional performance confirms the need for a community business bank that can deliver the personal service that a business needs to be successful. With projections for sustained economic strength in the San Francisco Bay region in 1999, the Company intends to capitalize on its position as a leader in East Bay business banking for continued growth and profitability.



We look forward to a prosperous year and thank you for your ongoing support.


/s/Dimitri Koroslev        /s/Richard M. Kahler                   /s/Joshua Fong, O.D.
 Dimitri Koroslev            Richard M. Kahler                      Joshua Fong, O.D.
    Chairman          President and Chief Executive Officer           Chairman
Bay Bank of Commerce      Bay Bank of Commerce                   Bay Commercial Services
                         Bay Commercial Services





                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        1

                                                          CONSOLIDATED BALANCE SHEETS
    ---------------------------------------------------------------------------------------------------


    December 31 (dollars in thousands):                                                1998       1997
    ---------------------------------------------------------------------------------------------------
    ASSETS
    Cash and cash equivalents                                                      $  9,077   $  7,548
    Securities available for sale, stated at fair value
      (amortized cost of $31,969 for 1998; $24,663 for 1997)                         32,033     24,651
    Securities held to maturity (fair values of $7,748 for 1998; $8,057 for 1997)     7,509      7,929
    Federal Home Loan Bank stock                                                        359        ---
    Loans held for sale                                                                 939      1,501
    Loans held for investment                                                        92,190     72,628
      Allowance for loan losses                                                        (980)    (1,000)
    ---------------------------------------------------------------------------------------------------
      Net loans                                                                      92,149     73,129
    ---------------------------------------------------------------------------------------------------
    Premises and equipment, net                                                       1,949      2,111
    Interest and fees receivable                                                        635        566
    Other assets                                                                        491        435
    ---------------------------------------------------------------------------------------------------
      Total assets                                                                 $144,202   $116,369
    ===================================================================================================

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Deposits:
      Noninterest-bearing demand                                                   $ 33,904   $ 29,076
      Savings and interest-bearing demand                                            37,571     29,203
      Time                                                                           30,309     30,022
      Certificates of deposit, $100 and over                                         21,611     12,834
    ---------------------------------------------------------------------------------------------------
      Total deposits                                                                123,395    101,135
    ---------------------------------------------------------------------------------------------------
    Securities sold under agreements to repurchase                                    1,344      1,290
    Other short-term borrowing                                                        7,000      2,500
    Interest payable and other liabilities                                            1,068      1,271
    ---------------------------------------------------------------------------------------------------
      Total liabilities                                                             132,807    106,196
    ---------------------------------------------------------------------------------------------------

    Commitments and contingent liabilities (Notes 4, 12 and 13)                         ---        ---

    Shareholders' equity:
      Common stock - no par value: authorized 20,000,000
        shares; issued & outstanding 1,080,670 in 1998 and 1,078,720 in 1997          3,622      3,671
      Retained earnings                                                               7,734      6,509
      Accumulated other comprehensive income, net of tax                                 39         (7)
    ---------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                     11,395     10,173
    ---------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                   $144,202   $116,369
    ===================================================================================================

      See accompanying notes to consolidated financial statements.





                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        2


                                                    CONSOLIDATED INCOME STATEMENTS
-----------------------------------------------------------------------------------------


Years ended December 31 (dollars in thousands,
except per share amounts):                                  1998        1997         1996
-----------------------------------------------------------------------------------------
Interest income:
  Loans, including fees                                   $8,177      $7,137       $6,463
  Federal funds sold and reverse repurchase agreements       355         288          250
  Securities:
    Taxable                                                1,392       1,131          947
    Tax exempt                                               276         203          166
------------------------------------------------------------------------------------------
      Total interest income                               10,200       8,759        7,826
------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    Savings and interest-bearing demand                    1,045         708          651
    Time                                                   1,495       1,588        1,407
    Certificates of deposit, $100 and over                   866         564          293
  Other borrowed funds                                        73          96          106
------------------------------------------------------------------------------------------
      Total interest expense                               3,479       2,956        2,457
------------------------------------------------------------------------------------------
      Net interest income                                  6,721       5,803        5,369
Provision for loan losses                                    134          52          ---
------------------------------------------------------------------------------------------
      Net interest income after
         provision for loan losses                         6,587       5,751        5,369
------------------------------------------------------------------------------------------
Noninterest income:
  Bankcard income                                            414         307          254
  Service charges and fees                                   308         274          264
  Gain on sale of loans                                       88          57          174
  Loan servicing                                              85         132          138
  Net gain on sale of other real estate owned                ---         ---          119
  Net losses on sales of securities available for sale       ---          (3)          (3)
  Other                                                       46         204          134
------------------------------------------------------------------------------------------
      Total noninterest income                               941         971        1,080
------------------------------------------------------------------------------------------
Noninterest expenses:
  Salaries and employee benefits                           3,237       2,872        2,554
  Occupancy                                                  683         694          613
  Other                                                    1,736       1,506        1,519
------------------------------------------------------------------------------------------
      Total noninterest expenses                           5,656       5,072        4,686
------------------------------------------------------------------------------------------
      Income before income tax expense                     1,872       1,650        1,763
Income tax expense                                           657         588          680
------------------------------------------------------------------------------------------
      Net income                                          $1,215      $1,062       $1,083
=========================================================================================

      Net income per common share - basic                  $1.12      $ 0.99       $ 1.01
      Weighted average common shares - basic           1,080,362   1,076,774    1,076,720

      Net income per common share - diluted                $0.95      $ 0.84       $ 0.89
      Weighted average common shares - diluted         1,277,190   1,257,680    1,217,235
=========================================================================================

See accompanying notes to consolidated financial statements.



                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------

Years ended December 31 (dollars in thousands):                       1998         1997        1996
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                    $   1,215     $  1,062    $  1,083
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                                  (401)         (60)        308
       Provision for loan losses                                       134           52         ---
       Unamortized deferred loan fees, net                            (120)         (86)       (163)
       Losses on sales of securities available for sale                ---            3           3
       Originations of SBA loans held for sale                      (1,157)        (985)     (1,714)
       Proceeds from the sale of SBA loans held for sale             1,764        1,095       2,884
       Net gain on sale of other real estate owned                     ---          ---        (119)
       Loss on sale of equipment                                         2          ---           2
       Provision for deferred taxes                                    (72)         (31)         26
       Change in interest and fees receivable and other assets         (50)         254        (125)
       Change in interest payable and other liabilities                120           26        (306)
----------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                       1,435        1,330       1,879
----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities of securities available for sale       109,024       42,603       1,681
   Proceeds from sales of securities available for sale                ---          997       1,997
   Proceeds from maturities of securities held to maturity           4,043        1,271       1,661
   Purchases of securities available for sale                     (115,583)     (59,557)        ---
   Purchases of securities held to maturity                         (3,693)      (1,493)     (1,177)
   Purchase of Federal Home Loan Bank stock                           (359)          ---        ---
   Net change in loans                                             (19,663)      (2,829)    (14,109)
   Proceeds from sale of other real estate owned                       ---          ---         252
   Purchases of premises and equipment                                (116)        (235)       (318)
   Proceeds from sale of equipment                                     ---          ---           6
----------------------------------------------------------------------------------------------------
     Net cash used in investing activities                         (26,347)     (19,243)    (10,007)
----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net change in deposits                                           22,260       17,844       3,038
   Net change in securities sold under agreements to repurchase         54       (1,014)        101
   Net change in other short-term borrowing                          4,500        2,000         500
   Exercise of stock options                                            35            9         ---
   Repurchase and retirement of common stock                           (84)         ---         ---
   Cash dividends paid                                                (324)        (323)       (323)
----------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                      26,441       18,516       3,316
----------------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                         1,529          603      (4,812)
Cash and cash equivalents at beginning of year                       7,548        6,945      11,757
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $   9,077     $  7,548    $  6,945
====================================================================================================
Supplemental disclosure of cash flow information:
Cash paid during the year for:
      Interest                                                      $3,463       $2,982      $2,397
      Income taxes                                                     630          532         751
Noncash investing and financing activities during the year:
      Stock dividend Federal Home Loan Bank                         $    9       $  ---      $  ---
      Loan in connection with sale of other real estate owned          ---          ---         178
      Receivable at close of escrow on sale of other real
        estate owned                                                   ---          ---          48
      Dividend payable                                                 ---          324         323
       Tax benefit of disqualified disposition of incentive
        stock options                                                   10          ---         ---

See accompanying notes to consolidated financial statements.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        4

                                                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1998, 1997, and 1996 (dollars in thousands,  except per share amounts):

                                                                                                        Accumulated
                                                                                                           Other          Total
                                                           Shares      Common  Comprehensive  Retained  Comprehensive Shareholders'
                                                        Outstanding    Stock      Income      Earnings     Income        Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996                                  1,076,720    $3,662                  $5,011      $  94        $ 8,767

Comprehensive income:
   Net income                                                                    $1,083         1,083                     1,083
   Other comprehensive income, net of tax of $(10):
       Unrealized losses on securities available for
           sale, net of reclassification adjustment*                               (109)                    (109)          (109)
                                                                                   -----
Total comprehensive income                                                          974
                                                                                   -----

Cash dividends declared ($0.30/share)                                                            (323)                     (323)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                1,076,720     3,662                   5,771        (15)         9,418

Comprehensive income:
   Net income                                                                     1,062         1,062                     1,062
   Other comprehensive income, net of tax of $(5):
       Unrealized gains on securities available for
           sale, net of reclassification adjustment*                                  8                        8              8
                                                                                  -----
Total comprehensive income                                                        1,070
                                                                                  -----

Exercise of stock options                                     2,000         9                                                 9

Cash dividends declared ($0.30/share)                                                            (324)                     (324)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                1,078,720     3,671                   6,509         (7)        10,173

Comprehensive income:
   Net income                                                                     1,215         1,215                     1,215
   Other comprehensive income, net of tax of $25:
       Unrealized gains on securities available for
           sale, net of reclassification adjustment*                                 46                       46             46
                                                                                 ------
Total comprehensive income                                                       $1,261
                                                                                 ------

Tax benefit of disqualified disposition of
    incentive stock options                                                                        10                        10

Exercise of stock options                                     6,950        35                                                35

Repurchase and retirement of common stock                    (5,000)      (84)                                              (84)
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                                1,080,670    $3,622                  $7,734      $  39        $11,395
================================================================================================================================

*Disclosure of reclassification amount:

Years ended December 31 (in thousands):                                 1998   1997    1996
---------------------------------------------------------------------------------------------
  Unrealized holding gains (losses) arising during period                $46    $ 5   $(112)
   Add reclassification adjustment for losses included in net income     ---      3       3
---------------------------------------------------------------------------------------------
   Net unrealized gains (losses) on securities available for sale        $46    $ 8   $(109)
=============================================================================================

See accompanying notes to consolidated financial statements.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Bay Commercial Services (the "Company") and its wholly owned subsidiary, Bay Bank of Commerce (the "Bank"), conform with generally accepted accounting principles and prevailing practices within the banking industry. The methods of applying those principles which materially affect the consolidated financial statements are summarized below.

CONSOLIDATION
The  consolidated  financial  statements  include  the  Company  and  the  Bank.
Significant   intercompany   accounts  and   transactions   are   eliminated  in
consolidation.

NATURE OF OPERATIONS
The Company operates as one business segment and principally engages in business banking in the Counties of Alameda and Contra Costa, California. The Company primarily grants business loans including lines of credit, and commercial real estate and construction loans, the majority of which are secured by the underlying properties. Lending for single family residential construction and equity lines of credit has increased in recent years, while other types of consumer lending remains limited. Although the Company has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector of Northern California, including the real estate markets of the San Francisco Bay Area. The Company's primary source of revenues is interest income from its loan and investment securities portfolios. The Company is not dependent on any single customer for more than ten percent of the Company's revenues.

ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses as of the date and for the periods presented. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers cash on hand, cash due from banks and federal funds sold as cash and cash equivalents. Federal funds sold generally mature in one day.

SECURITIES
Debt securities are classified as held to maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. All other debt securities are classified as available for sale securities, which are carried at market value with a corresponding recognition of the unrealized holding gain or loss (net of taxes) in a separate component of shareholders' equity until realized. Realized gains and losses on sales, if any, are included in noninterest income.

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

Loans held for sale include the portions of certain loans which are guaranteed by the federal Small Business Administration ("SBA"). These loans are carried at the lower of aggregate cost or market value. Market value is determined by reference to quoted yields for similar types of instruments. Loan fees and direct loan origination costs related to loans held for sale are deferred and recognized as a component of the gain or loss on sale.

In determining the gain realized on the sale of SBA guaranteed loans, the recorded investment is allocated between the portion of the loan sold, the portion retained, and the servicing and other financial assets based on relative fair values as of the date the loan is sold.

ALLOWANCE FOR LOAN LOSSES
The Bank provides for possible loan losses by a charge to operating income based upon the composition of the loan portfolio, past loan loss experience, current economic conditions and other factors which, in management's judgment, deserve recognition in estimating loan losses. Management will charge off loans when it determines there has been a permanent impairment of the related carrying values. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral, historical loss experience, and vulnerability to changing economic conditions which may affect the collectibility of the loans. Specific reserves are allocated for impaired loans, for loans which have experienced a decline in internal loan grading, and when management believes additional loss exposure exists. Although the allowance for loan losses is allocated to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement, including interest payments. Impaired loans are those loans identified under the Bank's internal rating system as "doubtful" or "loss" or those "substandard" loans which have been placed on nonaccrual. Restructured loans are always classified as impaired. The Bank applies its normal loan review procedures when determining whether a loan is impaired. The


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, CONTINUED
amount of impairment is measured using discounted cash flows or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as installment and residential mortgage loans. Impaired loans are carried at the estimated present value of the future cash flows, discounted at the loan's effective interest rate, or at the fair value of the collateral if less than the recorded investment in the loan (including accrued interest and net deferred loan fees or costs). Specific reserves for impaired loans are recognized by adjusting the allocation of the existing allowance for loan losses.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method over estimated useful lives ranging from three to fifteen years. Leasehold improvements are capitalized at cost and are amortized over the lesser of the term of the lease or the estimated useful lives of the improvements ranging from fifteen to twenty-five years.

OTHER REAL ESTATE OWNED (OREO)
OREO consists of real estate acquired as a result of legal foreclosure or through receipt of a deed in lieu of foreclosure. OREO amounts are carried at the lower of the recorded investment in the property or fair value less estimated costs of disposal. When the property is acquired, any excess of the loan balance over fair value of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are included in noninterest income or noninterest expense. Operating expenses of such properties, net of related income, are included in other expenses and gains or losses on their disposition are included in other income and other expenses.

OTHER SHORT-TERM BORROWING
Other short-term borrowing consists of federal funds purchased and amounts borrowed from the Federal Home Loan Bank.

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

NET INCOME PER COMMON SHARE
Net income per common share - basic is computed by dividing net income by the average number of outstanding common shares. Net income per common share - diluted is computed by dividing net income by the average number of outstanding common shares including the dilutive effect of stock options. A reconciliation of the numerators and denominators of the basic and diluted per-share computations for net income can be found in Note 7.

STOCK-BASED  COMPENSATION
Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation ", establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company has chosen to continue using the intrinsic value-based method of option valuation prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations (APB No. 25) and provide pro forma disclosures (see Note 8) of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted.

The binomial option pricing model was used by the Company to calculate option values pursuant to SFAS No. 123. This model, as well as other currently accepted option valuation models, incorporates highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

COMPREHENSIVE INCOME
The Company has retroactively adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that an enterprise report and display, by major components and as a single total, the change in its net assets during the period from nonowner sources. The adoption of this Statement resulted in a change in the financial statement presentation but did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

DISCLOSURES ABOUT OPERATING SEGMENTS
On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. In applying the "management approach" established by the Statement, management determined that since all of the commercial banking products and services of the Bank are available in each branch of the Bank, all branches are located within the same economic environment and management does not allocate resources based on the performance of different lending or transaction activities, the financial disclosures of this statement related to operating performance of reportable segments does not apply.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is in the process of determining the impact of adopting SFAS 133, however, the Company currently does not have any derivative instruments and is not involved in any hedging activities.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the financial statement presentation for the current year. The reclassifications had no impact on the Bank's results of operations or shareholders' equity.


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        7

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
(2)  SECURITIES
The amortized cost, gross unrealized gains (losses) and estimated fair value of debt securities at December 31, 1998 and 1997 are as follows:

                                               1998                                       1997
                            ------------------------------------------   -------------------------------------------
                                         Gross      Gross                           Gross      Gross
                            Amortized Unrealized Unrealized Estimated    Amortized Unrealized Unrealized Estimated
(Dollars in thousands)          Cost     Gains      Losses  Fair value     Cost      Gains     Losses     Fair value
                            -------------------------------------------  -------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury and
   agency securities .....   $ 2,000     $---       $ (6)    $ 1,994      $ 4,000     $ 10      $ (8)     $ 4,002
Corporate securities .....    19,651      ---         (7)     19,644       14,401        1        (1)      14,401
Mortgage-backed securities    10,318       91        (14)     10,395        6,262        8       (22)       6,248
--------------------------------------------------------------------------------------------------------------------
  Total ..................   $31,969     $ 91       $(27)    $32,033      $24,663     $ 19      $(31)     $24,651
====================================================================================================================

HELD TO MATURITY:
U.S. Treasury and
   agency securities .....   $  ---      $---       $---     $   ---      $ 3,197     $  5      $ (1)     $ 3,201
Obligations of states and
    political subdivisions     6,123      244        ---       6,367        4,661      120       ---        4,781
Mortgage-backed securities     1,386      ---         (5)      1,381           71        4       ---           75
--------------------------------------------------------------------------------------------------------------------
  Total ..................   $ 7,509     $244       $ (5)    $ 7,748      $ 7,929     $129      $ (1)     $ 8,057
====================================================================================================================

Securities with a carrying amount of $19,826,000 and $11,074,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law or contract.

The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               MATURING
                           ----------------------------------------------
AMORTIZED COST                           After One  After Five
(Dollars in thousands)     In One Year    Through    Through     After
                             or Less    Five Years  Ten Years  Ten Years          Total
                           ----------------------------------------------        -------
AVAILABLE FOR SALE:
U.S.Treasury and
  agency .................   $   ---      $2,000      $  ---      $---           $ 2,000
Corporate securities .....    19,651         ---         ---       ---            19,651
Mortgage-backed securities        64       5,680       4,574       ---            10,318
----------------------------------------------------------------------------------------
  Total amortized cost ...   $19,715      $7,680      $4,574       ---           $31,969
  Estimated fair value ...   $19,708      $7,693      $4,632      $---           $32,033
========================================================================================

HELD TO MATURITY:
Obligations of states and
  political subdivisions     $   519      $1,307      $2,208      $2,089         $ 6,123
Mortgage-backed securities       ---       1,386         ---         ---           1,386
----------------------------------------------------------------------------------------
  Total amortized cost       $   519      $2,693      $2,208      $2,089         $ 7,509
  Estimated fair value       $   530      $2,738      $2,306      $2,174         $ 7,748
========================================================================================

Following is a schedule of gains (losses) realized on sales of securities available for sale for the years ended December 31:

(in thousands)   1998   1997   1996
-----------------------------------
Gains ........   $---   $---   $---
Losses .......    --     (3)    (3)
-----------------------------------
Net losses ...   $---   $(3)   $(3)
===================================

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                        8

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
(3) LOANS AND  ALLOWANCE  FOR LOAN LOSSES
Loans at December 31 consisted of the following:

(in thousands):                1998        1997
-----------------------------------------------
Commercial .............   $ 24,250    $ 18,980
Commercial held for sale        473         721
Real Estate:
  Construction .........     16,049       7,436
  Mortgage .............     43,815      41,181
  Held for sale ........        466         780
  Equity ...............      5,297       2,718
Installment ............      2,299       1,895
Other ..................        979         947
-----------------------------------------------
                             93,628      74,658
Deferred loan fees .....       (499)       (529)
-----------------------------------------------
                           $ 93,129    $ 74,129
================================================

Loans on which the accrual of interest had been discontinued amounted to $30,000 at December 31, 1998 and $440,000 at December 31, 1997. Once placed on nonaccrual, no interest was recognized on such loans and, if interest on such loans had been accrued, it would have amounted to approximately $2,000 and $39,000 for 1998 and 1997, respectively. As of December 31, 1998 and 1997, the Company had $469,000 and $476,000, respectively, in restructured loans. At December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans were restructured or classified as nonaccrual.

Of total nonperforming loans of $499,000 and $911,000 at December 31, 1998 and 1997, respectively, $27,000 and $231,000 were guaranteed by the Small Business Administration ("SBA") and, therefore, not considered impaired. As of December 31, 1998 and 1997, the Company had approximately $472,000 and $680,000, respectively, of loans considered to be impaired. Evaluation of the impaired loans in 1998 applied the collateral method to $469,000 while the remainder was evaluated using discounted cashflow analysis. This evaluation required an allowance for loan losses of $70,000 in 1998. Evaluation of the impaired loans in 1997 applied the collateral method to $209,000 while the remainder was evaluated using discounted cashflow analysis. This evaluation required an allowance for loan losses of $164,000 in 1997 related to loans totaling $635,000. For the remaining 1997 balance of impaired loans, no allowance for loan losses was required as collateral values equaled or exceeded the recorded investments in the loans.

The average recorded investment in impaired loans was $732,000 for 1998, $879,000 for 1997 and $190,000 for 1996. Interest income recognized on impaired loans amounted to $56,000 in 1998, $57,000 in 1997 and $12,000 in 1996. Interest
income is only recognized on restructured loans which are performing under the restructured terms. Interest income is recognized on nonaccrual loans only when principal has been fully recovered or the loan has returned to accrual status.

Certain directors and executive officers of the Company, certain entities to which they are related and certain of their relatives are loan customers of the Bank. Such loans, all of which were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, consisted of the following at December 31:

(in thousands):        1998     1997
------------------------------------
Beginning balance   $    53    $ 178
Advance .........     1,351       31
Payments ........      (184)     (40)
Other ...........       ---     (116)
------------------------------------
Ending balance ..   $ 1,220    $  53
====================================

At December 31, 1998, these loans were real estate loans, revolving lines of credit or credit card lines with credit limits in the aggregate amount of $1,312,000. At December 31, 1997 these loans were revolving lines of credit, installment loans or credit card lines with credit limits in the aggregate amount of $99,000. Additionally, at December 31, 1998 and 1997, there were no loans related to these parties which were nonperforming.

Following is a schedule of the activity in the allowance for loan losses for the years ended December 31:

(in thousands):                   1998       1997     1996
-----------------------------------------------------------
Balance, beginning of year     $ 1,000    $   971    $ 982
Loans charged off ..........      (172)       (31)     (35)
Recoveries on loans
  charged off ..............        18          8       24
-----------------------------------------------------------
Net chargeoffs .............      (154)       (23)     (11)
Provision charged to expense       134         52      ---
 ----------------------------------------------------------
Balance, end of year .......   $   980    $ 1,000    $ 971
===========================================================

In certain circumstances, the Company sells a portion of its SBA loans with servicing retained. The amount of SBA loans serviced for others at December 31, 1998 and 1997 was approximately $11,058,000 and $14,797,000, respectively.

(4)  PREMISES AND EQUIPMENT
Premises and equipment at December 31 consist of:

(in thousands):                  1998     1997
-------------------------------------------------
Land ..................           $  354   $  354
Premises ..............            1,167    1,164
Furniture and equipment            2,227    2,135
Leasehold improvements             1,318    1,318
-------------------------------------------------
                                   5,066    4,971
-------------------------------------------------
Less accumulated
  depreciation and amortization   (3,117)  (2,860)
-------------------------------------------------
                                  $1,949  $ 2,111
=================================================

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

PREMISES AND  EQUIPMENT,  CONTINUED
The Company leases certain premises under non-cancelable operating leases. Future minimum rental payments as of December 31, 1998 are as follows:

                                    Amount
     Year                    (in thousands)
     -------------------------------------
     1999                             $252
     2000                              254
     2001                              243
     2002                              163
     2003                              163
    Thereafter                         344
    --------------------------------------
    Total minimum payments required $1,419
    ======================================

Rent  expense  was  $250,000,  $269,000  and  $202,000  in 1998,  1997 and 1996,
respectively.

(5) INCOME  TAXES
Components  of income tax  expense  for the years  ended
December 31 were as follows:

(in thousands):                   1998     1997     1996
--------------------------------------------------------
Taxes currently payable:
   Federal ...................   $ 571    $ 471    $ 470
   State .....................     158      148      184
--------------------------------------------------------
      Total currently payable      729      619      654
--------------------------------------------------------
Deferred taxes:
   Federal ...................     (67)     (13)      35
   State .....................      (5)     (18)      (9)
--------------------------------------------------------
      Total deferred taxes ...     (72)     (31)      26
--------------------------------------------------------
Total income tax expense .....   $ 657    $ 588    $ 680
========================================================

     Cumulative deferred income tax assets and liabilities at December 31 were as follows:

(in thousands):                        1998     1997
----------------------------------------------------
Deferred tax assets:
  State franchise tax .............   $  51    $  43
  Provision for loan losses .......     195      135
  Nonaccrual interest .............       3        7
  Unrealized loss on securities
    available for sale ............     ---        5
----------------------------------------------------
    Total deferred tax assets .....     249      190
----------------------------------------------------
Deferred tax liabilities:
   Differences in tax and
     book depreciation ............    (120)    (148)
   Federal Home Loan Bank dividends      (4)     ---
   Unrealized gain on securities
      available for sale ..........     (25)     ---
   Other ..........................     (43)     (27)
----------------------------------------------------
    Total deferred tax liabilities     (192)    (175)
----------------------------------------------------
Net deferred tax assets ...........   $  57    $  15
====================================================

The Company believes that it is more likely than not that it will realize the above deferred tax assets in future periods and, therefore, no valuation allowance has been provided against its deferred tax assets.

The effective tax rate as a percentage of income before income tax expense differs from the statutory federal income tax rate as follows:

                                    1998     1997     1996
-----------------------------------------------------------
Statutory federal
  income tax rate .............     35.0%    35.0%    35.0%
Increase (decrease)
  resulting from:
  Tax exempt income
    on municipal securities ...     (4.5)    (3.7)    (2.9)
  State franchise taxes, net of
    federal income tax benefit       5.4      5.2      6.5
  Other .......................     (0.8)    (0.8)     ---
-----------------------------------------------------------
    Effective tax rate ........     35.1%    35.7%    38.6%
===========================================================

(6)  DEPOSITS
The aggregate amount of certificates of deposit of $100,000 or more was approximately $21,611,000 and $12,834,000 at December 31, 1998 and 1997,
respectively.

At December 31, 1998, the scheduled maturities of all certificates of deposit were as follows:

                                 Amount
            Year          (in thousands)
            ---------------------------
            1999                $31,975
            2000                    783
            2001                    124
            2002                    809
            2003 and thereafter     602
            ---------------------------
            Total               $34,293
            ===========================

(7) EARNINGS PER SHARE
The following is a reconciliation of numerators and denominators of the basic and diluted EPS computations.

                                 FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands
except per share amounts):          1998         1997         1996
------------------------------------------------------------------
BASIC EPS COMPUTATION:
Net income available
  to shareholders .........   $    1,215   $    1,062   $    1,083
------------------------------------------------------------------
Weighted average
  common shares outstanding    1,080,362    1,076,774    1,076,720
------------------------------------------------------------------
NET INCOME PER
  COMMON SHARE - BASIC ....   $     1.12   $     0.99   $     1.01
==================================================================


                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       10

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
------------------------------------------------------------------------
EARNINGS PER SHARE, CONTINUED

                                 FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands
except per share amounts):          1998         1997         1996
------------------------------------------------------------------
DILUTED EPS COMPUTATION:
Net income available
  to shareholders .........   $    1,215   $    1,062   $    1,083
------------------------------------------------------------------
Weighted average
  common shares outstanding    1,080,362    1,076,774    1,076,720
Dilutive effect of
    stock options .........      196,828      180,906      140,515
------------------------------------------------------------------
Weighted average
    common shares - diluted    1,277,190    1,257,680    1,217,235
------------------------------------------------------------------
NET INCOME PER
  COMMON SHARE - DILUTED ..   $     0.95   $     0.84   $     0.89
==================================================================

(8) STOCK  OPTION  PLANS
Under the Company's stock option plans, up to 303,186 shares of the Company's common stock were reserved for the exercise of stock options granted to directors, officers and key employees. Under the plans, options may not be granted at a price less than the fair market value at the date of the grant, may be exercised over a ten-year term and vest ratably over periods of up to five years from the date of the grant. Options for the purchase of 262,551 shares were exercisable at a weighted average price of $4.95 at December 31, 1998. Options for the purchase of 251,686 shares were exercisable at a weighted-average exercise price of $4.95 as of December 31, 1997. Options for the purchase of 228,571 shares were exercisable at a weighted average price of $4.96 as of December 31, 1996. There were no shares available for grant as of December 31, 1998. There were 7,185 shares available for grant as of December 31, 1997 and 1996.
The following is a summary of changes in options outstanding:

                                                       Weighted
                                                        Average
                                            Shares        Price
----------------------------------------------------------------
Outstanding at January 1, 1996 and 1997    294,266       $ 4.99
Options exercised .....................     (2,000)        4.61
----------------------------------------------------------------
Outstanding at December 31, 1997 ......    292,266       $ 5.00
Options granted .......................      8,500        16.00

Options forfeited .....................     (1,315)        5.12

Options exercised .....................     (6,950)        5.02
----------------------------------------------------------------
Outstanding at December 31, 1998           292,501       $ 5.31
===============================================================

SFAS NO. 123 PRO FORMA DISCLOSURES
The Company applies the intrinsic value-based method in APB No. 25 in accounting for its stock options granted. Under the intrinsic value method no compensation cost has been recognized for its stock option grants. The proforma presentation applies only to stock options granted in 1995 and later. Had compensation cost been determined for options granted since 1995 consistent with SFAS No. 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below for the years ended December 31,:

(in thousands, except per share amounts):   1998       1997       1996
-----------------------------------------------------------------------
Net income:
  As reported ........................     $1,215   $1,062       $1,083
  Pro forma ..........................     $1,206   $1,049       $1,070

Net income per common share - basic:
  As reported ........................      $1.12    $0.99        $1.01
  Pro forma ..........................      $1.12    $0.97        $0.99

Net income per common share - diluted:
  As reported ........................      $0.95    $0.84        $0.89
  Pro forma ..........................      $0.94    $0.83        $0.88

The Company granted stock options in 1998 and 1995. The fair value of the options granted during 1998 and 1995 was estimated as $23,000 and $65,000, respectively on the date of the grant using a binomial option-pricing model with the following assumptions: $0.30 annual dividend, volatility of 8% and 40%, risk-free interest rate of 4.63% and 6.00%, assumed forfeiture rate of zero, and an expected life of 10 years. The weighted average per share fair value of the 1998 and 1995 awards was $2.70 and $3.45. The impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculations; accordingly, the 1998, 1997 and 1996 pro forma adjustments are not indicative of future pro forma adjustments when the calculation will apply to all applicable stock options.

The following table summarizes information about fixed stock options outstanding at December 31, 1998:

           OUTSTANDING                       EXERCISABLE
--------------------------------------  ---------------------
             Weighted                                Weighted
             Average                                  Average
 Number of  Remaining    Range of         Number     Exercise
   Options    Years   Exercise Prices   of Options     Price
--------------------------------------  ---------------------
  266,866     4.6      $4.25-$5.625       252,701      $4.84
   17,135     6.8         $7.875            9,850      $7.875
    8,500     9.8        $16.00               ---         ---
-------------------------------------------------------------
  292,501     4.8      $4.25-$16.00       262,551      $4.95
=============================================================

(9)  EMPLOYEE  STOCK  OWNERSHIP  PLAN
All employees of the Company who have satisfied age and length of service requirements are eligible to participate in an employee stock ownership plan ("ESOP"). Contributions by the Company were $60,000 in 1998, $54,000 in 1997 and $57,000 in 1996.

(10) EMPLOYEE  SAVINGS PLAN
The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees. The plan provides for employer matching contributions at 50% of employee contributions, not to exceed 2.5% of eligible employee compensation. The Company's expense was $48,000 for 1998, $41,000 for 1997 and $41,000 for 1996.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       11

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
(11)  OTHER EXPENSES
Components of other expenses which exceed one percent of total income in at least one of the years presented are shown below for the years ended December 31:

(in thousands) ........................................     1998     1997     1996
----------------------------------------------------------------------------------
Other expenses:
  Data processing .....................................   $  352   $  317   $  287
  Bankcard ............................................      352      243      202
  Directors' fees and expenses ........................      158      154      139
  Professional services ...............................      127      111      226
  Other ...............................................      747      681      665
----------------------------------------------------------------------------------
                                                          $1,736   $1,506   $1,519
==================================================================================

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

The Company's commitments to extend credit totaled approximately $41,576,000 and $29,749,000 at December 31, 1998 and 1997, respectively. Commitments under standby letters of credit approximated $355,000 and $172,000 at December 31, 1998 and 1997, respectively. Commitments under the Bank's credit card program approximated $1,202,000 and $872,000 at December 31, 1998 and 1997,
respectively. No significant losses are anticipated as a result of these commitments. Most of the outstanding commitments to extend credit are at variable rates tied to the Bank's reference rate.

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

(14)  REGULATORY MATTERS
The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Company is prohibited from borrowing from the Bank unless the loans are secured by specified obligations. Such secured loans and other advances by the Bank to affiliates of the Bank are limited in amount to 10 percent of the Bank's capital and surplus on a per affiliate basis and to 20 percent of the Bank's capital and surplus on an aggregate affiliate basis. At December 31, 1998, the Bank had no loans outstanding to the Company.

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank of San Francisco ("FRB"). The average required reserve balance was approximately $9,000 during 1998. Due to the Bank's cash balances during 1997, no balances were required to be maintained at the FRB.

Bank dividends are regulated by various government entities, including the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions. In addition, California law limits the amount of dividends the Bank may pay, without prior approval of the California Commissioner of Financial Institutions, to the lesser of the retained earnings of the Bank or the net income of the Bank for its last three fiscal years, less any distributions during such period. At December 31, 1998, the Bank has approximately $2,118,000 available for payment of dividends, which payment would not require the prior approval of the Commissioner of Financial Institutions under this limitation.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements of the Company and the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       12

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------
REGULATORY MATTERS, CONTINUED
that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1998 and 1997, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "adequately capitalized" and "well capitalized", respectively, under the regulatory framework for prompt corrective action. Under this framework, the Bank's total capital level at December 31, 1998 does not allow the Bank to accept brokered deposits or high rate deposits without prior approval from the FDIC while the bank is considered adequately capitalized. At December 31, 1998, the Bank had no brokered deposits or high rate deposits. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios for the Company and the Bank at December 31, 1998 and 1997 are presented in the following tables:

                                            RISK-BASED CAPITAL RATIOS
December 31, 1998                          Company              Bank
(dollars in thousands):                Amount    Ratio     Amount    Ratio
--------------------------------------------------------------------------
Tier 1 capital (actual) ...........   $11,277     9.0%    $10,837     8.7%
Tier 1 capital for capital adequacy
  purposes ........................   $ 4,993     4.0%    $ 4,988     4.0%

Tier 1 capital to be adequately
  capitalized under prompt
  corrective action provisions ....       N/A     N/A     $ 4,988     4.0%


Total capital (actual) ............   $12,257     9.8%    $11,817     9.5%
Total capital for capital adequacy
  purposes ........................   $ 9,985     8.0%    $ 9,976     8.0%

Total capital to be adequately
  capitalized under prompt
  corrective action provisions            N/A     N/A     $ 9,976    8.0%
--------------------------------------------------------------------------
Risk-weighted assets                       $124,814            $124,698
==========================================================================

                                              TIER 1 LEVERAGE RATIOS
December 31, 1998                          Company              Bank
 (dollars in thousands):               Amount    Ratio     Amount    Ratio
--------------------------------------------------------------------------
Tier 1 capital (actual) ...........   $11,277     8.2%    $10,837     7.9%
Tier 1 capital for capital adequacy
  purposes ........................   $ 5,525     4.0%    $ 5,521     4.0%
Tier 1 capital to be adequately
  capitalized under prompt
  corrective action provisions ....       N/A     N/A     $ 5,521     4.0%
--------------------------------------------------------------------------
Average assets for fourth quarter          $138,129            $138,013
==========================================================================


                                            RISK-BASED CAPITAL RATIOS
December 31, 1997                          Company               Bank
 (dollars in thousands):               Amount    Ratio     Amount    Ratio
--------------------------------------------------------------------------
Tier 1 capital (actual) ............. $10,069    10.7%    $10,214    10.9%
Tier 1 capital for capital adequacy
  purposes .......................... $ 3,763     4.0%    $ 3,758     4.0%

Tier 1 capital to be well capitalized
  under prompt corrective
  action provisions .................     N/A     N/A     $ 5,637     6.0%


Total capital (actual) .............. $11,069    11.8%    $11,214    11.9%
Total capital for capital adequacy
  purposes .......................... $ 7,526     8.0%    $ 7,516     8.0%

Total capital to be well capitalized
  under prompt corrective
  action provisions .................     N/A     N/A     $ 9,395    10.0%
--------------------------------------------------------------------------
Risk-weighted assets                        $94,071             $93,947
==========================================================================

                                              TIER 1 LEVERAGE RATIOS
December 31, 1997                          Company              Bank
(dollars in thousands):                Amount    Ratio     Amount    Ratio
--------------------------------------------------------------------------
Tier 1 capital (actual) ............  $10,069     8.7%    $10,214     8.8%
Tier 1 capital for capital adequacy
  purposes .........................  $ 4,634     4.0%    $ 4,629     4.0%
Total capital to be well capitalized
  under prompt corrective
   action provisions ...............      N/A     N/A     $ 5,787     5.0%
--------------------------------------------------------------------------
Average assets for fourth quarter          $115,855            $115,730
==========================================================================

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       13

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------

(15)  PARENT COMPANY FINANCIAL INFORMATION
The Condensed Balance Sheets, Income Statements and Statements of Cash Flows for Bay Commercial Services (Parent Company only) are presented below:

                             CONDENSED BALANCE SHEETS
December 31 (in thousands): ....................      1998      1997
--------------------------------------------------------------------
ASSETS
Cash............................................   $   283   $    38
Investment in Bay Bank of Commerce .............    10,955    10,318
Premises, net ..................................       112       121
Other assets ...................................        61        31
--------------------------------------------------------------------
  TOTAL ASSETS .................................   $11,411   $10,508
====================================================================

LIABILITIES AND
   SHAREHOLDERS' EQUITY
Borrowed funds and other liabilities ...........   $    16   $   335
Shareholders' equity ...........................    11,395    10,173
--------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...   $11,411   $10,508
====================================================================

               CONDENSED INCOME AND COMPREHENSIVE INCOME STATEMENTS

Years ended December 31 (in thousands): ....      1998       1997       1996
----------------------------------------------------------------------------
Cash dividends from
  Bay Bank of Commerce .....................   $   675    $   365    $   325
Other income ...............................        24         24         24
Other expenses .............................       (65)       (63)       (67)
----------------------------------------------------------------------------
Income before equity in
  undistributed income of subsidiary .......       634        326        282
Equity in undistributed income of subsidiary       581        736        801
----------------------------------------------------------------------------
Net income .................................   $ 1,215    $ 1,062    $ 1,083
Other comprehensive income--net of tax .....        46          8       (109)
----------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME .................   $ 1,261    $ 1,070    $   974
============================================================================

                            CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31 (in thousands): ....      1998       1997       1996
----------------------------------------------------------------------------
Net income .................................   $ 1,215    $ 1,062    $ 1,083
Adjustments to reconcile net income to
  net cash provided by operating activities:
     Equity in undistributed income of
        subsidiary .........................      (581)      (736)      (801)
     Depreciation ..........................         9         10         10
     Change in other assets ................       (30)       (29)        30
     Change in borrowed funds and other
        liabilities ........................         5       (105)       101
----------------------------------------------------------------------------
Net cash provided by operating activities ..       618        202        423
----------------------------------------------------------------------------
Cash flows from financing activities:
    Exercise of stock options ..............        35          9        ---
    Repurchase and retirement of
       common stock ........................       (84)       ---        ---
    Dividends paid .........................      (324)      (323)      (323)
----------------------------------------------------------------------------
Net cash used in financing  activities .....      (373)      (314)      (323)
----------------------------------------------------------------------------
Net change in cash .........................       245       (112)       100
Cash at beginning of year ..................        38        150         50
----------------------------------------------------------------------------
CASH AT END OF YEAR ........................   $   283    $    38    $   150
============================================================================
Noncash financing activities during the year:
Dividend payable                                   ---       $324       $323

(16)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Fair value has not been adjusted to reflect changes in market conditions subsequent to December 31, 1998 and, therefore, estimates are not necessarily indicative of amounts which could be realized in a current transaction.

The following methods and assumptions were used as of December 31, 1998 and 1997 to estimate the fair value for financial instruments.

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

Deposit liabilities, securities sold under agreements to repurchase and other borrowings. The fair value of deposits with no stated maturity, such as noninterest-bearing demand, savings and interest-bearing demand, is equal to the amount payable on demand as of December 31, 1998. The fair value of certificates of deposit, securities sold under agreements to repurchase and other borrowings are based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for instruments of similar remaining maturities.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31,
 1998, 1997 AND 1996
--------------------------------------------------------------------------------

Disclosures About Fair Value of Financial Instruments, continued
The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1998 and 1997.

------------------------------------------------------
DECEMBER 31, 1998                 CARRYING  ESTIMATED
(in thousands):                     VALUE  FAIR VALUE
------------------------------------------------------
Financial assets:
  Cash and cash equivalents ...   $  9,077   $  9,077
  Securities available for sale     32,033     32,033
  Securities held to maturity .      7,509      7,748
  Loans held for sale, net of
    allowance for loan losses .        939        983
  Loans, net of allowance for
    loan losses ...............     92,648     93,154
Financial liabilities:
  Deposits ....................    123,395    123,405
  Securities sold under
    agreements to repurchase ..      1,344      1,344
  Other borrowing .............      7,000      7,000

------------------------------------------------------
DECEMBER 31, 1997 .............   CARRYING   ESTIMATED
(in thousands): ...............     VALUE   FAIR VALUE
------------------------------------------------------
Financial assets:
Cash and cash equivalents .....   $  7,548   $  7,548
  Securities available for sale     24,651     24,651
  Securities held to maturity .      7,929      8,057
  Loans held for sale, net of
    allowance for loan losses .      1,499      1,594
  Loans, net of allowance for
    loan losses ...............     72,914     72,829
Financial liabilities:
  Deposits ....................    101,135    101,210
  Securities sold under
    agreements to repurchase ..      1,290      1,290
  Other borrowing .............      2,500      2,500

At December 31, 1998 and 1997, the Company had outstanding standby letters of credit and commitments to extend credit. These off-balance-sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value. See Note 13.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include other assets and the value of premises and equipment at December 31, 1998.

(17)  SUBSEQUENT  EVENTS:
On January 6, 1999, Bay Commercial Services declared a $0.40 per share cash dividend payable on February 15, 1999 to shareholders of record at the close of business on January 29, 1999. The total dividend payable amounted to $478,000.



INDEPENDENT AUDITORS' REPORT


                                                               DELOITTE & TOUCHE
                                                                          (logo)
TO THE SHAREHOLDERS AND DIRECTORS OF
BAY COMMERCIAL SERVICES:

We have audited the accompanying consolidated balance sheets of Bay Commercial Services and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bay Commercial Services and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Francisco, California
January 29, 1999

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       15

                                                      SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1998     1997
(Dollars in thousands, except per share amounts):                                                             Compared Compared
Years ended December 31,                                    1998       1997       1996        1995       1994  to 1997  To 1996
-------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS:
  Interest income ....................................   $10,200     $8,759     $7,826      $7,456     $6,086   $1,441    $ 933
  Interest income on a taxable equivalent basis ......    10,327      8,853      7,904       7,505      6,146    1,474      949
  Interest expense ...................................     3,479      2,956      2,457       2,310      1,766      523      499
  Net interest income ................................     6,721      5,803      5,369       5,146      4,320      918      434
  Net interest income on a taxable equivalent basis ..     6,848      5,897      5,447       5,195      4,380      951      450
  Provision (benefit) for loan losses ................       134         52        ---        (155)      (100)      82       52
  Net interest income after provision (benefit)
     for loan losses .................................     6,587      5,751      5,369       5,301      4,420      836      382
  Noninterest income .................................       941        971      1,080         716      1,076      (30)    (109)
  Noninterest expense ................................     5,656      5,072      4,686       4,472      4,518      584      386
  Income tax expense .................................       657        588        680         600        359       69      (92)
  Net income .........................................     1,215      1,062      1,083         945        619      153      (21)
-------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE:
  Net income per common share - basic ................    $ 1.12      $0.99      $1.01       $0.88      $0.57   $ 0.13   $(0.02)
  Net income per common share - diluted ..............    $ 0.95      $0.84      $0.89       $0.80      $0.56   $ 0.11   $(0.05)
  Book value (year-end) ..............................    $10.54      $9.43      $8.75       $8.14      $7.36   $ 1.11   $ 0.68
  Cash dividends declared ............................       ---      $0.30      $0.30       $0.30      $0.20   $(0.30)     ---
  Weighted average common shares - basic ............. 1,080,362  1,076,774  1,076,720   1,076,720  1,079,985    3,588       54
  Weighted average common shares - diluted ........... 1,277,190  1,257,680  1,217,235   1,174,850  1,105,280   19,510   40,445
-------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET AT DECEMBER 31:
  Assets .............................................  $144,202   $116,369    $96,769     $92,819    $89,193  $27,833  $19,600
  Securities held to maturity ........................     7,509      7,929      6,704       7,211     14,823     (420)   1,225
  Securities available for sale ......................    32,033     24,651      9,339      13,199     11,165    7,382   15,312
  Federal funds sold and securities purchased
    under agreements to resell .......................       ---        ---        ---       6,700      2,530      ---      ---
  Total loans ........................................    93,129     74,129     71,362      58,152     51,566   19,000    2,767
  Deposits ...........................................   123,395    101,135     83,291      80,253     79,258   22,260   17,844
  Other borrowed funds ...............................     8,344      3,790      2,804       2,203      1,036    4,554      986
  Shareholders' equity ...............................    11,395     10,173      9,418       8,767      7,946    1,222      755
-------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET - AVERAGE BALANCES (1):
  Assets .............................................  $126,710   $107,057    $95,063     $91,106    $86,112  $19,653  $11,994
  Securities -  taxable ..............................    23,750     18,396     15,234      20,370     21,368    5,354    3,162
  Securities -  tax exempt ...........................     5,395      3,874      3,165       2,186      2,113    1,521      709
  Federal funds sold and securities purchased
    under agreements to resell .......................     6,438      5,338      4,870       6,469      3,688    1,100      468
  Total loans ........................................    81,354     70,217     63,008      52,830     49,109   11,137    7,209
  Earning assets .....................................   116,674     97,432     86,110      81,652     75,425   19,242   11,322
  Deposits ...........................................   113,462     94,237     82,611      80,262     76,690   19,225   11,626
  Other borrowed funds ...............................     1,478      1,894      2,209       1,313      1,021     (416)    (315)
  Interest-bearing liabilities .......................    82,566     68,387     59,696      57,004     55,238   14,179    8,691
  Shareholders' equity ...............................    10,770      9,920      9,215       8,541      7,846      850      705
-------------------------------------------------------------------------------------------------------------------------------

(1) Excluding unrealized gain(loss) on securities available for sale.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                     16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and selected financial data found elsewhere in this Annual Report.

Certain matters discussed in this Annual Report in Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment which could reduce margins; (3) general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
(4) changes in the regulatory environment; (5) changes in business conditions and inflation; and (6) changes in securities markets. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of Bay Commercial Services.

OVERVIEW

Net income of Bay Commercial Services (the "Company") in 1998 was $1,215,000 compared to $1,062,000 in 1997 and $1,083,000 in 1996. Net income per common share - basic was $1.12, $0.99 and $1.01 for 1998, 1997 and 1996, respectively. Net income per common share - diluted was $0.95, $0.84 and $0.89 for 1998, 1997 and 1996, respectively. The return on average assets was 1.0% in 1998 compared to 1.0% and 1.1% in 1997 and 1996, respectively. The return on average shareholders' equity was 11.3% in 1998, 10.7% in 1997 and 11.8% in 1996.

Net income for the year increased $153,000 or 14% compared to 1997 as strong growth in net interest income more than offset increases in noninterest expenses, a larger provision for loan losses, higher income tax expense and reduced noninterest income during 1998.

Net interest income rose $918,000 or 16% in 1998, the result of $19,242,000 or 20% growth in average interest-earning assets compared to 1997. Noninterest expenses rose $584,000 or 12% in 1998. A significant factor in the increase in noninterest expenses was a $365,000 increase in salaries and employee benefits expense, much of which was attributable to the first whole year with a fully-staffed San Ramon branch of Bay Bank of Commerce (the "Bank"). The remaining balance of the increase was attributable to higher performance bonuses and normal annual salary increases in 1998. The provision for loan losses increased $82,000 during 1998 principally in response to the strong loan growth during the year. Income tax expense increased $69,000 or 12% due to increased taxable income in 1998. Although several sources of noninterest income increased in 1998, the lack of significant recoveries of prior years' expenses related to charged-off loans compared to 1997 as well as a continuing decline in loan servicing income resulted in a $30,000 or 3% decrease in noninterest income in 1998.

The $434,000 or 8% growth in net interest income for 1997 reflected $11,322,000 or 13% growth in average interest-earning assets compared to 1996. The opening of the San Ramon branch of the Bank in late 1996 and subsequent staffing increases throughout 1997 resulted in increased payroll and occupancy expenses, which were a key factor in the $386,000 or 8% increase in noninterest expenses in 1997. Noninterest income declined by $109,000 or 10% in 1997 primarily due to reduced gains on sales of other real estate owned ("OREO") and reduced gain on sale of loans compared to 1996. The major factor in the $52,000 provision for loan losses during 1997 was the higher level of average outstanding loan balances. No provision was made in 1996.

As a result of continued strong deposit growth during the year, total assets increased by $27,833,000 to $144,202,000 at December 31, 1998, an increase of 24% over December 31, 1997. Total deposits grew $22,260,000 or 22% during 1998, reflecting growth in all deposit categories. Additionally, other short-term borrowing increased $4,500,000 compared to December 31, 1997. The growth in funding was principally invested in a $19,000,000 increase in loans, a $6,962,000 increase in securities and a $1,529,000 increase in cash and cash equivalents compared to December 31, 1997.

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

Net interest income of $6,721,000 for 1998 increased $918,000 or 16% compared to 1997. The increase reflected the growth in average interest-earning assets. The net interest margin, the ratio of net interest income to average interest-earning assets, was 5.76% in 1998 compared to 5.96% in 1997, reflecting changes in the portfolio mix of interest-earning assets and interest-bearing liabilities and the impact of declining market interest rates on those portfolios.

Net interest income of $5,803,000 for 1997 increased $434,000 or 8% compared to 1996. The increase reflected an $11,322,000 or 13% growth in average interest-earning assets. The net interest margin was 5.96% in 1997 compared to 6.24% in 1996.

Interest income, which includes interest and fees generated by interest-earning assets, totaled $10,200,000 in 1998, a $1,441,000 or 16% increase over 1997.
Average interest-earning assets grew $19,242,000 or 20% in 1998 while the yield earned on those assets declined to 8.74% compared to 8.99% during 1997. Loan growth strengthened in 1998, particularly in construction and commercial lending; average earning loan balances increased $11,267,000 or 16% compared to 1997. Average total securities increased $6,875,000 or 31%. The decline in the yield on interest-earning assets during 1998 was attributable to several factors. A significant proportion of the

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       17

--------------------------------------------------------------------------------
NET INTEREST INCOME, CONTINUED
Bank's assets are interest rate sensitive and the decline in overall market interest rates, primarily during the second half of the year, caused a decline in yields earned. Throughout the year, loan rates were also under downward pressure due to the competitive loan market in the San Francisco Bay Area. Finally, although the Bank's loan growth was exceptionally strong during 1998, the increase in investment securities was even greater, resulting in an increased percentage of earning assets invested in lower yielding securities.

Interest income totaled $8,759,000 in 1997, a $933,000 or 12% increase over 1996. Average interest-earning assets grew $11,322,000 or 13% in 1997 while the yield earned on those assets declined to 8.99% compared to 9.09% during 1996. Although average earning loan balances in 1997 were $7,006,000 or 11% higher than 1996, the higher average balance benefited from the strong loan growth during the last two quarters of 1996. Loan growth slowed in 1997 with a year-end total loan balance only $2,767,000 higher than year end 1996. Average total securities grew $3,871,000 or 21% in 1997. The reduced yield on earning assets of 8.99% in 1997 compared to 9.09% in 1996 largely reflected a drop in the yield on average earning loans and in the proportion of loans in the mix of average interest-earning assets.

Interest expense of $3,479,000 in 1998 rose $523,000 or 18% compared to 1997. The increased expense reflected a $14,179,000 or 21% increase in average interest-bearing liabilities. The rate paid for average interest-bearing liabilities declined to 4.21% from 4.32% in 1997, reflecting lower overall market deposit rates as well as a drop in average time deposits as a percentage of average interest-bearing liabilities to 56% in 1998 from 59% in 1997. Average savings and interest-bearing demand deposits grew $8,983,000 or 35%, benefiting from the 1998 introduction of a new rate-indexed money market deposit account. The average rate paid on savings and interest-bearing demand deposits also rose to 3.00% compared to 2.73% in 1997 as a result of this new variable rate money market account, which was introduced to the Bank's deposit line to compete with similar products offered by financial institutions in the Bank's trading area.

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

INTEREST RATE SENSITIVITY
Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. For example, in a static gap analysis, if more assets than liabilities repriced in a given period (an asset sensitive position) and market interest rates declined, net interest income could be adversely impacted. Conversely, if interest rates increased, net interest income could be positively impacted.

The following table presents the Company's interest rate sensitivity gap position at December 31, 1998. For any given period, the repricing is matched when an equal amount of assets and liabilities reprice. The repricing of a fixed rate asset or liability is considered to occur at its contractual maturity or, for those assets which are held for sale, within the time period during which sale may reasonably be expected to be accomplished. Floating rate assets or liabilities are considered to reprice in the period during which the rate can contractually change. Any excess of either assets or liabilities in a period results in a gap, or mismatch, shown in the table. A positive gap indicates asset sensitivity and a negative gap indicates liability sensitivity.

                                                   INTEREST SENSITIVITY PERIOD
                                          ----------------------------------------------
                                                        Over 3        Over 1
                                          3 months    months to      year to      Over 5
(Dollars in thousands):                    or less      1 year       5 years       years       Total
----------------------------------------------------------------------------------------------------
Interest rate sensitive assets:
  Loans (excluding nonaccrual and
    deferred fees) ....................    $62,351      $ 4,942      $12,402     $13,903    $ 93,598
  Securities, excluding FHLB
    stock,  (amortized cost) ..........     19,715          519       10,373       8,871      39,478
----------------------------------------------------------------------------------------------------
  Total ...............................    $82,066      $ 5,461      $22,775     $22,774    $133,076
----------------------------------------------------------------------------------------------------
Interest rate sensitive liabilities:
  Interest-bearing
    transaction accounts ..............     31,010          ---          ---         ---      31,010
  Savings deposits ....................      6,561          ---          ---         ---       6,561
  Time deposits of
    $100 or more ......................     26,361        5,875          710         ---      32,946
  Other time deposits .................     12,061        5,304        1,608           1      18,974
  Other borrowed funds ................      7,246        1,098          ---         ---       8,344
----------------------------------------------------------------------------------------------------
  Total ...............................    $83,239      $12,277      $ 2,318     $     1    $ 97,835
----------------------------------------------------------------------------------------------------
Interest rate sensitivity gap .........    $(1,173)     $(6,816)     $20,457     $22,773    $ 35,241
====================================================================================================
Cumulative interest rate
 sensitivity gap ......................   $ (1,173)     $(7,989)    $ 12,468    $ 35,241
====================================================================================================
Cumulative interest rate
 sensitivity gap
  to total assets .....................     (0.8)%       (5.5)%        8.6%       24.4%
====================================================================================================

     This table presents a static gap, which is a position at a point in time. It does not address the interest rate sensitivity of assets or liabilities which would be added through growth, nor does it anticipate the future interest rate sensitivity of assets and liabilities once they have repriced, and it assumes equivalent elasticity of assets and liabilities.

The interest rate sensitivity analysis at December 31, 1998, indicates that the Company, on a cumulative basis was liability sensitive in the "3 months or less" and "Over 3 months to 1 year" periods and asset sensitive over all remaining periods.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The Bank provides for possible loan losses by a charge to operating income based upon the composition of the loan portfolio, past loan loss experience, current economic conditions and other factors

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       18

-----------------------------------------------

PROVISION AND ALLOWANCE FOR LOAN LOSSES, CONTINUED which, in management's judgment, deserve recognition in estimating loan losses. Management will charge off loans when it determines there has been a permanent impairment of the related carrying values.

The loan loss reserve is reviewed by management at least quarterly. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral, historical loss experience, and vulnerability to changing economic conditions which may affect the collectibility of the loans. Specific reserves are allocated for impaired loans, for loans which have experienced a decline in internal loan grading, and when management believes additional loss exposure exists. Although the allowance for loan losses is allocated to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The Senior Loan Officer assesses the loan portfolio monthly to determine which loans are specifically identifiable problem credits in order to update the Bank's internal watch list, which tracks all such credits. The Bank's internal Loan Review Examiner grades all new commercial loans and all credits where the total liability equals or exceeds certain thresholds established by management. If either the Senior Loan Officer or the Loan Review Examiner identifies a serious deficiency, the loan is placed on the next quarterly watch list. Management provides a specific reserve allowance for the effects of the problem applicable to each watchlisted credit. When management identifies a generalized risk not evidenced by a specially identifiable loan or portfolio segment as of the evaluation date, management's evaluation of the probable loss exposure concerning this condition will be provided for by adjusting the level of general reserve for this exposure.

The provision for loan losses reflects an amount necessary to adjust the allowance for loan losses to a level which, in management's opinion, is adequate to absorb potential credit losses inherent in loans, outstanding loan commitments and standby letters of credit.

As of December 31, 1998, the allowance for loan losses was $980,000 compared to $1,000,000 at December 31, 1997. The reduced allowance reflected net loan charge-offs of $154,000 during the year, which were partially offset by a $134,000 loan loss provision in 1998. The loan loss provision was $52,000 in 1997. Although nonperforming loans dropped during 1998, (see information on non-performing loans below), additional credit risk inherent in the strong loan growth, particularly in construction lending, was reflected in the provision. The ratio of the allowance for loan losses to total loans was 1.1% at December 31, 1998, and 1.3% at December 31, 1997. Based upon information currently available, management believes that the allowance for loan losses at December 31, 1998, is adequate to absorb future possible losses. However, no assurance can be given that the Company may not sustain charge-offs which are in excess of the size of the allowance in any given period.

At December 31, 1998 and 1997, the Bank also held California Capital Access Program ("CalCAP") deposits of $203,000 and $137,000, respectively, which CalCAP has pledged to offset any losses on any loans in the Bank's CalCAP portfolio. The Bank had a total of $1,584,000 and $1,460,000 in CalCAP loans as of December 31, 1998 and 1997, respectively. CalCAP is a program authorized by the California Legislature to encourage California financial institutions to make loans to small businesses whose operations affect the state's environment and which may not meet the normal underwriting standards of the financial institution.

Information on nonperforming loans for the years ended December 31, 1998 and 1997 is summarized in the following table.

(Dollars in thousands):               1998       1997  $ Change   % Change
---------------------------------------------------------------------------
Net loan charge-offs ................$(154)    $ (23)    $(131)     569.6%

Ratio of net loan charge-offs
  to average loans .................. (0.2%)     ---

Nonperforming loans at December 31:
  Nonaccrual loans ..................$  30     $ 440     $(410)     (93.2)%
  Accruing loans past due
   90 days or more ..................  ---       ---       ---        ---
  Restructured loans ................  469       471        (2)      (0.4)
---------------------------------------------------------------------------
    Total nonperforming loans .......$ 499     $ 911     $(412)     (45.2)%
===========================================================================

Ratio of nonperforming loans
  to total loans .................... 0.5%       1.2%

Ratio of allowance for loan losses
  to nonperforming loans ...........196.4%     109.8%

     The nonaccrual balance at December 31, 1998 represents one loan of which $27,000 is guaranteed by the Small Business Administration ("SBA"). All of the nonaccrual loans at December 31, 1997 were SBA loans which were addressed during 1998; $231,000 was received for the SBA-guaranteed portions of several loans, $163,000 was charged off and $46,000 was paid off.

Of total nonperforming loans at December 31, 1998 and 1997, respectively, $27,000 and $231,000 were guaranteed by the SBA and, therefore, not considered impaired. At December 31,1998, the collateral method was used in the evaluation of $469,000 and the remainder was evaluated using discounted cash flow analysis. At December 31,1997, the collateral method was used in the evaluation of $209,000 and discounted cash flow analysis was used to evaluate the remainder. At December 31, 1998 and 1997, these evaluations required the allocation of $70,000 and $164,000 of the respective allowances for loan losses.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       19

-----------------------------------------------
OTHER REAL ESTATE OWNED
The Bank held no OREO at December 31, 1998 or 1997. There were no sales of OREO during 1998 or 1997. During 1996, three properties which had been acquired through foreclosure were sold.

NONINTEREST INCOME
Total noninterest income of $941,000 for 1998 declined $30,000 or 3% compared to 1997. During 1997, other noninterest income was $58,000 or 77% higher due to recovery of prior years' expenses related to charged-off loans, which was not repeated in 1998. Loan servicing income declined $47,000 or 36% as payoffs of serviced loans exceeded the addition of new serviced loans in 1998. Partially offsetting the decreases in noninterest income was a $107,000 or 35% increase in bankcard income, reflecting continuing growth in merchant bankcard activity. Gain on sale of loans was $31,000 or 54% higher in 1998, due to larger sales of the guaranteed portion of SBA loans.

Total noninterest income of $971,000 for 1997 declined $109,000 or 10% compared to 1996. A $119,000 gain on sale of OREO in 1996 was not repeated in 1997. Additionally, a smaller volume of SBA loan sales during 1997 led to a $117,000 or 67% decrease in gain on sale of loans compared to 1996. These decreases in noninterest income were partially offset by increases of $70,000 or 52% in other noninterest income, principally recoveries during 1997 of prior years' expenses related to charged-off loans, and $53,000 or 21% in bankcard income due to growth in merchant sales volume. Loan servicing income declined slightly in 1997 as serviced loan payoffs more than offset servicing added from loan sales.

NONINTEREST EXPENSE
Total noninterest expenses of $5,656,000 for 1998 increased $584,000 or 12% compared to 1997. Salaries and employee benefits showed the largest increase, $365,000 or 13%, much of which was attributable to the now fully staffed San Ramon branch of the Bank as well as higher performance bonuses and normal annual salary increases in 1998. Occupancy expense declined by $11,000 or 2% compared to 1997. Other noninterest expenses increased $230,000 or 15% during 1998 with the most significant increase in merchant bankcard expense, up $109,000 or 45% as merchant bankcard activity continues to grow. Operating expenses which increased principally as a function of asset growth were data processing expense, up $35,000 or 11%, and "other" expenses, up $66,000 or 10%.

Total noninterest expenses of $5,072,000 for 1997 increased $386,000 or 8% compared to 1996. Salaries and employee benefits increased $318,000 or 12%, principally reflecting the first full year of operations and continuing staff growth at the Bank's San Ramon branch which opened in December 1996. Occupancy expense also reflected new branch operations and rose $81,000 or 13% in 1997. Bankcard expense increased $41,000 or 20% with the 1997 increase in merchant bankcard activity. Professional services fees for 1997 dropped $115,000 or 51% compared to 1996, reflecting lower legal and accounting fees.

PROVISION FOR INCOME TAXES
The provision for income tax expense was $657,000 in 1998 compared to $588,000 in 1997. The $69,000 or 12% increase reflected the increase in taxable income. The effective income tax rates were 35.1%, 35.7% and 38.6% for 1998, 1997 and 1996, respectively. See also Note 5 in "Notes to Consolidated Financial Statements". The Company has reduced the effective income tax rate in the last two years through increased investment in nontaxable municipal securities and in loans to businesses in areas classified as "enterprise zones" by the State of California.

FINANCIAL CONDITION

Total loans of $93,129,000 at December 31, 1998 increased $19,000,000 or 26% from December 31, 1997. The most significant increases were $8,613,000 or 116% in real estate construction loans, primarily residential construction, and $5,270,000 or 28% in commercial loans, compared to December 31, 1997. Total securities of $39,542,000 at December 31, 1998 increased $6,962,000 or 21% from December 31, 1997, principally due to increased investment in commercial paper, mortgage-backed securities and municipal securities, partially offset by a decline in U.S. government agencies securities.

DEPOSITS AND OTHER BORROWED FUNDS
Total deposits of $123,395,000 at December 31, 1998 increased $22,260,000 or 22% compared to December 31, 1997. The strongest growth was in time certificates of deposit of $100,000 and over, which increased $8,777,000 or 68%, and savings and interest-bearing demand deposits, which increased $8,368,000 or 29%, compared to December 31, 1997. Noninterest-bearing demand deposits also increased, $4,828,000 or 17% from December 31, 1997 to December 31, 1998. Other short-term borrowing increased $4,500,000 to $7,000,000 at December 31, 1998 due to year-end deposit fluctuations.


OTHER ASSETS AND OTHER LIABILITIES
Interest and fees receivable of $635,000 at December 31, 1998 increased $69,000 or 12% from December 31, 1997, reflecting increased accrued interest receivable associated with the strong loan growth in 1998 as well as higher deferred tax assets and prepaid expenses at year-end 1998. Interest payable and other liabilities of $1,068,000 at December 31, 1998 declined $203,000 or 16% compared to December 31, 1997, largely due to the 1998 dividend payment of $324,000 accrued in 1997.

LIQUIDITY
Liquidity is defined as the ability of the Company to meet present and future obligations either through the sale or maturity of existing assets, or by the acquisition of funds through liability management. The Company manages its liquidity to provide adequate funds to support both the borrowing needs of its customers and fluctuations in deposit flows. The Company defines liquid assets to include cash and cash equivalents, all marketable securities with maturities of one year or less, securities available for sale with maturities beyond one year, and loans held for sale, less any reserve requirements

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       20

-----------------------------------------------
Liquidity, continued
being met by any of the above. Net deposits and short-term liabilities include all deposits, federal funds purchased, repurchase agreements and other borrowings and debt due in one year or less. The liquidity ratio is calculated by dividing total liquid assets by net deposits and short-term liabilities. The Company's liquidity ratio by this measure was 30% at December 31, 1998, and 32% at December 31, 1997. It is the opinion of management that the Company's and the Bank's liquidity positions are sufficient to meet their respective needs.

In addition, to meet unforeseen outflows, the Bank has informal, non-binding borrowing arrangements with two correspondent banks, which include federal funds borrowing lines totaling $8,500,000 and a repurchase facility. During 1998, the Bank became a member of the Federal Home Loan Bank of San Francisco, which membership provides access to collateralized borrowing. At December 31, 1998, the Bank had an outstanding balance of $7,000,000 on a total available collaterized credit line of approximately $12,000,000.

CAPITAL
The Company and the Bank are subject to Federal Reserve Board guidelines and regulations of the Federal Deposit Insurance Corporation ("FDIC") governing capital adequacy. The Federal Reserve Board's risk-based and leverage capital guidelines for bank holding companies are substantially the same as the FDIC's capital regulations for nonmember banks.

The Federal Reserve Board's capital guidelines for bank holding companies and the FDIC's regulations for nonmember banks set total capital requirements and define capital in terms of "core capital elements" (comprising Tier 1 capital) and "supplemental capital elements" (comprising Tier 2 capital). Tier 1 capital is generally defined as the sum of the core capital elements less goodwill, with core capital elements including (i) common stock-holders' equity; (ii) qualifying noncumulative perpetual preferred stock; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (which cannot exceed 1.25% of risk weighted assets); (ii) perpetual preferred stock not qualifying as core capital; (iii) hybrid capital instruments and mandatory convertible debt instruments; (iv) term subordinated debt and intermediate-term preferred stock; and (v) 45% of the unrealized gain, net of taxes, on securities available for sale. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on- and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the Federal Reserve Board to those assets. Both bank holding companies and nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be in the form of Tier 1 capital. The Federal Reserve Board and the FDIC also have established a minimum leverage ratio of 3% of Tier 1 capital to total assets for bank holding companies and nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum.

The following tables present the Company's and the Bank's regulatory capital positions at December 31, 1998:

                                               RISK BASED CAPITAL RATIO
                                              Company               Bank
(Dollars in thousands):                    Amount  Ratio      Amount  Ratio
---------------------------------------------------------------------------
Tier 1 capital ........................   $11,277   9.0%     $10,837   8.7%
Tier 1 capital regulatory
  minimum requirement .................   $ 4,993   4.0%     $ 4,988   4.0%
---------------------------------------------------------------------------
Capital held in excess of
  regulatory minimum ..................   $ 6,284   5.0%     $ 5,849   4.7%

Total capital .........................   $12,257   9.8%     $11,817   9.5%
Total capital regulatory
  minimum requirement .................   $ 9,985   8.0%     $ 9,976   8.0%
---------------------------------------------------------------------------
Capital held in excess of
  regulatory minimum ..................   $ 2,272   1.8%     $ 1,841   1.5%
---------------------------------------------------------------------------
Risk weighted assets ..................       $124,814           $124,698
===========================================================================

                                                    LEVERAGE RATIO
                                              Company              Bank
(Dollars in thousands):                    Amount  Ratio      Amount  Ratio
---------------------------------------------------------------------------
Tier 1 capital to average total assets    $11,277   8.2%     $10,837   7.9%
Range of regulatory minimum ...........   $ 4,144-  3.0-     $ 4,140-  3.0-
  leverage requirement ................   $ 6,906   5.0%     $ 6,901   5.0%
---------------------------------------------------------------------------
Range of regulatory excess ............   $ 4,371-  3.2-     $ 3,936-  2.9-
                                          $ 7,133   5.2%     $ 6,697   4.9%
 ---------------------------------------------------------------------------
Average total assets for fourth quarter       $138,129           $138,013
===========================================================================

As of December 31, 1998 and 1997, the most recent notification from the FDIC categorized the Bank as "adequately capitalized" and "well capitalized", respectively, under the regulatory framework for prompt corrective action. The change in the Bank's classification to "adequately capitalized" as of December 31, 1998 reflected the strong asset growth during 1998 which outperformed the growth in capital. The Company currently does not have any material commitments for capital expenditures, and in the opinion of management, the Company's and the Bank's capital positions are sufficient to meet their respective needs.

INFLATION
It is management's opinion that the effects of inflation on the consolidated financial statements for the periods ended December 31, 1998 and 1997 have not been material.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       21

-----------------------------------------------
YEAR 2000 READINESS DISCLOSURE
The following discussion of the implications of the Year 2000 problem for the Company contains numerous forward-looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete the internal Year 2000 modifications are based on management's best estimates, which were derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse affect on the Company.

In addition, the Company places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Company continues to assess the readiness of these third parties and is preparing contingency plans, there can be no guarantees that the failure of any one of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse affect on the Company.

Many computer hardware systems and software programs in use today were developed using a two digit date code to specify the year. As a result many systems and programs that are date sensitive will treat "00" as the year 1900, and not properly recognize the date transition at the year 2000. An additional issue is that 1900 was not a leap year, whereas the year 2000 is. Therefore, some programs may not properly provide for February 29, 2000.

The Company initiated its Year 2000 planning in 1997 and has prepared a comprehensive written plan which addresses both internal and external Year 2000 exposure and includes the following phases - Inventory and Assessment, Renovation, Testing and Implementation, and Contingency Planning.

Inventory & Assessment
The Company completed its inventory and assessment phase during 1997. During this process the Company made a physical inventory of information technology ("IT") systems and non-IT systems at each office location. Additionally, all vendor supplied services were reviewed to identify IT and non-IT Year 2000 issues. The systems examined included hardware and software platforms associated with customer account processing, computer networks and workstations, and telecommunications systems.

Although the assessment determined that there was no significant reliance on non-IT technology (that is, equipment with embedded microprocessor controls such as elevators, climate control systems, etc.), it did identify mission critical IT systems, both internal and external that were not Year 2000 compliant.

These noncompliant systems included data processing applications provided by third party suppliers, the teller platform at two branch offices of the Bank, and some of the hardware and software elements of the Bank's Wide Area Network ("WAN") computer network. The WAN is a centralized, server based, system that interconnects employees' desktop PC workstations at each location.

One additional element of Year 2000 concern has been the Bank's customers. The Bank is reliant on its customers to make the necessary preparations for the Year 2000 so that their business operations will not be interrupted, thus threatening their ability to honor financial commitments.

In an ongoing effort to ensure that its customer base is aware of the Year 2000 issue, during the second quarter of 1998 the Bank mailed to each commercial account, and included in each commercial account loan and deposit account statement, a letter addressing Year 2000 issues and encouraging the assessment of Year 2000 risk. Year 2000 reference resources for businesses were also provided.

As part of its customer Year 2000 assessment, the Bank identified all commercial account borrowing relationships in excess of $100,000. These represented over 200 relationships and approximately 95% of the total borrowings outstanding as of June 30, 1998. Each of these business relationships was analyzed as to its potential for Year 2000 risk and approximately 20% were selected to receive a detailed Year 2000 questionnaire. The questionnaire, requesting additional information on Year 2000 status, was delivered to these selected customers during the third quarter of 1998. The completed questionnaires were analyzed for risk and each borrower was assigned a Year 2000 risk rating. As a result of this analysis, the Bank modified its credit review process and its underwriting criteria to include consideration of Year 2000 issues.

Renovation, Testing & Implementation
The correction and testing phase of the Company's Year 2000 Plan includes the renovation and/or replacement of all mission critical IT hardware, software and equipment identified as not compliant with the Year 2000. The majority of the internal mission critical renovation centered around the upgrade to the Bank's WAN and teller systems. The installation of the Year 2000 compliant teller system was completed by December 31, 1998.

To ensure Year 2000 compliance of its WAN and reduce the administrative overhead of its IT systems, management determined that a complete renovation of the WAN would provide the most cost effective solution. Most of the elements of the Bank's WAN upgrade were completed by December 31, 1998. Due to the overall complexity of this project, however, only a few of the desktop workstations were operational on the new system at that time. Current projections are for all users to be converted over to the new Year 2000 compliant system during the second quarter of 1999.

The Bank relies on two primary off-site data processing vendors for the mission critical processing of the Bank's customer accounting system and general ledger applications. These vendors identified

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       22

-----------------------------------------------
Renovation, Testing & Implementation,   continued
certain Year 2000 compliance issues and the renovations to these systems were completed by December 31, 1998. Testing of these systems is expected to be substantially completed during the first quarter of 1999.

Although no vendors were identified where the inability to be Year 2000 compliant would cause the Company to seek alternative suppliers, the Company has no viable alternatives for some vendors, such as power distribution and local telephone companies. The Year 2000 efforts of these companies continue to be monitored and are part of the Company's contingency plan. As with all financial institutions, the Company places a high degree of reliance on systems of other institutions, including governmental agencies, to settle transactions.

Costs
The majority of the costs associated with the Company's Year 2000 project are for the installation and testing of the components to upgrade the Bank's teller systems and WAN. Included in this project were improved communication connections between offices, higher capacity computer file servers, and operating system upgrades for the entire network. While these investments were not specifically accelerated due to the Company's Year 2000 project, these costs have been included.

As of December 31, 1998, the Company had invested approximately $75,000 for capital improvements to the WAN. Additional capital costs projected to be incurred for this project during 1999 are estimated at $160,000. The capital cost to upgrade the Bank's teller system for Year 2000 compliance is $60,000, of which $18,000 was expended as of December 31, 1998. Other costs incurred during 1998 by the Company include staff time devoted to the issue at a cost of approximately $15,000 and outside consulting of $7,000. Current estimates of additional costs for staff and outside consultants in 1999 and the year 2000 are $60,000.

While management believes it has identified and planned for the resolution of the mission critical issues relevant to the Year 2000, no assurance can be given that the Company may not be required to expend significant additional amounts related to the Year 2000 issue.

Risks
The principal risks associated with the Year 2000 problem primarily fall into three categories. The first risk is that the Company is unable to successfully renovate and/or migrate to Year 2000 compliant systems. The second risk is the disruption of operations due to the failure of third parties. The third is the risk of business interruption among fund providers and fund users which affects their ability to contractually perform.

The only risk largely under the Company's control for the Year 2000 project is the identification, renovation and implementation of its internal operations. The Company, like other financial institutions, is heavily dependent upon its computer systems. Reliance on readily available PC-based systems and technology for WAN and desktop workstations has simplified this process to some extent, and management believes it will be able to make the necessary renovations of its internal systems for Year 2000 compliance.

Because of the reliance on outside vendors for processing mission critical customer accounting systems, a computer failure of a third party may jeopardize Company operations. How serious this would be depends on the nature and duration of such failures. Because of the complexity, integration and dependence of these outside systems to the Company's operations, switching to another vendor on short notice does not represent a viable option. At this time, management believes that the necessary renovations to these third party systems will be completed on schedule.

Another serious impact to Company operations would occur if basic services such as telecommunications, electric power supplies and services provided by other governmental agencies were disrupted. To date definitive public disclosure of the state of readiness among basic infrastructure suppliers has not been generally available. Although inquiries continue, the Company does not yet have the information to estimate the likelihood of significant disruptions among these suppliers.

Contingency Planning
The Company has developed contingency plans for the Year 2000 in the event that remediation is not completed in time, or if systems fail for reasons that are not presently foreseen. In the event of a failure, these plans outline the steps that will be taken to deal with the situation to minimize the effect on customers and losses to the Company. As the Company's identified Year 2000 risks are largely concentrated with the ability of third parties to provide services after the year 2000, contingency plans being developed will primarily concentrate on the inability of these suppliers to complete their Year 2000 projects. Based upon currently known information, management believes that its primary vendors have the resources to complete their Year 2000 projects successfully and on time.

Apart from the Company's Year 2000 project, federal banking regulators are conducting special examinations of FDIC-insured financial institutions and third party data processors, including suppliers to the Company, to determine whether they are taking necessary steps to prepare for the Year 2000. They are closely monitoring the progress made by these institutions in completing key steps required by their individual Year 2000 plans.

The Company's disclosure and announcement herein concerning its Year 2000 planning and programs are intended to constitute "year 2000 readiness disclosures" as defined in the recently-enacted Year 2000 Information and Readiness Disclosure Act (the "Act"). The Act provided certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness of its products and services.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       23

DIRECTORS
---------------------------- ------------------------------------------------------------------
Joshua Fong, O.D.                 Richard M. Kahler                 William E. Peluso
Chairman,                         President & CEO,                  Restaurant Consultant,
Bay Commercial Services           Bay Commercial Services           Livermore
Retired Optometrist,              President & CEO,
San Leandro                       Bay Bank of Commerce              Oswald A. Rugaard
                                                                    Self-employed
William R. Henson                 Dimitri Koroslev                  Independent Sales Consultant,
President,                        Chairman,                         San Leandro
Superior Home Loans,              Bay Bank of Commerce
Hayward                           President,                        Mark Wilton
                                  Bay Business Credit,              Owner,
                                  Walnut Creek                      Marwil Investments
                                                                    Lafayette

OFFICERS
---------------------------- ------------------------------------------------------------------
EXECUTIVE                         Rebecca Worthen                   ADMINISTRATIVE
                                  Assistant Vice President,
Richard M. Kahler                 Commercial Lending                Jane C. Christopherson
President & CEO                                                     Vice President &
Bay Bank of Commerce &            David A. Weinshelbaum             Chief Financial Officer
Bay Commercial Services           Assistant Vice President,
                                  Commercial Lending                Eileen Berry Wortham
Randall D. Greenfield                                               Marketing Director
Senior Vice President & CAO,      Maria Mabardy
Bay Bank of Commerce              Assistant Vice President,         Operations
Chief Financial Officer,          Lending
Bay Commercial Services                                             Nancy Bowers
                                  Construction Lending              Vice President, Operations
Robert A. Perantoni                                                 Director of Human Resources
Senior Vice President &           Cindy Chase
Senior Lending Officer            Vice President,                   Arlene Dalldorf
                                  Construction Lending              Assistant Vice President,
COMMERCIAL LENDING                                                  Operations Officer
                                  John Stevens
Teresa Jensen                     Vice President,                   Kay Tropiano
Vice President & SBA Loan         Construction Lending              Operations Officer
Manager
                                  BRANCH ADMINISTRATION &           Brenda Fernandez
Alan Lozito                       BUSINESS DEVELOPMENT              Assistant Vice President &
Vice President,                                                     Credit Operations Officer
Commercial Lending                Jim Nunn
                                  Vice President &                  Carol Barfuss
Michael Maxson                    Hayward Branch Manager            Assistant Vice President &
Vice President,                                                     Compliance Officer
Commercial Lending                Margie Perry
                                  Vice President &                  William Reynolds
Sally Porfido                     San Ramon Branch Manager          Manager of Courier Services &
Vice President,                                                     Security Officer
Commercial Lending                Michelle Munson
                                  Business Development Officer
Earl Rupp
Vice President,
Commercial Lending

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY
                                       24

(back cover - inside)

THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR 1998 ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO:

Corporate Secretary
Bay Commercial Services
1495 East 14th Street
San Leandro, CA  94577

TRANSFER AGENT
CHASE MELLON SHAREHOLDERS SERVICES
Ridgefield Park, NJ

INDEPENDENT AUDITORS
DELOITTE & TOUCHE LLP, SAN FRANCISCO, CA

CORPORATE COUNSEL
LILLICK & CHARLES LLP, SAN FRANCISCO, CA

STOCK PRICES AND DIVIDEND INFORMATION
The Company's common stock is not listed on any exchange nor is it listed on NASDAQ. It is, however, listed with the National Daily Quotation Service and appears in the weekly "pink sheets" issued by the organization. Trading in the common stock of the Company has historically not been active. According to the Company's records, there were 409 shareholders of record as of March 10, 1999.

The following table summarizes bid quotations for the Company's common stock. The prices indicated may not necessarily represent actual transactions. Bid information has been obtained from Sutro & Co., which makes a market in the Company's common stock.

-------------------------------------------------------------------
QUARTER END                  LOW                            HIGH
March 31, 1997               $10.00                         $10.875
June 30, 1997                $10.875                        $12.00
September 30, 1997           $12.00                         $13.125
December 31, 1997            $13.25                         $16.25
March 31, 1998               $15.125                        $16.25
June 30, 1998                $15.75                         $17.00
September 30, 1998           $13.00                         $17.25
December 31, 1998            $12.25                         $15.50
-------------------------------------------------------------------

The Company paid cash dividends of $0.30 per share in 1998 and 1997. On January 6, 1999, Bay Commercial Services declared a $0.40 per share cash dividend payable on February 15, 1999 to shareholders of record at the close of business on January 29, 1999. The total dividend payable amounted to $478,000.


MARKET MAKERS
SUTRO & CO., Troy Norlander
Big Bear Lake, CA
(800) 288-2811

HOEFER & ARNETT, INC., Marc Arnett or Lisa Gallo
San Francisco, CA
(800) 346-5544

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

The Bank also provides a full range of business and personal deposit services include checking, savings, time and money market accounts, and ATM/debit cards. Other business deposit services include cash vault, courier deposit pick-up, and merchant credit and debit card processing.

Over the years Bay Bank of Commerce has won many loyal customers with a reputation of service excellence, a commitment to quality banking products and a focus on meeting customer needs. Building successful long-term relationships with customers is a top priority for Bay Bank of Commerce.

                     BAY COMMERCIAL SERVICES AND SUBSIDIARY

(back cover- outside)

(LOGO)
BAY BANK OF COMMERCE

MAIN OFFICE
1495 East 14th Street
San Leandro, California 94577
(510) 357-2265

HAYWARD OFFICE
1030 La Playa Drive
Hayward, California  94545
(510) 783-8000

SAN RAMON OFFICE
2821 Crow Canyon Road
San Ramon, California  94583
(925) 831-6111

CONSTRUCTION LOAN OFFICE
1500 Washington Avenue
San Leandro, California  94577
(510) 357-2265

SBA LOAN OFFICE
1500 Washington Avenue
San Leandro, California  94577
(510) 895-5515


Member FDIC
Equal Housing Lending

Copyright 1999, Bay Commercial Services      Printed in the USA